UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☑	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

REPLIGEN CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i) (4) and 0-11.

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION - DATED MARCH 17, 2025

Notice of 2025 Annual Meeting of Shareholders

ANNUAL MEETING	VOTING MATTERS

DATE: May , 2025

Proposal 1

To elect ten (10) directors, nominated by the Board of Directors, as more fully described in the 2025 Proxy Statement.

Proposal 2

To consider and ratify the selection of Ernst & Young LLP as independent registered public accountants for the fiscal year ending December 31, 2025.

Proposal 3

To consider and act upon a non-binding, advisory vote to approve the compensation of our named executive officers (“say-on-pay”).

Proposal 4

To approve an amendment to the Company’s Certificate of Incorporation to limit the liability of certain officers of the Company as permitted by Delaware law.

NOTE: The Board of Directors will consider and act upon any other business which may properly come before the meeting or at any postponement or adjournment thereof.

TIME: 8:00 a.m. ET
LOCATION: The meeting will be held virtually at
www.virtualshareholdermeeting.com/RGEN2025

Important Notice Regarding the Internet Availability of Proxy Materials

for the Stockholder Meeting to Be Held on May , 2025

WHO CAN VOTE

Shareholders of Repligen Corporation’s Common Stock as of the close of business on March , 2025 (our “Record Date”). It is important that your shares be represented and voted at the 2025 Annual Meeting of Shareholders (the “Annual Meeting”). Whether or not you plan to attend the virtual Annual Meeting, please complete and return the enclosed proxy card in the envelope provided or vote by internet or telephone pursuant to instructions provided with the proxy card.

NOTICE AND ACCESS

We are mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders instead of paper copies of our Proxy Statement. The Notice contains instructions on how to access our Proxy Materials over the internet. The Notice also contains instructions on how shareholders can receive a paper copy of our Proxy Materials, free of charge, including this Proxy Statement and proxy card.

Our Annual Report to Shareholders, containing a letter from our President and Chief Executive Officer and financial statements for the fiscal year ended December 31, 2024 (the “2024 Annual Report”), is also being provided together with this Proxy Statement to all stockholders entitled to vote at the Annual Meeting.

HOW TO VOTE

Our Annual Meeting will again be held in a virtual meeting format only, via the internet, with no physical in-person meeting. At our virtual Annual Meeting, shareholders will be able to attend, vote and submit questions as set forth in this section.

Voting instructions are the same for registered shareholders (shares are registered in your name with Repligen’s transfer agent, American Stock Transfer) and beneficial owners (shares are held in a stock brokerage account or by a bank or other holder of record). Here’s how to vote prior to the Annual Meeting:

By internet at www.proxyvote.com	By phone 1-800-690-6903	By mail, complete and return your proxy card or voting instruction form

You may also vote at the Annual Meeting via www.virtualshareholdermeeting.com/RGEN2025. You will need the 16-digit control number included with these proxy materials to vote electronically, to vote by phone, and/or to attend the virtual Annual Meeting. A technical support telephone number will be posted on the Annual Meeting login page so that you can call if you encounter any difficulties accessing the Annual Meeting during the check-in or during the meeting.

Execution of a proxy card, or voting by telephone or via the internet prior to the Annual Meeting, will not in any way limit a shareholder’s right to attend the virtual Annual Meeting and vote during the meeting.

HOW TO SUBMIT QUESTIONS

If you are a shareholder of record as of our Record Date, you may ask questions during the Annual Meeting. To do so, you will need to have your 16-digit control number available. During the formal portion of the meeting, your questions must be related to proposals listed under “Voting Matters” above, and more specifically to the particular proposal being discussed at the time. To ask a question during the Annual Meeting, click the Q&A button on the virtual meeting platform and enter your question in the text box. If questions submitted are repetitive as to a particular topic, the Chairperson of the meeting may limit discussion on such topic. We will also hold a question-and-answer period following the formal portion of the meeting, as time permits, during which time we welcome questions not relating to specific proposals.

DATE OF MAILING

It is anticipated that the Notice will be first sent or given to our shareholders on or about April , 2025. At this time, the Notice, the Proxy Statement, proxy card, and the 2024 Annual Report will be available for viewing, printing, and downloading at www.proxyvote.com.

By Order of the Board of Directors

Jason K. Garland

Chief Financial Officer

April , 2025

Director Compensation	66
Proposal 4 – Approval of an amendment to the Company's Certificate of Incorporation to limit the liability of certain officers of the Company as permitted by Delaware law	69
Background and Reasons for the Proposed Exculpation Amendment	69
Text of Proposed Amendment	69
Timing and Effect of the Proposed Exculpation Amendment	69
Required Vote of Stockholders	70
General Annual Meeting Information	71
Record Date	71
Quorum	71
Voting Securities/Common Stock Outstanding	71
Voting Methods	71
Revoking Your Proxy	72
Effect of Abstentions and Broker Non-Votes	72
Votes Required for Adoption of Proposals	72
Cost of Proxy Solicitation	73
Additional Information	74
Submitting Shareholder Proposals	74
Other Business	74
Voting Proxies	74
Householding	75
Appendix A: Certificate of Amendment to Certificate of Incorporation

PROXY STATEMENT SUMMARY

We are furnishing this Proxy Statement and the related proxy materials (collectively, the “Proxy Statement”) in connection with the solicitation by our Board of Directors (“Board”) of proxies to be voted at the 2025 Annual Meeting of Shareholders (the “Annual Meeting”) and at any adjournment or postponement thereof. We are providing these materials to the holders of record of our Common Stock as of the close of business on March , 2025, and are first making available or mailing the materials on or about April , 2025. This summary highlights information contained elsewhere in the Proxy Statement. As this summary does not contain all the information that you should consider in connection with the Annual Meeting, we recommend that you read the entire Proxy Statement carefully before voting.

References throughout the Proxy Statement to “Repligen Corporation”, “Repligen”, “we”, “us”, “our”, or the “Company” refer to Repligen Corporation and its subsidiaries, taken as a whole, unless the context otherwise indicates.

VOTING MATTERS

Proposal	Description	Board Recommendation

Proposal 1: Election of directors (page 12)	We are asking our shareholders to elect each of the ten (10) directors identified below under “Our Director Nominees”, each to serve until the 2026 Annual Meeting of Shareholders.	FOR each nominee
Proposal 2: Ratification of the selection of the independent registered public accounting firm (page 29)

We are asking our shareholders to ratify our Audit Committee’s selection of Ernst & Young LLP (“EY”) to act as the independent registered public accounting firm for Repligen for the fiscal year ending December 31, 2025. Although shareholder approval of the Audit Committee’s selection of EY is not required, our Board believes we should provide an opportunity for our shareholders to ratify this selection.

FOR
Proposal 3: Advisory vote on executive compensation (page 32)

We are asking our shareholders to cast a non-binding, advisory vote to approve the compensation of our named executive officers (“NEOs”). In evaluating this year’s “say-on-pay” proposal, we recommend you review our Compensation Discussion and Analysis, describing how the Compensation Committee arrived at its executive compensation actions and decisions for 2024.

FOR
Proposal 4: Approval of an amendment to the Company's Certificate of Incorporation to limit the liability of certain officers of the Company as permitted by Delaware law (page 69)	We are asking our shareholders to approve an amendment to the Company's Certificate of Incorporation to limit the liability of certain officers of the Company as permitted by Delaware law.	FOR

Please see the sections titled “General Annual Meeting Information” on page 71 and “Additional Information” on page 74 for important information about the proxy materials, including voting methods, vote requirements for adoption of each proposal, effect of abstentions and the deadlines to submit shareholder proposals and director nominations for next year’s Annual Meeting of Shareholders.

REPLIGEN CORPORATION	1	2025 PROXY STATEMENT SUMMARY

OUR DIRECTOR NOMINEES

You are being asked to vote on the election of the following ten (10) nominees to our Board. All directors are elected annually by the affirmative vote of a majority of votes cast. The chart below summarizes our director nominees’ personal information and current committee memberships. You can find detailed information about each director nominee’s background, skill sets and areas of expertise later in this Proxy Statement.

					Current Committee Memberships
Name and principal occupation	Age(1)	Director Since	Independent	Other Public Boards	Audit	Compensation	Nominating & Corporate Governance

Olivier Loeillot President and Chief Executive Officer, Repligen Corporation(2)	55	2024	-	-

Tony J. Hunt, Executive Chair Former Chief Executive Officer, Repligen Corporation	61	2015	-	2

Karen A. Dawes, Lead Independent Director President, Knowledgeable Decisions, LLC	73	2005	✓	2	✓

Nicolas M. Barthelemy Former President and Chief Executive Officer, bioTheranostics	59	2014	✓	-		✓

Carrie Eglinton Manner President and Chief Executive Officer, OraSure Technologies, Inc.	51	2020	✓	-	✓

Konstantin Konstantinov, Ph.D. Chief Technology Officer, Ring Therapeutics	67	2022	✓	-			✓

Martin D. Madaus, D.V.M., Ph.D. Senior Operating Executive, The Carlyle Group	65	2023	✓	3			CHAIR

Rohin Mhatre, Ph.D. Executive Vice President and Chief Technical Operations Officer, Fog Pharmaceuticals, Inc.	60	2020	✓	-		✓

Glenn P. Muir Retired Chief Financial Officer and Executive Vice President, Hologic, Inc.	66	2015	✓	1	CHAIR	✓

Margaret A. Pax Former Vice President, Strategy and Innovation, Thermo-Fisher Scientific	65	2024	✓	-		CHAIR	✓

REPLIGEN CORPORATION	2	2025 PROXY STATEMENT SUMMARY

(1)
Age as of the date of the Annual Meeting.
(2)
Mr. Loeillot joined the Board, effective September 1, 2024.

BOARD COMPOSITION

We continuously evaluate our director skill sets and expertise for alignment with Repligen’s strategic goals. Our independent directors bring extensive experience in areas that are critical to the Company’s strategy and long-term success, such as biopharmaceutical manufacturing, global and commercial operations, and finance. Below we highlight the key skills and experiences of our director nominees that are critical to Repligen’s success.

In addition to breadth of skills and experience, we believe in establishing and maintaining a Board that includes various demographics because having multiple perspectives and experiences improves the quality of dialogue, contributes to more effective decision-making on behalf of the Company and its shareholders, and enhances the overall chemistry and collaborative culture in the boardroom. Our Board includes directors who represent various ethnicities, and three (3) of our ten (10) director nominees are women, one of whom serves as the Lead Independent Director of our Board.

Key Skills & Experience

Director Nominee	Public Company Board/CEO	Risk Oversight	Finance & Capital Markets	Manufacturing & Global Operations	Strategic Planning and M&A	Life Sciences Technology & Innovation	Commercial Sales & Marketing

Olivier Loeillot	✓	✓	✓	✓	✓	✓	✓

Tony J. Hunt	✓	✓	✓	✓	✓	✓	✓

Karen A. Dawes	✓	✓	✓		✓		✓

Nicolas M. Barthelemy	✓	✓		✓	✓	✓	✓

Carrie Eglinton Manner	✓	✓		✓	✓	✓	✓

Konstantin Konstantinov, Ph.D.		✓		✓		✓

Martin Madaus, D.V.M., Ph.D.	✓	✓		✓	✓	✓	✓

Rohin Mhatre, Ph.D.		✓		✓		✓

Glenn P. Muir	✓	✓	✓		✓

Margaret A. Pax	✓	✓			✓	✓	✓

REPLIGEN CORPORATION	3	2025 PROXY STATEMENT SUMMARY

CORPORATE GOVERNANCE HIGHLIGHTS

Repligen is committed to implementing and maintaining effective corporate governance practices that further long-term shareholder value, promote the Board’s accountability, and align the interests of our executive team with those of our shareholders. The following represent the key elements of our corporate governance programs:

Director Independence
•
All of our director nominees, other than our Chief Executive Officer (“CEO”) and Executive Chair, are independent
•
All committee members are independent
•
Executive sessions of independent directors are held at each Board meeting

Board Refreshment
•
Board refreshment is a key area of focus as shown by the 2023 addition of Dr. Madaus, a former CEO of a major bioprocessing tools company, and the 2024 addition of Ms. Pax, a former senior executive at Thermo Fisher Scientific with expertise in developing and deploying global growth strategies for healthcare and technology-driven firms

Board Governance Practices
•
We conduct annual Board and committee evaluations and self-assessments
•
All directors and officers are subject to our Second Amended and Restated Code of Business Conduct & Ethics
•
All directors serving on the Board attended 100% of Board and committee meetings held during the period for which they have been directors and/or on the committees of the Board, with the exception of one director, who attended one out of two of the total number of committee meetings applicable to such director.
•
Our Board is led by our Executive Chair and our Lead Independent Director, which are separate roles from our CEO

Shareholder Rights
•
All of our directors are elected annually
•
In uncontested elections, our directors must be elected by a majority of votes cast
•
Our By-laws include shareholder rights to amend our By-laws
•
Our By-laws provide for proxy access by shareholders
•
We have no super-majority voting requirements in our Charter or By-laws
•
Robust investor communication program

Compensation Practices/Policies
•
We have stock ownership guidelines for all directors and NEOs
•
Our executive compensation program links pay with corporate and individual performance
•
A significant percentage of target compensation is “at-risk” through short-term and long-term incentive awards
•
We have anti-hedging, anti-pledging and anti-short sale policies
•
We have a compensation clawback policy

SHAREHOLDER ENGAGEMENT

We actively seek and highly value the views and insights of our shareholders. We meet regularly with our shareholders through an ongoing schedule of investor discussions, in-person meetings, banking conferences, non-deal roadshows and other events. In addition to our traditional investor relations outreach efforts focused on analysts and portfolio manager communications, we engage with shareholder stewardship and proxy governance teams to discuss proxy proposals, overall governance and executive compensation programs, and Environmental, Social and Governance (“ESG”) reporting and initiatives. These discussions often involve our Board Chairperson and/or Board committee members, our CEO, members of our executive management team as appropriate, and our Global Head of Investor Relations.

Our shareholder engagement activities have guided certain Board meeting agendas and have led to governance enhancements addressing the issues that matter most to our shareholders. We consider this ongoing engagement process important in creating long-term value, and maintaining a culture of integrity, compliance and sustainability.

Conversations with institutional investors in 2024 and into 2025 covered a wide range of topics, primarily focused on the impacts of confluent headwinds on Repligen growth and financial performance, both near- and long-term. Our discussions with investors centered on order and revenue growth, rebalancing and rightsizing activities, the impact of our key accounts commercial strategy, the importance of our new product launches in the market, our presence in new modalities end markets, and forward-year expectations for revenue growth and margin expansion.

REPLIGEN CORPORATION	4	2025 PROXY STATEMENT SUMMARY

SUSTAINABILITY – ENVIRONMENTAL, SOCIAL AND GOVERNANCE MATTERS

We believe our commitment to sustainability initiatives across all of our global facilities matters and is an important part of creating long-term business value for all stakeholders. We are deeply committed to corporate responsibility and transparency, and we continue to factor sustainability into our business decisions and integrate its core principles into our daily operations.

Together, we are advancing our ESG initiatives at an ambitious pace and taking bold steps to engage stakeholders throughout our upstream and downstream value chain.

To view or download our most recent 2023 sustainability report, “Advancing Impacts” and/or to access our 2023 reporting frameworks indexes document, please visit https://www.repligen.com/company/sustainability.

ESG Oversight

Our commitment to sustainability oversight at both the Board and management levels reflects the importance we place on ESG-driven policies and programs to support our long-term strategic plan. The Chair of our Nominating and Corporate Governance (“N&CG”) Committee oversees our ESG initiatives and practices as set forth in the N&CG Committee charter. This Chair also reviews and approves the information contained in our sustainability reports. The N&CG Committee reports to the full Board on ESG matters and the Company’s progress on sustainability programs and initiatives. For more details about our ESG Oversight hierarchy, please see the section titled “ESG Oversight” on page 25.

Compensation-Related ESG Measures

Beginning in 2022, based in part on shareholder input, the N&CG Committee determined that NEOs will annually be assigned certain ESG responsibilities, as appropriate to their roles, to support and advance defined corporate ESG goals. Their level of effectiveness in helping to achieve the corporate ESG goals is considered when determining the individual achievement component of performance-based compensation.

EXECUTIVE COMPENSATION HIGHLIGHTS

Repligen’s compensation philosophy is to provide compensation that will attract and retain high-performing talent in our industry, motivate the Company’s executive officers to create long-term, enhanced shareholder value, provide a fair reward for robust effort and stimulate our executive officers’ professional and personal growth. The Company believes that the compensation of its executive officers should align the executive officers’ interests with those of the shareholders and focus executive officer behavior not only on the achievement of near-term corporate goals, but also on the achievement of long-term business objectives and strategies. For more on compensation philosophy see the section titled “Executive Compensation” on page 38.

REPLIGEN CORPORATION	5	2025 PROXY STATEMENT SUMMARY

Compensation Earned

The graphs below reflect the allocation of salary, cash incentive compensation and equity incentive compensation earned by the Company’s President and CEO, Chief Financial Officer (“CFO”), Chief Operating Officer (“COO”), and Senior Vice President, Research & Development in 2024, all four of whom were serving as executive officers as of December 31, 2024 as well as our former CEO, Tony J. Hunt, who transitioned to Executive Chair effective September 1, 2024, and our former Senior Vice President, Filtration and Chromatography, Christine Gebski, who transitioned to a Senior Advisor role effective June 1, 2024. We refer to these individuals as NEOs throughout the Proxy Statement. Additional NEO compensation detail and notes can be found in the "Executive Compensation Tables — 2024 Summary Compensation Table" on page 47.

2024 Summary Compensation Allocations

OLIVIER LOEILLOT President & Chief Executive Officer	JASON K. GARLAND Chief Financial Officer	JAMES R. BYLUND Chief Operating Officer

RALF KURIYEL Senior Vice President, Research & Development	TONY J. HUNT Former Chief Executive Officer	CHRISTINE GEBSKI Former Senior Vice President, Filtration and Chromatography

The following table sets forth the total compensation earned by the NEOs during 2024. For more information on the total compensation see “Executive Compensation Tables — 2024 Summary Compensation Table” on page 47.

REPLIGEN CORPORATION	6	2025 PROXY STATEMENT SUMMARY

Name/Title	Total 2024 Compensation

Olivier Loeillot President and Chief Executive Officer	$7,184,359

Jason K. Garland Chief Financial Officer	$2,107,416

James R. Bylund Chief Operating Officer	$4,170,772

Ralf Kuriyel Senior Vice President, Research and Development	$1,994,138

Tony J. Hunt Former Chief Executive Officer	$20,304,850

Christine Gebski Former Senior Vice President, Filtration and Chromatography	$684,843

Long-term Equity Incentive Breakout for NEOs

We believe that the mix of time-based and performance-based equity awards under our long-term incentive compensation program provides balance to the program, motivates our executives to drive organizational achievement of our near- and long-term corporate goals and aligns the interests of our executive officers with those of our shareholders.

As shown in the graph below, the target split of the annual long-term equity incentive compensation awards made to our NEOs based upon dollar value is 25% performance-based restricted stock units (“PSUs”), 25% stock options subject to time-based vesting, and 50% restricted stock units subject to time-based vesting (“RSUs”). Our Compensation Committee annually reviews our long-term equity incentive program and has determined that the current composition and weightings remain appropriate in furthering our objective of recruiting and retaining top talent in our industry at this time.

PSU awards are earned only if we achieve three-year Adjusted Return on Invested Capital (“Adjusted ROIC”) and specific three-year revenue growth goals, which are set at challenging levels and weighted at 50% each. The revenue goals for the 2022 program reflect three-year average organic revenue growth for the total business. For the 2022-2024 programs, the Compensation Committee set the revenue targets for these programs based on organic growth in base business (“Base Organic Growth”). Base Organic Growth excludes the impact of revenue related to COVID-19, inorganic acquisition-related revenue (revenue recognized by acquired companies during the reporting period for which there is no prior year comparison), and the impact of changes in foreign exchange rates.

Long-term Equity Incentive Payout for NEOs for 2024

In 2022, we granted PSU awards subject to a three-year performance period ending December 31, 2024. As shown in the table below, these PSU awards were not earned due to not achieving the organic revenue growth goal or Adjusted ROIC goal for the PSU awards.

The following table presents the performance goals and actual achievement for the 2022 program:

Goals and Achievement for the Three-Year Performance Period Ending December 31, 2024

	Performance Range
	Threshold	Target	Maximum	Achievement	Actual Payout

Base Organic Revenue Growth 2022-2024	15.0%	24.6%	30.0%	10.9%	0.0%

Adjusted ROIC(1)	11.5%	13.5%	14.5%	3.7%	0.0%

Total weighted payout	—	—	—	—	—

REPLIGEN CORPORATION	7	2025 PROXY STATEMENT SUMMARY

(1)
Adjusted ROIC means the Company’s Adjusted NOPAT (as defined below), divided by Adjusted Invested Capital (as defined below).

Adjusted NOPAT means the Company’s Adjusted Income from Operations (as defined below) multiplied by the Adjusted Tax Rate (as defined below).

Adjusted Income from Operations means the Company’s income from operations under U.S. generally accepted accounting principles (“GAAP”), adjusted for non-recurring charges for inventory step-up, acquisition and integration costs, restructuring costs and contingent consideration expense, as well as intangible asset amortization.

Adjusted Tax Rate means the Company’s tax rate under GAAP, adjusted for the tax effect of non-GAAP charges.

Adjusted Invested Capital means the average of the year-end balances for the final two years of the ROIC performance period of (a) the sum of (i) the Company’s total stockholders’ equity under GAAP and (ii) the Company’s total short-term and long-term debt recorded under GAAP, less (b) the Company’s cash and cash equivalents under GAAP, but excluding in all cases the impact of any business acquisition after the first two acquisitions completed during the plan period.

We have granted our NEOs performance-based equity awards, including PSUs, each year since 2019 and we anticipate that we will continue to include such equity awards as part of our long-term incentive compensation program going forward for the reasons noted above.

BUSINESS & FINANCIAL HIGHLIGHTS 2024

In 2024, we achieved our defined goals in the following five areas:

1)
We Grew our Funnel of Opportunities. Over the past two years we have prioritized strengthening and expanding our funnel of sales opportunities. This is an important metric that reflects the likelihood of customers placing orders in the near- to mid-term. In 2024, we made excellent progress on this goal, expanding our “high probability” (50%+) opportunity funnel through the year, culminating in fourth quarter orders at their highest levels in over two years. We exited the year with very strong orders from CDMOs and for Equipment – key market sectors that have been slower to recover post-pandemic. With this momentum, and as our funnel continues to grow, we are well positioned as we enter 2025. Our Sales organization – including our extended Key Account Management team – did excellent work to generate new leads and improve visibility of our entire bioprocessing technology portfolio at our Top 25 Pharmaceutical and CDMO accounts.
2)
We Expanded our Presence in in New Modalities. Over several years, we have built a robust portfolio of products well-suited to the production of new modalities (primarily gene therapy, cell therapy and mRNA-based biologics). These are complex and difficult to manufacture biologics, and our customers count on Repligen innovation to address pain points in their new modality production processes. Our strategy of developing and launching tailored solutions for the various new modalities has been very successful, and with the expected growth CAGR of greater than 30% for this part of the market, we are ideally positioned to continue capturing market share. In 2024, our sales in new modalities increased by low double-digits, well above market growth. While new modalities represent approximately 6% of the total biologics market today, this sector represented approximately 20% of our total revenue. During the year, we were pleased to see multiple large pharma and CDMO accounts scaling into late-stage clinical and commercial production with our high-value products.
3)
We Launched Nine Innovative New Products. In 2024, we continued to introduce innovative technologies to the market, keeping pace with our track record of five to ten launches per year. Most notable during 2024 was

REPLIGEN CORPORATION	8	2025 PROXY STATEMENT SUMMARY

the May launch of our KrosFlo® RS 10 RPM™ System – the first and only single-use TFF system for benchscale GMP production, with in-line fully automated protein concentration measurement. Also notable and of strategic significance was the December launch of our AviPure® dsRNA affinity resin, sold in our OPUS® pre-packed columns. This resin – using base matrix beads from our newly acquired Tantti business – is the first and only affinity resin to remove the double-stranded RNA impurity from transcribed RNA, without the use of heat or solvents. These and other launches in 2024 represent true innovation and add to our highly differentiated portfolio.
4)
We Integrated Metenova into our Fluild Management business. In October 2023, we acquired magnetic mixing technology innovator Metenova AB to strengthen our Fluid Management offering. Metenova adds high power solutions for efficient media and buffer preparation, and low shear solutions for gentle mixing of sensitive proteins. These state-of-the-art technologies are designed to minimize product damage and improve product yield, contributing to an improved ROI for the customer. At the time of our acquisition, Metenova was preparing to enter the single-use mixing marking with its MixOne platform, leveraging the success of its stainless steel (repeat-use) product lines. In 2024, we successfully integrated Metenova into our Fluid Management team, while our internal R&D developed complementary single-use bags to create a whole-product offering. We are preparing to formally launch the MixOne line of single-use mixers – combined with our proprietary single use bags - in the first half of 2025.
5)
We Expanded Margin and Implemented Cost Controls. Disciplined cost control was an area of focus for the organization in 2024, and our operations team did an excellent job implementing roof top consolidations and additional restructuring actions. While there is more work to be done to optimize processes and controls, the rigor added in 2024 enabled us to achieve targeted productivity gains and expand our adjusted gross margins by 140 basis points when compared to 2023. Margin expansion continues to be a priority for the team.

While we focused on our 2024 strategic priorities, we also onboarded several experienced leaders from across the industry, strengthening our organization to position us well for future growth. Areas of focus include but are not limited to Quality, Service, Product Management and Sales. We believe the breadth of talent and experience Repligen has today will enable us to become further fit for growth. See Leadership Team profiles here: https://www.repligen.com/company/leadership.

Financial Highlights

•
Revenue Summary. Our full year reported revenue of approximately $634.4 million included approximately $14.8 million of acquisition revenue and $11.5 million of COVID-related revenue – down from approximately $25.8 million of COVID-related revenue in 2023. Our 2024 base revenue, which excludes COVID- and acquisition-related revenue, totaled approximately $608.1 million and was consistent with 2023.
•
Strategic M&A. We completed the strategic acquisition of Tantti Laboratory, Inc. in December 2024, aligned to our strict M&A criteria and reflecting our focus on growth through innovation. Tantti brings a unique portfolio of microporous chromatography beads that, combined with our Avitide ligands, can optimize the purification of new modalities including viral vectors, viruses, nucleic acids and other larger molecule biologics. This acquisition is expected to accelerate the Company’s expansion into new modality markets with unique, scalable purification solutions.
•
Balance Sheet. We maintained our balance sheet strength reporting cash and cash equivalents of approximately $757 million as of December 31, 2024.

Sustainability

•
Sustainability. In December 2024, we published our 2023 Sustainability Report to highlight our progress since 2020. The report reflects our belief that corporate responsibility is essential to sustaining business and economic growth in a manner that can also deliver positive environmental and social impact. Our current sustainability report, and a frameworks index can be downloaded from our website at https://www.repligen.com/company/sustainability.

REPLIGEN CORPORATION	9	2025 PROXY STATEMENT SUMMARY

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of shares of our Common Stock as of March 7, 2025 by: (i) each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) each director or nominee of the Company; (iii) each named executive officer of the Company; and (iv) all directors nominees and executive officers of Repligen as a group. The business address of each director and executive officer is Repligen Corporation, 41 Seyon Street, Building #1, Suite 100, Waltham, Massachusetts 02453.

Beneficial Owner	Amount and Nature of Beneficial Ownerships(1)	Percent of Class(2)

T. Rowe Price Associates, Inc.(3)	7,136,086	12.7%

BlackRock, Inc.(4)	7,107,524	12.7%

The Vanguard Group(5)	5,078,261	9.0%

Roy T. Eddleman Living Trust(6)	3,311,499	5.9%

Olivier Loeillot(7)	22,617	*

Jason K. Garland(8)	9,802	*

James R. Bylund(9)	37,807	*

Ralf Kuriyel(10)	19,061	*

Tony J. Hunt(11)	400,032	*

Karen A. Dawes(12)	96,898	*

Nicolas M. Barthelemy(13)	7,903	*

Carrie Eglinton Manner(14)	10,712	*

Konstantin Konstantinov(15)	5,670	*

Martin D. Madaus(16)	6,861	*

Rohin Mhatre, Ph.D.(17)	11,355	*

Glenn P. Muir(18)	48,016	*

Margaret A. Pax(19)	2,523	*

All directors, nominees and executive officers as a group (13 persons)(20)	679,257	1.2%

* Less than one percent

(1)
Beneficial ownership, as such term is used herein, is determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, and includes voting and/or investment power with respect to shares of Common Stock of Repligen. Unless otherwise indicated, the named person possesses sole voting and investment power with respect to the shares. The shares shown include shares that such person has the right to acquire within 60 days of March 7, 2025.
(2)
Percentages of ownership are based upon 56,148,556 shares of Common Stock issued and outstanding as of March 7, 2025. Shares of Common Stock that may be acquired pursuant to options that are exercisable or restricted stock units subject to time-based vesting (“RSUs”) that will vest within 60 days of March 7, 2025 are deemed outstanding for computing the percentage ownership of the person holding such options or RSUs but are not deemed outstanding for the percentage ownership of any other person.
(3)
Based solely on a Schedule 13G/A filed on February 14, 2025 for the December 31, 2024 filing event. T. Rowe Price Associates, Inc.'s business address is 100 E. Pratt Street, Baltimore, MD 21202. T. Rowe Price Associates, Inc. has sole voting power with respect to 6,445,000 shares and sole dispositive power with respect to 7,136,086 shares.
(4)
Based solely on a Schedule 13G/A filed on November 12, 2024 for the September 30, 2024 filing event. BlackRock, Inc.’s business address is 55 East 52nd Street, New York, NY 10055. BlackRock, Inc. has sole voting power with respect to 6,890,111 shares and sole dispositive power with respect to 7,107,524 shares.
(5)
Based solely on a Schedule 13G/A filed on February 13, 2024 for the December 29, 2023 filing event. The Vanguard Group’s business address is 100 Vanguard Blvd., Malvern, PA 19355. The Vanguard Group has shared voting power with respect to 31,387 shares, shared dispositive power with respect to 74,137 shares and sole dispositive power with respect to 5,004,124 shares.

REPLIGEN CORPORATION	10	2025 PROXY STATEMENT SUMMARY

(6)
Based solely on a Schedule 13G/A filed on February 13, 2025 for the December 31, 2024 filing event. Consists of (i) 2,705,689 shares held by Roy T. Eddleman Living Trust, (ii) 441,818 shares held by Roy T. Eddleman Charitable Remainder Trust #1, and (iii) 163,992 shares held by Roy T. Eddleman Charitable Remainder Trust #2 (collectively, the “Eddleman Trusts”). Nereyda Rubio and Anis Garci serve as co-trustees of the Eddleman Trusts, and each has investment and voting control over the shares held by the Eddleman Trusts (the “Shares”) and may be deemed to have shared voting power and shared investment power with respect to all such Shares. The business address of each of the Eddleman Trusts is c/o TroyGould PC, 1801 Century Park East, 16th Floor, Los Angeles, CA 90067.
(7)
Includes 5,800 shares issuable pursuant to stock options which are exercisable within 60 days of March 7, 2025.
(8)
Includes 2,104 shares issuable pursuant to stock options which are exercisable within 60 days of March 7, 2025.
(9)
Includes 22,044 shares issuable pursuant to stock options which are exercisable within 60 days of March 7, 2025 and 1,381 RSUs and PSUs attained will vest within 60 days of March 7, 2025.
(10)
Includes 6,502 shares issuable pursuant to stock options which are exercisable within 60 days of March 7, 2025.
(11)
Includes 303,002 shares issuable pursuant to stock options which are exercisable within 60 days of March 7, 2025.
(12)
Includes 6,578 shares issuable pursuant to stock options which are exercisable within 60 days of March 7, 2025.
(13)
Includes 3,936 shares issuable pursuant to stock options which are exercisable within 60 days of March 7, 2025.
(14)
Includes 7,920 shares issuable pursuant to stock options which are exercisable within 60 days of March 7, 2025.
(15)
Includes 4,450 shares issuable pursuant to stock options which are exercisable within 60 days of March 7, 2025.
(16)
Includes 2,938 shares issuable pursuant to stock options which are exercisable within 60 days of March 7, 2025.
(17)
Includes 9,010 shares issuable pursuant to stock options which are exercisable within 60 days of March 7, 2025.
(18)
Includes 16,434 shares issuable pursuant to stock options which are exercisable within 60 days of March 7, 2025.
(19)
Includes 2,431 shares issuable pursuant to stock options which are exercisable within 60 days of March 7, 2025.
(20)
See footnotes 7 through 19 above. Includes 393,149 shares issuable pursuant to stock options which are exercisable within 60 days of March 7, 2025 and 1,381 RSUs and PSUs which will vest within 60 days of March 7, 2025.

REPLIGEN CORPORATION	11	2025 PROXY STATEMENT SUMMARY

PROPOSAL 1

ELECTION OF DIRECTORS

DIRECTOR NOMINEES

There are ten (10) nominees for director, all of whom are current directors of Repligen that have been nominated by the Nominating and Corporate Governance (“N&CG”) Committee and the Board of Directors (“Board”) for re-election.

If elected, each of the director nominees will hold office until the 2026 Annual Meeting of Shareholders and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal.

Nominee’s Name	Year First Elected Director	Position(s) with the Company
Olivier Loeillot	2024	President, Chief Executive Officer, and Director
Tony J. Hunt	2015	Director and Executive Chair of the Board
Karen A. Dawes	2005	Lead Independent Director
Nicolas M. Barthelemy	2014	Director
Carrie Eglinton Manner	2020	Director
Konstantin Konstantinov, Ph.D.	2022	Director
Martin D. Madaus, D.V.M., Ph.D.	2023	Director
Rohin Mhatre, Ph.D.	2020	Director
Glenn P. Muir	2015	Director
Margaret A. Pax	2024	Director

Shares represented by all proxies received by the Board and not marked or voted to abstain from voting for any individual director or for any group of directors will be voted, unless otherwise indicated, FOR the election of the nominees named above. Proxies may not be voted for a greater number of persons than the number of nominees named. The Board knows of no reason why any nominee should be unable or unwilling to serve, but if any nominee should be unable or unwilling to serve, proxies will be voted in accordance with the judgment of the persons named as attorneys-in-fact on the proxy cards with respect to the directorship for which that nominee was unable or unwilling to serve.

Proposal 1 relates solely to the election of the ten (10) above-named directors nominated by the Company and does not include any other matters relating to the election of directors, including without limitation, the election of directors nominated by any shareholders of the Company.

The Board unanimously recommends a vote FOR each of the nominees for election as directors of the Company. If authorized proxies are submitted without specifying an affirmative or negative vote on any proposal, the shares represented by such proxies will be voted in favor of the Board’s recommendations.

REPLIGEN CORPORATION	12	2025 PROXY STATEMENT SUMMARY

OCCUPATIONS OF DIRECTORS AND EXECUTIVE OFFICERS

Repligen’s executive officers are appointed by, and serve at the discretion of, the Board. Each executive officer is a full-time employee of Repligen. The current directors, including director nominees, and executive officers of Repligen as of March 24, 2025 are as follows:

Name	Age(1)	Position(s) with the Company
Olivier Loeillot(2)	55	President and Chief Executive Officer, Director
Jason K. Garland	51	Chief Financial Officer
James R. Bylund	62	Chief Operating Officer
Ralf Kuriyel	67	Senior Vice President, Research and Development
Tony J. Hunt(3)	61	Director, Executive Chair of the Board
Karen A. Dawes(4)(7)	73	Lead Independent Director
Nicolas M. Barthelemy(5)	59	Director
Carrie Eglinton Manner(7)	51	Director
Konstantin Konstantinov, Ph.D.(6)	67	Director
Martin Madaus, D.V.M., Ph.D.(6)	65	Director
Rohin Mhatre, Ph.D.(5)	60	Director
Glenn P. Muir(5)(7)	66	Director
Margaret A. Pax(5)(6)(8)	65	Director
(1)
Age as of the date of the 2025 Annual Meeting of Shareholders.
(2)
Mr. Loeillot was appointed CEO and director effective September 1, 2024.
(3)
Mr. Hunt resigned as CEO and was appointed Executive Chair of the Board effective September 1, 2024.
(4)
Ms. Dawes was appointed Lead Independent Director effective September 1, 2024.
(5)
Member of the Compensation Committee.
(6)
Member of the N&CG Committee.
(7)
Member of the Audit Committee.
(8)
Ms. Pax was elected to the Board on March 18, 2024.

REPLIGEN CORPORATION	13	2025 PROXY STATEMENT SUMMARY

BIOGRAPHICAL INFORMATION

The following paragraphs provide information about the Company’s continuing directors and executive officers. The information presented includes information about each director’s specific experience, qualifications, attributes and skills that led the Board to the conclusion that he or she should serve as a director.

Executive Officers

Olivier Loeillot was named President and CEO and has served on the Board since September 2024. He joined Repligen in October 2023 as President and Chief Commercial Officer, where he had responsibility for driving the Company's commercial strategy and expanding the market impact of Repligen's business units in bioprocessing. Mr. Loeillot joined Repligen from his most recent role as CEO of Ascensus Specialties, a manufacturer of specialty chemicals for use in the life sciences and pharmaceutical markets. Mr. Loeillot previously served a combined 12 years with Cytiva (a Danaher Corporation company) and GE Healthcare Life Sciences. At Cytiva, he served as Bioprocess President from 2018 to 2022, overseeing the overall Bioprocessing portfolio from cell culture media to purification resins and including process equipment, single-use technologies and enterprise solutions. There, he was also instrumental in building and leading the Enterprise Solutions business, managing the Bioprocess Asia business in Singapore, and directing the Genomics and Cellular Research division. Prior to Cytiva, Mr. Loeillot served a combined 12 years with Lonza, advancing to Vice President Sales, Lonza Custom Manufacturing. He also acted as Vice President Sales for Lonza AG's custom manufacturing business and led the Microbial Biopharmaceuticals group. Mr. Loeillot earned his Master's degree in Chemistry in 1993 from the European High Institute of Chemistry of Strasbourg, France, and later completed a M.B.A. program at CESMA Business School of EM Lyon.

Jason K. Garland joined Repligen in September 2023 as the CFO, where he oversees financial operations for the Company. Mr. Garland holds responsibility for all corporate finance and audit functions, capital markets and M&A transactions, financial planning and analysis, budgeting and financial risk management of the Company as well as information technology and investor relations of the Company. Mr. Garland was previously with Integer Holdings Corporation (“Integer”), a medical device outsource manufacturer, where he served for nearly five years as Executive Vice President and CFO, and assumed executive sponsorship of the company’s business process excellence initiatives focused on standardizing and optimizing all non-manufacturing processes. Prior to his role with Integer, Mr. Garland spent three years as Vice President and CFO for the global sales and supply divisions of Tiffany & Co., following nearly 20 years of increasing responsibility at General Electric Corporation (“GE”). His rotations and achievements at GE culminated in several leadership positions including his role as CFO for GE Industrial Solutions, then a multi-billion dollar business with over 40 manufacturing sites. Mr. Garland serves on the board of directors and is Audit Committee Chair for Acutus Medical, a publicly-traded medical device company. He holds a B.S. in Chemical Engineering from the University of New Hampshire, and is Lean Six Sigma Black Belt certified.

James R. Bylund was named Chief Operating Officer (“COO”) of the Company in January 2022 and serves as the Company’s principal operating officer. He joined Repligen in March of 2020 as Senior Vice President, Global Operations and IT, overseeing all operations and IT functions on a global basis. Between March 2019 and March 2020, Mr. Bylund also worked in real estate at Inspire Development in Austin, Texas. Prior to joining Repligen, Mr. Bylund spent ten years at Thermo Fisher in a number of roles including Vice President and General Manager of the Single Use Technologies Business Unit and Vice President of Global Operations for the Bioproduction Division. Prior to joining Thermo Fisher, Mr. Bylund also worked for Fiserv (nine years) and Eli Lilly and Company (seven years) in a variety of leadership roles. He has significant experience in managing multiple operating sites across the globe and scaling operations to meet rapidly growing demand. Mr. Bylund is a passionate proponent of continuous improvement and has consistently demonstrated the ability to assemble and grow highly effective teams. He holds a B.S. in Accounting from Utah State University and an M.B.A. from Indiana University.

REPLIGEN CORPORATION	14	2025 PROXY STATEMENT SUMMARY

Ralf Kuriyel joined Repligen in October 2016 as the Senior Vice President, R&D where he oversees the Company’s R&D efforts. Mr. Kuriyel was previously Vice President of Applications for the single-use business unit within the Life Sciences division of Pall Corporation (“Pall”), whose acquisition by Danaher Corporation was completed in August 2015. At Pall, Mr. Kuriyel served as Vice President of R&D, Field Applications and Process Development Services from November 2014 to October 2016. In addition, Mr. Kuriyel served as Vice President, Applications R&D at Pall from November 2011 to November 2014. Mr. Kuriyel received a B.S. and an M.S. in Chemical Engineering from Rensselaer

Polytechnic Institute and has completed his coursework for the Tufts University Ph.D. program in Chemical Engineering. He is an inventor of multiple patents and has co-authored over 30 scientific publications on bioprocessing, including separations technologies, membrane separations methods, protein processing and enhanced microfiltration techniques.

Directors

Tony J. Hunt was named Executive Chair of the Board as of September 1, 2024 and has been a member of the Board since May 2015. Mr. Hunt previously served as President and CEO of Repligen from May 2015 to September 2024. He joined Repligen in May 2014 as COO, overseeing commercial and manufacturing operations. Before coming to Repligen, Mr. Hunt was President of Bioproduction at Life Technologies Corporation, a global life sciences company which was acquired by Thermo Fisher Scientific (“Thermo Fisher”) in 2014. He joined Life Technologies in 2008, serving as General Manager of Bioproduction Chromatography and Pharma Analytics before being named President of

Bioproduction in 2011. From 2000 to 2008, Mr. Hunt was with Applied Biosystems as Senior Director of Pharma Programs where he launched the Pharma Analytics business that in 2008 became a part of the Bioproduction platform at Life Technologies. Mr. Hunt has also served on the board of directors of two publicly traded companies, 908 Devices Inc. and BioLife Solutions, Inc. since March 2022 and January 2025, respectively. Mr. Hunt received a B.S. in Microbiology and an M.S. in Biotechnology from University College in Galway, Ireland, and a M.B.A. from Boston University School of Management. Mr. Hunt brings to the Board his deep understanding of the bioprocessing market.

Nicolas M. Barthelemy has served as a director of Repligen since June 2014. Mr. Barthelemy brings over 30 years of industry experience to the director role. Mr. Barthelemy served as President and CEO of bioTheranostics, a molecular diagnostics company, from September 2014 until February 2017. Prior to bioTheranostics, he served as President, Global Commercial Operations at Life Technologies, which was acquired by Thermo in February 2014. Prior to Life Technologies, Mr. Barthelemy was with Biogen Inc. (“Biogen”) for eight years, most recently as Vice President, Manufacturing and General Manager for the company’s manufacturing organization at Research

Triangle Park. He began his career with Merck & Co., Inc. as a Senior Project Engineer, Vaccine Technology. Mr. Barthelemy also serves on the board of directors of two privately held companies: Biocare Medical LLC and Slingshot Biosciences. Mr. Barthelemy previously served as a board member of Twist Bioscience, 908 Devices Inc. and Standard BioTools, Inc. (previously Fluidigm Corporation). Mr. Barthelemy received a M.S. in Chemical Engineering from the University of California, Berkeley, and an engineering degree from Ecole Supérieure de Physique et Chimie Industrielles, Paris. Mr. Barthelemy’s qualifications to sit on the Company’s Board include his extensive experience in the bioprocessing field, including large scale biologics manufacturing and commercialization of consumables used in bioprocessing.

REPLIGEN CORPORATION	15	2025 PROXY STATEMENT SUMMARY

Karen A. Dawes, our Lead Independent Director and former Chairperson of the Board, has served as a director of Repligen since September 2005 and the Lead Independent Director since September 2024. She is currently President of Knowledgeable Decisions, LLC, a management consulting firm. Ms. Dawes served from 1999 to 2003 as Senior Vice President and U.S. Business Group Head for Bayer Corporation’s U.S. Pharmaceuticals Group (“Bayer”). Prior to joining Bayer, she was Senior Vice President, Global Strategic Marketing, at Wyeth LLC (“Wyeth”), a pharmaceutical company (formerly known as American Home Products), where she held responsibility for worldwide strategic marketing. Ms. Dawes also served as Vice President, Commercial Operations for Genetics

Institute, Inc., which was acquired by Wyeth in January 1997, designing and implementing that company's initial commercialization strategy to launch BeneFIX® and Neumega®. Ms. Dawes began her pharmaceuticals industry career at Pfizer, Inc. where, from 1984 to 1994, she held a number of marketing positions, serving most recently as Vice President, Marketing of the Pratt Division. At Pfizer, Inc., she directed launches of Glucotrol®/Glucotrol XL®, Zoloft®, and Cardura®. Ms. Dawes also serves on the board of directors of two publicly traded companies: Barinthus Bio (formerly Vaccitech Limited) and Medicenna Therapeutics Corp, one private company, JPA Health, and one not-for-profit company, Medicines 360. Ms. Dawes received a B.A. and M.A. in English from Simmons College and a M.B.A. from Harvard University Graduate School of Business. Ms. Dawes’ qualifications to sit on the Company’s Board include her extensive strategic experience in both a managerial and consulting capacity with pharmaceutical companies as well as her considerable commercial background.

Carrie Eglinton Manner has served as a director of Repligen since June 2020. She brings to the director role over 25 years of leadership experience across multiple disciplines. Ms. Eglinton Manner currently serves as President and CEO and a director of OraSure Technologies, Inc. (“OraSure”), which she joined in June 2022. OraSure, together with its wholly-owned subsidiaries, DNA Genotek, Diversigen and Novosanis, is a leader in the development, manufacture and distribution of rapid diagnostic tests, sample collection and stabilization devices, and molecular service solutions designed to discover and detect critical medical conditions. Prior to OraSure, Ms. Eglinton Manner served as Senior Vice President, Advanced & General Diagnostics and Clinical Solutions at Quest Diagnostics

("Quest"), which she joined in 2017. In her role at Quest, Ms. Eglinton Manner was responsible for value creation across the company’s $10 billion clinical portfolio, driving innovation in R&D, along with partnerships and acquisitions. She helped accelerate growth in Quest’s $2 billion Advanced Diagnostics portfolio, which included its specialty molecular and genetic offerings, along with Quest’s global and pharmaceutical services businesses. Prior to Quest, Ms. Eglinton Manner held various roles of increasing scope and responsibility over a period of 20 years at GE Healthcare. From 2009 through 2016, she served as President & CEO of four distinct GE Healthcare global businesses in the areas of diagnostic imaging, lab services and medical devices, ranging in size from approximately $150 million to $3 billion in revenue. In addition to the Repligen Board, Ms. Eglinton Manner serves as board director for Team Pennsylvania, a non-profit organization focused on accelerating Pennsylvania’s long-term economic future, Thrive Networks, a not-for-profit organization focused on water supply, sanitation and hygiene, economic empowerment, gender equity, healthy cities and resilient community development to serve underserved populations of Southeast Asia, as well as Sapphiros, a KKR-backed platform building the next generation of diagnostic technologies. Ms. Eglinton Manner holds a B.S. in Mechanical Engineering from the University of Notre Dame. Ms. Eglinton Manner’s qualifications to sit on the Company’s Board include her track record of delivering business expansion and profitability for rapidly growing global businesses, including her experience with integrating acquisitions and building operations excellence, with a commitment to quality and process improvements.

Konstantin Konstantinov, Ph.D., has served as a director of Repligen since May 2022. He has also been a member of our Scientific Advisory Board since March 2016. Dr. Konstantinov is currently Chief Technology Officer at Ring Therapeutics and Operating Partner at Flagship Pioneering. Dr. Konstantinov previously served as Chief Technology Officer at Codiak BioSciences (“Codiak”), and prior to that as Executive Vice President, Manufacturing & Process Sciences. Before joining Codiak, Dr. Konstantinov was responsible for the late-stage bioprocess and technology development at Sanofi’s Boston hub, including all functions, from cell banking to fill/finish/lyophilization. Prior to Sanofi, Dr. Konstantinov worked for Bayer in Berkeley, California for 14 years, advancing to the position of Head of Process Sciences. He has published 60 peer reviewed papers and has more than 15 patents and patent applications. During the last 23 years, Dr. Konstantinov has worked on the development and commercialization of various products, including monoclonal antibodies, blood factors and enzymes expressed in mammalian cells. Most recently, he has pioneered the development of an end-to-end integrated continuous biomanufacturing platform, which is becoming a strategic technological trend for the biomanufacturing industry worldwide. Dr. Konstantinov received his Ph.D. in Biochemical Engineering from Osaka University, Japan, which was followed by a post-doctoral assignment at DuPont and the University of Delaware.

REPLIGEN CORPORATION	16	2025 PROXY STATEMENT SUMMARY

Martin D. Madaus, Ph.D., has served as a director of Repligen since February 2023. Dr. Madaus joined the Board with over 25 years of industry experience, including five years as Chairman, President and CEO of Millipore Corporation, where he was integral to the company’s transformation into a life science leader, and its acquisition by Merck KGaA in 2010. He is an active board leader, currently serving as a director of Hologic, Inc., an innovative medical technology public company primarily focused on improving women's health and well-being through early detection and treatment, a position he has held since December 2024, Azenta Life Sciences, a public company focused on assisting life sciences organizations bring impactful breakthroughs and therapies to markets faster, and as Chairman for Quanterix Corporation, a precision health technology public company. Dr. Madaus previously served as a board member for mass cytometry player Standard BioTools, Inc. (previously Fluidigm Corporation). He also serves on the boards of three private companies: Unchained Labs, Emulate Inc. and Syntis Bio. Dr. Madaus is currently a senior operating executive at The Carlyle Group (since 2019), a multinational private equity and asset management services company. He previously served as Chairman and CEO at Ortho-Clinical Diagnostics from 2014 to 2019. His tenure with biopharmaceutical and diagnostic industry leader Roche Holding AG from 1996 to 2004 included his position from 2000 to 2004 as President and CEO, N.A. of Roche Diagnostics Corp. Dr. Madaus began his career as a veterinarian, before joining global pharmaceutical and diagnostic company Boehringer Mannheim Corporation (“Boehringer”). While at Boehringer, he held sales, marketing and product management roles from 1989 to 1996, until his move into general management coincided with the company’s acquisition by Roche in 1996. He holds a D.V.M. from the University of Munich in Germany and a Ph.D. from the University of Veterinary Medicine of Hanover in Germany. Dr. Madaus’ qualifications to sit on the Company’s Board include his extensive bioprocessing and biopharmaceutical industry experience, especially in the areas of strategy, mergers and acquisitions, and commercial operations.

Rohin Mhatre, Ph.D., was appointed to the Board in March 2020. Dr. Mhatre brings 30 years of relevant experience to the director role, including his current position since October 2023 as Executive Vice President and Chief Technical Officer at Parabilis Medicines (formerly FogPharma). Prior to that he served as Senior Vice President, Product and Technology Development of Biogen from 2017 to 2023. Dr. Mhatre has also held numerous other roles of increasing responsibility within Biogen, which he joined in 1996, including six years as Vice President of Biopharmaceutical Development, where he led a team responsible for cell line, cell culture, purification and device development. Earlier in Dr. Mhatre’s career at Biogen, he focused on building out analytical development and technical services. Prior to Biogen, Dr. Mhatre led the purification and applications group at Applied BioSystems (formerly Perspective Biosystems). Dr. Mhatre holds a Ph.D. in Chemistry from Northeastern University. Dr. Mhatre’s qualifications to sit on the Board include his extensive technical expertise, his leadership abilities and his deep understanding of the dependencies between biological drug development and efficient manufacturing workflows.

Glenn P. Muir has served as a director of Repligen since October 2015. Mr. Muir brings over 30 years of experience to the director role, including 26 years with Hologic, Inc. (“Hologic”), a large multi-national medical device and diagnostics company where he most recently served as CFO and Executive Vice President. Mr. Muir retired in May 2014 from Hologic, where he helped steer the company’s evolution from a venture-backed single product company to a publicly-traded diversified organization with over 5,000 employees and $2.5 billion in revenue. He joined Hologic in 1988 and served as CFO since 1992 and Executive Vice President since 2000. Prior to Hologic, Mr. Muir was with Metallon Engineered Materials Co., a private company where, from 1986 to 1988 he held the role of Vice President, Finance. Previously, from 1981 to 1984, he was a Senior Auditor with Arthur Andersen & Co. Mr. Muir has also served as a member of the board of directors of Neuronetics, Inc., a publicly-traded medical technology company, since July 2017. Previously, Mr. Muir served on the board of directors of G1 Therapeutics, Inc. from October 2015 to September 2024 and ReWalk Robotics Ltd. from July 2014 to December 2017. Mr. Muir is a Certified Public Accountant (inactive since 2022) with a B.A. from the University of Massachusetts, Amherst. He also earned a M.S. in Taxation from Bentley University and a M.B.A. from Harvard University. Mr. Muir’s qualifications to sit on Repligen’s Board include his extensive experience with integrating strategic acquisitions and leading the financial operations for a global manufacturing and commercial organization.

REPLIGEN CORPORATION	17	2025 PROXY STATEMENT SUMMARY

Margaret A. Pax has served as a director of Repligen since March 2024. Ms. Pax brings over 25 years of experience leading the development and execution of growth strategies for global life sciences companies. This includes eight years with Thermo Fisher Scientific (“Thermo Fisher”), where, from 2016 to 2020, she served as Vice President, Strategy and Innovation for Fisher Clinical Services, the market leader in outsourced clinical trial support services. Ms. Pax’s background also includes her position as Senior Director, Corporate Development & Strategy at Thermo Fisher from 2013 to 2016, where she led acquisitions and strategy programs. Earlier, she was the Senior

Director, Portable Analytical Instrumentation for Thermo Fisher from 2012 to 2013. From 1989 to 2000, Ms. Pax was with Phillips Healthcare (“Phillips”), a leading medical device company, where she held senior leadership roles in Business Development, Marketing and Product Management. Ms. Pax has also held several entrepreneurial leadership positions, including as Vice President, Business and Clinical Development from 2006 to 2011 with Microchips Biomedical, a drug delivery company that was acquired by Daré Bioscience. From 2023 to 2024, Ms. Pax was an independent board director at Alimera Sciences, a Nasdaq-listed pharmaceutical company which was acquired by ANI Pharmaceuticals in 2024. Ms Pax is an independent director of Jellagen, a privately-held UK biomaterials company. She previously sat on the board of the U.S. subsidiary of BioPorto A/S, a Danish-based kidney biomarker company from 2021 to 2024. Ms. Pax holds a B.A. from the College of Holy Cross, and an M.B.A. from Harvard Business School. Ms. Pax’s qualifications to sit on Repligen’s Board include extensive experience leading commercial, strategic and acquisition programs for healthcare and life sciences companies.

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS

No family relationship exists among the officers and directors of Repligen. The Audit Committee conducts an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval of the Audit Committee is required for all such transactions. The term “related party transactions” shall refer to transactions required to be disclosed by the Company pursuant to Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission (“SEC”). Other than the compensation agreements and other arrangements described under “Executive Compensation” and “Director Compensation” in this proxy statement, since January 1, 2024, there has not been and there is not currently proposed, any transaction or series of similar transactions to which we were, or will be, a party in which the amount involved exceeded, or will exceed, $120,000 and in which any director, executive officer, holder of five percent or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of the foregoing persons, had, or will have, a direct or indirect material interest.

DELINQUENT SECTION 16(a) REPORTS

Under U.S. securities laws, directors, certain officers and persons holding more than 10% of our Common Stock must report their initial ownership of our Common Stock and any changes in their ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this Proxy Statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and the written representations of our directors and executive officers, we believe that all reporting requirements for fiscal year 2024 were complied with by each person who at any time during the 2024 fiscal year was a director or an executive officer or held more than 10% of our Common Stock, except for the following: Due to an administrative error, a Form 4 filing misreported the number of shares beneficially owned by Karen A. Dawes, a current member of the Board. The required Form 4 to correct this amount was filed on August 19, 2024.

REPLIGEN CORPORATION	18	2025 PROXY STATEMENT SUMMARY

CORPORATE GOVERNANCE AND BOARD MATTERS

BOARD INFORMATION

Director Independence

The Board of Directors (“Board”) has determined that each of the directors who has served during the fiscal year ended December 31, 2024 and each of the nominees for director at the 2025 Annual Meeting of Shareholders (the “Annual Meeting”), with the exception of Mr. Loeillot and Mr. Hunt, has no material relationship with the Company and is independent within the meaning of the director independence standards of The Nasdaq Stock Market LLC (“Nasdaq”). Furthermore, the Board has determined that each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance (“N&CG”) Committee of the Board is independent within the meaning of Nasdaq’s director independence standards and that each member of the Audit Committee meets the heightened director independence standards of the Securities and Exchange Commission (“SEC”) for audit committee members.

Board Leadership Structure

The Board is led by its Executive Chair, Tony J. Hunt, alongside Lead Independent Director, Karen A. Dawes. The Board believes that, given Mr. Hunt’s previous roles and familiarity with the Company, and the recent transition of the Chief Executive (“CEO”) role to Mr. Loeillot, having a Lead Independent Director together with the Executive Chair, who is working closing with management, is the most appropriate structure for the Company at this time. The Board believes that the current structure enhances the accountability of the executive leadership team to the Board and strengthens the Board’s independence from management, while affording management and the Board the valuable insight of Mr. Hunt as the leadership transitions. Separating these roles also alleviates the administrative burden on our CEO and allows him to focus his efforts on managing our business in the best interests of our shareholders. The Board recognizes that, depending on the circumstances, other leadership models might be appropriate and, accordingly, the Board periodically reviews its leadership structure.

Executive Sessions

The Board holds executive sessions of the independent directors at each regularly scheduled Board meeting and/or as deemed necessary by the Lead Independent Director. Executive sessions do not include any employee directors of the Company, and the Executive Chair or Lead Independent Director of the Board is responsible for chairing the executive sessions.

Director Nomination Policies

Director Qualifications

The N&CG Committee is responsible for selecting and recommending nominees for election as directors to the Board. The full Board participates in an annual Board effectiveness assessment, which includes evaluating the appropriate qualities, skills and characteristics of current Board members and identifying skills and qualifications desired for director nominees. These assessments include consideration of the following minimum qualifications that the N&CG Committee believes must be met by all directors:

•
Directors must be of high ethical character, have no conflict of interest and share the values of the Company as reflected in the Company’s Code of Business Conduct & Ethics;
•
Directors must have reputations, both personal and professional, consistent with the image and reputation of the Company;
•
Directors must have the ability to exercise sound business judgment;
•
Directors must have substantial business or professional experience and be able to offer advice and guidance to the Company’s management based on that experience; and
•
Directors must have (at a minimum) a bachelor’s degree or equivalent degree from an accredited college or university.

The N&CG Committee also considers numerous other qualifications, skills and characteristics when evaluating director nominees, such as:

REPLIGEN CORPORATION	19	2025 PROXY STATEMENT SUMMARY

•
An understanding of and experience in bioprocessing, biotechnology and pharmaceutical industries;
•
An understanding of and experience in accounting oversight and governance, finance and marketing;
•
Leadership experience with public companies or other significant organizations; and
•
Broad backgrounds, including representation of perspectives, personal and professional background, knowledge and experience.

These factors and others are considered useful by the Board and are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time.

The N&CG Committee considers candidates for Board membership, including those suggested by shareholders, applying the same criteria for all candidates. If the N&CG Committee identifies a need to replace a current member of the Board, to fill a vacancy on the Board, or to expand the size of the Board, it considers candidates from a variety of sources including third-party search firms that assist in identifying, evaluating and conducting due diligence on potential director candidates. For all potential candidates, our N&CG Committee will consider all factors it deems relevant, including those enumerated above.

Board Composition

The N&CG Committee is committed to having an inclusive Board and considers a variety of candidate attributes, including whether a candidate, if elected, assists in achieving a mix of directors who represent varied backgrounds and experience. A Board that includes varying perspectives, personal and professional background, knowledge and experience, is important because we believe having varying perspectives and a breadth of experience improves the quality of deliberations, contributes to more effective decision-making on behalf of the Company and its shareholders and enhances the overall chemistry and collaborative culture in the boardroom. Accordingly, the N&CG Committee is committed to actively seeking out Board candidates who are highly qualified women, minorities, and individuals with other varying backgrounds, skills and experience.

Process for Identifying and Evaluating Director Nominees

The Board is responsible for selecting and nominating nominees for election as directors, but delegates the selection and nomination process to the N&CG committee, with the expectation that other members of the Board or members of management will take part in the process as appropriate.

Generally, the N&CG Committee identifies candidates for director nominees in consultation with Board members and management, through the use of search firms or other advisers, through the recommendations submitted by shareholders or through such other methods as the N&CG Committee deems to be helpful in identifying candidates. Consistent with historical practices and our ongoing efforts in inclusivity, we target a wide range of candidates. Once candidates have been identified, the N&CG Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the N&CG Committee. The N&CG Committee may gather information about the candidates through interviews, questionnaires, background checks, or any other means that the N&CG Committee deems to be helpful in the evaluation process. The N&CG Committee meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the N&CG Committee recommends candidates to be interviewed by other Board directors and ultimately recommends final candidates for the Board’s approval as director nominees for election to the Board. The N&CG Committee also recommends candidates for the Board’s appointment to the committees of the Board.

Procedures for Recommendation of Nominees by Shareholders

The N&CG Committee will consider director candidates who are recommended by the shareholders of the Company. Shareholders who meet the applicable eligibility requirements under the proxy access provision of our By-laws and who wish to include nominees for our Board in the Company’s Proxy Statement for the 2026 Annual Meeting of Shareholders, or shareholders who wish to make a proposal at the 2026 Annual Meeting of Shareholders (other than a proposal made pursuant to Rule 14a-8 issued under the Securities Exchange Act of 1934, as amended (“Exchange Act”) or pursuant to the proxy access provision of our By-laws), must in each case deliver any such recommendation not later than the close of business on the 60th day, nor earlier than the close of business on the 90th day, prior to the first anniversary of the

REPLIGEN CORPORATION	20	2025 PROXY STATEMENT SUMMARY

preceding year’s Annual Meeting of Shareholders. Shareholders, in submitting recommendations to the N&CG Committee for director candidates, shall follow the following procedures:

Such recommendation for nomination should be in writing and include the following:

•
Name and address of the shareholder making the recommendation, as they appear on the Company’s books and records, and of such record holder’s beneficial owner;
•
The class or series and number of all shares of capital stock of the Company which are, directly or indirectly, owned beneficially or of record by such shareholder and such beneficial owner or any of its affiliates or associates;
•
All synthetic equity interests in which the shareholder and such beneficial owner or any of its affiliates or associates, directly or indirectly, holds an interest, including a description of the material terms of each such synthetic equity interest;
•
Name and address of the individual recommended for consideration as a director nominee;
•
The principal occupation of the director nominee;
•
The total number of shares of capital stock of the Company that will be voted for the director nominee by the shareholder making the recommendation;
•
All other information relating to the director nominee that would be required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including the recommended candidate’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if approved by the Board and elected);
•
A written statement from the shareholder making the recommendation, stating why such recommended candidate would be able to fulfill the duties of a director;
•
Any proxy, agreement, arrangement, understanding or relationship pursuant to which the shareholder making the recommendation has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Company;
•
Any rights to dividends or other distributions on the shares of any class or series of capital stock of the Company, directly or indirectly, owned beneficially by such recommending shareholder that are separated or separable from the underlying shares of the Company;
•
Any performance-related fees that such recommending shareholder, directly or indirectly, is entitled to are based on any increase or decrease in the value of shares of any class or series of capital stock of the Company or any synthetic equity interest;
•
In the case of a nomination by proxy access, any agreement, arrangement or understanding by and among the shareholder making the recommendation or beneficial owner and any other person pertaining to the nomination;
•
In the case of a nomination by proxy access, the names and addresses of other shareholders known by the shareholder making the recommendation to support such nomination; and
•
In the case of a nomination by proxy access, a statement whether or not the shareholder giving the notice will deliver a Proxy Statement and form of proxy to holders of at least the percentage of voting power of all of the shares of capital stock of the Company believed by such shareholder to be sufficient to elect the nominee.

Nominations must be sent to the attention of the Corporate Secretary of the Company by one of the two methods listed below:

REPLIGEN CORPORATION	21	2025 PROXY STATEMENT SUMMARY

•
By U.S. Mail (including courier or expedited delivery service):

Repligen Corporation

Attn: Corporate Secretary

41 Seyon Street

Building #1, Suite 100

Waltham, MA 02453

•
By facsimile at (781) 250-0115:

Attn: Corporate Secretary

The Corporate Secretary of the Company will promptly forward any such nominations to the N&CG Committee. Once the N&CG Committee receives the nomination of a candidate, the candidate will be evaluated and a recommendation with respect to such candidate will be delivered to the Board. Nominations not made in accordance with the foregoing policy shall be disregarded by the N&CG Committee and votes cast for such nominees shall not be counted.

In addition to satisfying the above requirements, to comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than , 2026.

The Company recognizes the importance of a shareholder’s ability to nominate directors to the Company’s Board. As part of the Company’s commitment to providing a director nomination process that is fair and equitable to all nominating shareholders, the Company’s Corporate Governance Guidelines provide that the Board will not, without shareholder consent, adopt any amendments to our By-laws that would require a nominating shareholder to: (i) deliver director nominations more than 90 days prior to the first anniversary of the prior year’s Annual Meeting of Shareholders; (ii) disclose to the Company such shareholder’s plans to nominate candidates to the board of directors of other public companies, or disclose prior proposals or director nominations that such shareholder privately submitted to other public companies; or (iii) disclose information to the Company about a nominating shareholder’s limited partners or business associates.

Shareholder Communication Policies

The Board provides to every shareholder the ability to communicate with the Board, as a whole, and with individual directors on the Board through an established process for shareholder communication (as that term is defined by the rules of the SEC) as follows:

For communications directed to the Board as a whole, shareholders may send such communication to the attention of the Executive Chair of the Board via one of the two methods listed below:

•
By U.S. Mail (including courier or expedited delivery service):

Repligen Corporation

Attn: Executive Chair of the Board of Directors

41 Seyon Street

Building #1, Suite 100

Waltham, MA 02453

•
By facsimile at (781) 250-0115:

Attn: Executive Chair of the Board of Directors

For shareholder communications directed to an individual director in his or her capacity as a member of the Board, shareholders may send such communications to the attention of the individual director via one of the two methods listed below:

REPLIGEN CORPORATION	22	2025 PROXY STATEMENT SUMMARY

•
By U.S. Mail (including courier or expedited delivery service):

Repligen Corporation

Attn: [Name of Individual Director]

41 Seyon Street

Building #1, Suite 100

Waltham, MA 02453

•
By facsimile at (781) 250-0115:

Attn: [Name of Individual Director]

The Company will forward any such shareholder communication to the Executive Chair of the Board, as a representative of the Board, and/or to the director to whom the communication is addressed on a periodic basis. The Company will forward such communication by certified U.S. Mail to an address specified by each director of the Board for such purposes or by secure electronic transmission.

Director Attendance Policy

The Board’s policy is that all directors and director nominees attend the Company’s Annual Meeting in person, via teleconference, or via other virtual means. All members who were on the Board as of May 16, 2024 attended the 2024 Annual Meeting of Shareholders.

Stock Ownership Guidelines and Insider Trading Policy

The Board has adopted share ownership guidelines relating to ownership of the Company’s securities by the Company’s named executive officers (“NEOs”) and non-employee directors. Subject to the terms of the policy, (i) the CEO is required to acquire over a five-year period and hold shares of Common Stock of the Company equal to five times his or her base salary as of a specified measuring date, (ii) each of the Company’s NEOs other than the CEO is required to acquire over a five-year period and hold shares of Common Stock of the Company equal to one times his or her base salary as of a specified measuring date, and (iii) each of the Company’s non-employee directors is required to acquire over a five-year period and hold shares of Common Stock of the Company equal to four times the Company’s annual cash retainer paid to each such non-employee director. Restricted stock and restricted stock units subject to time-based vesting (whether or not vested as of the measurement date) are included in the number of shares owned, but unexercised stock options (regardless of whether they are vested or unvested) and performance-based restricted stock units are not included in the total number of shares owned by the NEOs or directors for purposes of the share ownership policy. All directors and NEOs currently comply with their respective share ownership requirements or are on track to meet them within the five-year period.

We have adopted an Insider Trading Policy governing the purchase, sale and/or other dispositions of our securities by our directors, officers and employees. Under the Company’s insider trading policy, employees, including executive officers and non-employee directors, are not permitted to engage in the following transactions with respect to the Company’s stock: selling any of the Company’s securities that are not owned by such insider at the time of sale and holding the Company’s stock in an account that is, or is linked to, a margin account. In addition, the following transactions are not permitted without pre-approval of the Company’s Audit Committee: buying or selling puts, calls or other derivatives of the Company’s securities or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities; engaging in any hedging transaction with respect to the Company’s securities; or pledging Company securities as collateral for a loan. Gifts (transfer of the Company’s stock without consideration) are subject to the same restrictions as all other trades and are prohibited during a period when the insider is not permitted to trade.

It is the Company’s policy to comply with applicable insider trading laws, rules and regulations, and any exchange listing standards when engaging in transactions in Company securities. Our Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, as well as applicable listing standards. A copy of the Company’s Insider Trading Policy is filed as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Code of Business Conduct & Ethics

Repligen has adopted a Code of Business Ethics & Conduct as its “code of ethics” as defined by regulations promulgated under the Securities Act of 1933, as amended, and the Exchange Act (and in accordance with the Nasdaq requirements for a

REPLIGEN CORPORATION	23	2025 PROXY STATEMENT SUMMARY

“code of conduct”), which applies to all of the Company’s directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the Code of Business Conduct & Ethics is available at the “Company” — “Investors” — “Investors Overview” — “Corporate Governance” — “Policies and Charters” section of the Company’s website at repligen.com. A copy of the Code of Business Conduct & Ethics may also be obtained free of charge from the Company upon a request directed to Repligen Corporation, Attention: Investor Relations, 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453. The Company will promptly disclose any substantive changes in or waivers, along with reasons for the waivers, of the Code of Business Conduct and Ethics granted to its executive officers, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and its directors by posting such information on its website at repligen.com under “Company” — “Investors” — “Investors Overview” — “Corporate Governance.”

The Board’s Role in Risk Oversight

The Company’s management is responsible for assessing and managing risk and the Board oversees and reviews the Company’s risk management process. This oversight by the Board is primarily accomplished through its committees and through management’s reporting processes, including having the Board receive regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, strategic, and governance risks. In addition, at the beginning of each Board meeting, the CEO provides a status update on the Company and addresses any areas of risk in an executive session. A full risk management assessment is performed and presented to the Board periodically.

The committees of the Board execute their oversight responsibility for risk management as follows:

•
The Audit Committee is responsible for overseeing the Company’s internal financial and accounting controls, work performed by the Company’s independent registered public accounting firm and the Company’s independent reviewer of internal controls. As part of its oversight function, the Audit Committee regularly discusses with management and the Company’s independent registered public accounting firm the Company’s major financial and controls-related risk exposures and steps that management has taken to monitor and control such exposures, including those related to cybersecurity.
•
The Compensation Committee is responsible for overseeing risks related to the Company’s cash and equity-based compensation programs and practices. As part of its oversight function, the Compensation Committee periodically discusses with the CEO as well as the Board, as necessary, the compensation plans for both executive officers and the non-employee directors, performance goals and objectives for the period and related achievement, peer group and other relevant compensation benchmarks and practices and other matters to ensure the Company’s compensation practices are in the best interest of the Company and its shareholders.
•
The N&CG Committee is responsible for overseeing risks related to the composition and structure of the Board and its committees, as well as the Company’s corporate governance which includes oversight of its ESG practices. With respect to the composition of the Board and its committees, on an annual basis, the N&CG Committee assesses the qualifications, independence and demographics of the members of the Board and makes membership recommendations. With respect to the Company’s ESG practices, the N&CG Committee reports to the Board periodically on ESG objectives and status.

We will continue to uphold our strong corporate governance, shareholder rights and executive compensation programs. Our Board also oversees our executive and Board succession planning strategies.

SUSTAINABILITY - ENVIRONMENTAL, SOCIAL AND GOVERNANCE MATTERS

We believe that developing and driving forward a robust and resilient sustainability strategy is an important component of our business strategy, and has the power to create long-term business value for all stakeholders. We are deeply committed to corporate responsibility, transparency, and the principles of sustainability. As a clear demonstration of this commitment, we continue to factor its core principles into our business decisions and integrate them into our daily operations. It is an ongoing process that we continue to expand and improve upon each year.

REPLIGEN CORPORATION	24	2025 PROXY STATEMENT SUMMARY

We continue to identify, prioritize and advance key sustainability initiatives across material Environmental, Social and Governance topics at an ambitious pace. We are also taking bold steps to engage key stakeholders throughout our upstream and downstream value chain to educate and inspire them to advance related initiatives for even greater impact and transparency. Though we are in the early stages of developing our sustainable supply chain program, we are encouraged by the positive feedback received to date and look forward to sharing updates in subsequent communications.

Note that, while "Sustainability" and "ESG" may be used interchangeably throughout this document, Repligen views them as distinct yet related concepts and does so for the reader’s convenience. To view or download our most recent 2023 corporate sustainability report, “Advancing Impacts” and its associated reporting framework indices, or any of our previous reports, please visit www.repligen.com/company/sustainability.

ESG Oversight

Our commitment to sustainability oversight at both the Board and management levels reflects the importance we place on ESG-driven policies and programs to support our long-term strategic plan. Below is our sustainability governance hierarchy:

•
The Chair of our N&CG Committee oversees our ESG initiatives and practices as set forth in the N&CG Committee charter. This Chair also reviews and approves the information contained in our sustainability reports.
•
Our Operating Leadership team, which includes our CEO, Chief Operating Officer (“COO”) and Chief Financial Officer (“CFO”) as ESG executive sponsors, is responsible for company strategy and performance. This includes the integration of sustainability and ESG initiatives into our overall business strategy and investments for long-term value creation. Executive sponsors periodically engage with the Board’s N&CG Committee Chair on ESG strategy and to review progress against the company’s ESG objectives and performance measures. On an annual basis, an ESG program and status report is presented to the full Board either by our COO or our Vice President (VP) of Sustainability and ESG.
•
We first established a Corporate Responsibility Team in 2020. This was a cross-functional team with responsibility for publishing our first report, adopting appropriate reporting frameworks and establishing methods for data collection and disclosures. In 2021, we modified our structure, naming our Senior Director of Global Packaging and Sustainability as our Head of Sustainability and subsequently hired a full-time sustainability staff. Today, our VP of Sustainability and ESG leads a three-person Sustainability team, drives three cross-functional topic-specific steering committees and oversees a well-established network of global ESG Site Ambassadors.

Compensation-Related ESG Measures

Beginning in 2022, and based in part on shareholder input, the N&CG Committee determined that NEOs will annually be assigned certain ESG responsibilities, as appropriate to their roles, to support and advance defined corporate ESG goals. Their level of effectiveness in helping to achieve the corporate ESG goals is considered when determining the individual achievement component of performance-based compensation.

Sustainability

As a global company, we recognize that our company has a broad responsibility to take into account the people we employ, serve and support, and the environment and the communities where we live and work. In 2020, we identified four focus areas where we believe we can make the biggest difference and drive industry-wide change: our principles, our people, our products and our planet.

At Repligen, we remain committed to building a culture where all people can grow and thrive in a rapidly changing world. Promoting inclusivity throughout our company, including within the Board and our management team, has been an area of priority of the Board. We continue to focus on increasing women in leadership and drive outreach efforts to support organizations dedicated to empowering women. We also equip Repligen employees with the training and tools needed to lead with a focus on fostering inclusion within the workplace and to support the physical, emotional and financial health of our employees. For example, our Code of Business Conduct and Ethics guides the Board and our employees in making ethical and legal decisions when conducting business and fulfilling their roles and responsibilities as representatives of our company. By maintaining a resilient and equitable workforce and leadership, both at the Board and employee levels, we drive consistency in long-term business growth.

REPLIGEN CORPORATION	25	2025 PROXY STATEMENT SUMMARY

Our diversified portfolio of bioprocessing technology solutions unlocks opportunity by enabling our customers to speed the development and manufacture of biological drugs. Our products empower biopharmaceutical manufacturers to generate more product in less space and with less waste, ultimately making a positive impact on overall human health and well-being. In 2024, we continued to advance multiple waste reduction initiatives through our Repligen Performance System and partnered with various service providers to strengthen their waste treatment reporting capabilities.

Social and environmental impacts of business are a growing concern for our stakeholders and a priority for us. We continued to engage with select customers in effort to advance post-use product recycling opportunities and began to evaluate additional Repligen products for potential take-back, reuse or recycling pilot programs. We have initiated discussions on human rights, anti-bribery, anti-corruption, and conflict minerals as part of our quarterly business reviews with limited key suppliers. Additionally, these principles are in the process of being incorporated into our Master Service Agreements (MSAs) and supplier management framework. We will continue to actively weave sustainability into our corporate culture, and inspire company-wide action to reduce our climate impact.

Sustainability Reporting

We have been a leader in sustainability reporting since our first report in 2021. In 2022, with the full support of our Board, we established a dedicated Sustainability team to drive, promote and manage our ambitious set of ESG initiatives. Our most recent report, for 2023, was published in 2024. Our sustainability reporting objective is to provide transparency on how we are advancing our evolving sustainability strategy and how we are contributing to sustainable development. With that objective, we continue to deliver high-quality and comprehensive environmental, social, and governance reporting on topics that we believe are relevant to our customers, stockholders, employees, and community members. Our sustainability report also includes disclosures aligned with the Global Reporting Initiative (GRI) Universal Standard 2021 and the Sustainability Accounting Standards Board (SASB) standards, the GHG Protocol and the Task Force on Climate-related Financial Disclosures (TCFD).

Our most recent Corporate Sustainability Report, “Advancing Impacts” covers the period from January 1, 2023 to December 31, 2023. With it, we officially committed to publishing on an annual cadence to better align with industry norms and stakeholder expectations and streamlined the content in a more impactful format. The report content is organized according to the following six key impact areas: Products & Packaging, Operations, Talent, Supply Chain, Communities, and Partnerships & Pathways. Concentrated data tables and visualized data sets provide clear comparisons between year-over-year data sets for energy, water, waste and greenhouse gas emissions. In addition, as part of the streamlining process, expanded narratives and company-related evergreen content, such as sustainability governance structure, have moved from the report to the company website. This will allow us to highlight further progress through “newsflash”-style website updates to keep stakeholders informed throughout the year. In doing so, we can better focus our resources away from redundant reporting and on the challenging work required to progress our commitments.

To view or download our most recent 2023 sustainability report, “Advancing Impacts,” and/or to access our 2023 reporting frameworks indexes document, please visit www.repligen.com/company/sustainability.

BOARD MEETINGS AND COMMITTEES

The Board of Directors (“Board”) met six (6) times during the fiscal year ended December 31, 2024. During the fiscal year ended December 31, 2024: each director attended 100% of each of (i) the total number of meetings of the Board (during the period for which he or she was a director) and (ii) the total number of meetings held by all committees of the Board on which such director served (during the periods that he or she served), with the exception of one director, who attended one out of two of the total number of committee meetings applicable to such director. The Board has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance (“N&CG”) Committee. Each of these standing committees has a charter that has been approved by the Board. Each standing committee reviews the appropriateness of its charter periodically, as conditions dictate, but at least annually.

AUDIT COMMITTEE

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and currently consists of Mr. Muir, Ms. Dawes, and Ms. Eglinton Manner. Ms. Dawes replaced Dr. Madaus as a member of the Audit Committee effective September 2024. The Audit Committee is responsible for

REPLIGEN CORPORATION	26	2025 PROXY STATEMENT SUMMARY

overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company and exercising the responsibilities and duties set forth below, including but not limited to:

•
Appointing, compensating, retaining and overseeing the independence of the Company’s independent registered public accounting firm;
•
Overseeing the work performed by any independent registered public accounting firm, including conduct of the annual audit and engagement for any other services;
•
Assisting the Board in fulfilling its responsibilities by reviewing: (i) the financial reports provided by the Company to the Securities and Exchange Commission (“SEC”), the Company’s shareholders or to the general public; and (ii) the Company’s internal financial and accounting controls;
•
Recommending, establishing and monitoring procedures designed to improve the quality and reliability of the disclosure of the Company’s financial condition and results of operations;
•
Establishing procedures designed to facilitate (i) the receipt, retention and treatment of complaints relating to accounting, internal accounting controls or auditing matters and (ii) the receipt of confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters;
•
Engaging advisors as necessary; and
•
Serving as the Qualified Legal Compliance Committee in accordance with Section 307 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC thereunder.

The Audit Committee met six (6) times during the fiscal year ended December 31, 2024. Mr. Muir currently serves as Chairperson of the Audit Committee. The Board has determined that Mr. Muir qualifies as an “audit committee financial expert” under the rules of the SEC. The Board has determined that each member of the Audit Committee is independent within the meaning of the Nasdaq Stock Market LLC’s (“Nasdaq’s”) director independence standards and the SEC’s heightened director independence standards for audit committee members as determined under the Exchange Act.

The Audit Committee operates under a written charter adopted by the Board, a current copy of which is available on the Company’s website at www.repligen.com under “Investors” — “Corporate Governance” — “Policies and Charters.”

COMPENSATION COMMITTEE

The Compensation Committee currently consists of Mr. Barthelemy, Dr. Mhatre, Mr. Muir and Ms. Pax. Ms. Pax replaced Mr. Muir on the Compensation Committee effective September 2024, and Mr. Muir then re-joined the Compensation Committee effective February 2025. The Compensation Committee, is responsible (among other duties and responsibilities) for:

•
Discharging the Board’s responsibilities relating to the compensation of the Company’s executive officers;
•
Administering the Company’s cash incentive compensation and equity incentive plans;
•
Reviewing and discussing with management the Compensation Discussion and Analysis for inclusion in the Company’s Proxy Statement in accordance with applicable rules and regulations;
•
Reviewing and making recommendations to management on Company-wide compensation programs and practices;
•
Taking final action with respect to the individual salary, bonus and equity arrangements of the Company’s Chief Executive Officer and other executive officers;
•
Recommending, subject to approval by the full Board, new equity-based plans and any material amendments thereto (including increases in the number of shares of our Common Stock available for issuance thereunder) for which shareholder approval is required or desirable;
•
Appointing, overseeing and approving the compensation of any compensation advisers; and
•
Evaluating the independence of any such compensation adviser.

REPLIGEN CORPORATION	27	2025 PROXY STATEMENT SUMMARY

The Compensation Committee met four (4) times during the fiscal year ended December 31, 2024. Ms. Pax currently serves as the Chairperson of the Compensation Committee. The Board has determined that each member of the Compensation Committee is independent within the meaning of the SEC and Nasdaq’s director independence standards.

The Compensation Committee operates under a written charter adopted by the Board, which is available on the Company’s website at www.repligen.com under “Investors” — “Corporate Governance” — “Policies and Charters.”

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The N&CG Committee of the Board currently consists of Dr. Madaus, Dr. Konstantinov, and Ms. Pax. Effective September 2024, Ms. Dawes and Mr. Barthelemy each departed from the N&CG Committee and Ms. Pax joined the N&CG Committee. The N&CG Committee met two (2) times during the fiscal year ended December 31, 2024. The N&CG Committee is responsible for:

•
Identifying individuals qualified to become members of the Board, and selecting or recommending that the Board select the director nominees for election;
•
Monitoring compliance with and periodically reviewing the Company’s Second Amended and Restated Code of Business Conduct & Ethics; and
•
Overseeing the Company’s practices and proposed initiatives related to Environmental, Social and Governance matters.

The N&CG Committee may also consider director nominees recommended by the Company’s shareholders as described above.

Dr. Madaus currently serves as the Chairperson of the N&CG Committee. The Board has determined that each member of the N&CG Committee is independent within the meaning of the SEC’s and Nasdaq’s director independence standards.

The N&CG Committee operates under a written charter adopted by the Board, which is available on the Company’s website at www.repligen.com under “Investors” — “Corporate Governance” — “Policies and Charters.”

Other Committees of the Board

Our Board may, as needed or advisable from time to time, form temporary, ad hoc or other standing committees and delegate the authority to oversee, identify, evaluate or negotiate a specific issue, opportunity and function, and to, as appropriate, make recommendations to the full Board. For example, our Board has established a Transaction Committee to oversee, advise on and assist our management and the full Board in considering or pursuing acquisitions, partnering and other business development opportunities.

REPLIGEN CORPORATION	28	2025 PROXY STATEMENT SUMMARY

PROPOSAL 2

RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors (“Board”) has appointed Ernst & Young LLP (“EY”), an independent registered public accounting firm, to serve as independent auditors for the fiscal year ended December 31, 2024. EY has served as the Company’s independent registered public accounting firm since 2002. In accordance with standing policy, EY periodically changes the personnel who work on the audits of the Company.

AUDIT AND NON-AUDIT FEES

The following sets forth the aggregate fees billed by EY to the Company and incurred by the Company during the fiscal years ended December 31, 2024 and 2023:

	FY2024	FY2023
Audit Fees	$	$2,077,764
Tax Fees		719,884
All Other Fees		5,000
Total	$	$2,802,648

Audit Fees

Fees for audit services were approximately $ and $2,077,764 for the fiscal years ended December 31, 2024 and 2023, respectively. These amounts included fees associated with the annual audit of the consolidated financial statements, reviews of the Company’s Quarterly Reports on Form 10-Q and fees associated with the statutory filings and filings with the Securities and Exchange Commission (“SEC”).

Audit-Related Fees

There were no audit-related fees for the fiscal years ended December 31, 2024 and 2023. These fees would include fees for assurance and related services rendered by EY that are reasonably related to the performance of the audit or the review of our consolidated financial statements and that are not included as audit fees. These services would also include due-diligence in connection with acquisitions any other contractually-agreed-upon audits, accounting consultations or attestation procedures.

Tax Fees

Fees billed for tax services were approximately $ and $719,884 for the fiscal year ended December 31, 2024 and 2023, respectively. These amounts included fees associated with transfer pricing studies, the performance of a research and development credit study, tax due diligence, consulting and related services.

All Other Fees

EY billed $5,000 in additional fees in 2023 relating to a subscription to EY’s online accounting research service.

The Audit Committee of the Board has implemented procedures under the Company’s Audit Committee Pre-Approval Policy for Audit and Non-Audit Services (the “Pre-Approval Policy”), to ensure that all audit and permitted non-audit services provided to the Company are approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of EY for specific audit and non-audit services, within approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the Audit Committee before EY may provide the services. Any pre-approved services exceeding the limits pre-approved by the Audit Committee must again be pre-approved by the Audit Committee. All of the audit-related and tax and other services provided by EY to the Company for the fiscal year ended December 31, 2024 were pre-approved by the Audit Committee. All non-audit services provided in the fiscal year ended December 31, 2024 were reviewed with the Audit Committee, which concluded that the provisions of such services by EY was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

REPLIGEN CORPORATION	29	2025 PROXY STATEMENT SUMMARY

In connection with the audit for the fiscal year ended December 31, 2024, there were no disagreements with EY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of EY, would have caused them to refer to such disagreement in connection with their report.

A member of EY is expected to be present at the 2025 Annual Meeting of Shareholders with the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

Accordingly, the Board believes ratification of the appointment of EY as the Company’s independent registered public accounting firm for the current year is in the best interests of the Company and its shareholders and recommends a vote FOR the ratification of EY as the Company’s independent registered public accounting firm.

REPLIGEN CORPORATION	30	2025 PROXY STATEMENT SUMMARY

AUDIT COMMITTEE REPORT

This report is furnished by the Company’s Audit Committee with respect to the Company’s financial statements for fiscal year 2024. The Company’s management is responsible for the preparation and presentation of complete and accurate financial statements. The independent registered public accounting firm EY is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and for issuing a report on its audit. The Audit Committee oversees and monitors the Company’s management and its independent registered public accounting firm throughout the financial reporting process.

The material in this report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended or under the Securities Exchange Act of 1934, as amended (“Exchange Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Audit Committee currently consists of Mr. Muir, Chairperson, Ms. Dawes, and Ms. Eglinton Manner. Ms. Dawes replaced Dr. Madaus as a member of the Audit Committee on September 1, 2024. The Audit Committee has the responsibility and authority described in the Repligen Audit Committee Charter, which has been approved by the Board. The Board has determined that the members of the Audit Committee meet the independence requirements set forth in Rule 10A-3(b)(1) under the Exchange Act and the applicable rules of the National Association of Securities Dealers, Inc., and that Mr. Muir qualifies as an “audit committee financial expert” under the rules of the SEC. The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management of the Company and EY the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (“Form 10-K”), including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed the Company’s quarterly financial statements for the first three fiscal quarters during the fiscal year ended December 31, 2024 and discussed them with both the management of the Company and EY prior to including such interim financial statements in the Company’s Quarterly Reports on Form 10-Q. In connection with the Company’s Form 10-K for the fiscal year ended December 31, 2024 and the Form 10-Q for each of its first, second and third fiscal quarters of the fiscal year ended December 31, 2024, the Audit Committee discussed the results of the Company’s certification process relating to the statements in the Company’s Form 10-Qs, as well as financial statements under Sections 302 and 906 of the Sarbanes-Oxley Act. The Audit Committee also discussed with EY the matters required to be discussed by the PCAOB’s Auditing Standard No. 1301, Communication with Audit Committees, and the SEC. In addition, the Audit Committee has received from EY the written disclosures and the letter from EY as required by applicable requirements of the PCAOB regarding EY’s communications with the Audit Committee concerning independence and has discussed with EY their independence.

The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and EY’s report on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee discussed with EY the overall scope and plans for their audit. The Audit Committee met with EY to discuss the results of their examinations, their evaluations of the Company’s internal controls, including internal control over financial reporting, and the overall quality of the Company’s financial reporting.

The Audit Committee has also evaluated the performance of EY, including, among other things, the amount of fees paid to EY for audit and non-audit services. Based on its evaluation, the Audit Committee has selected EY to serve as the Company’s auditors for the fiscal year ending December 31, 2025. The shareholders of the Company are being asked to ratify the selection of EY as the Company’s independent public accounting firm in Proposal 2 of this Proxy Statement.

The Audit Committee met six (6) times during the fiscal year ended December 31, 2024. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements and management’s assessment of the effectiveness of the Company’s internal controls over financial reporting be included in Form 10-K, and the Board approved such inclusion.

Respectfully submitted by the Audit Committee,

Glenn P. Muir, Chairperson

Karen A. Dawes

Carrie Eglinton Manner

REPLIGEN CORPORATION	31	2025 PROXY STATEMENT SUMMARY

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our shareholders to vote to approve, on an advisory basis, the compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement in accordance with the Securities and Exchange Commission’s (“SEC’s”) rules.

As described in the section titled “Compensation Discussion and Analysis” which begins on page 34 and in the accompanying tables and narrative disclosure, our executive compensation programs are designed to motivate our executive officers to enhance shareholder value, to provide a fair reward for this effort and to stimulate our executive officers’ professional and personal growth. The Company seeks to provide near-term and long-term financial incentives that align the executive officers’ interests with those of the shareholders and focus executive officer behavior on the achievement of near-term corporate goals, as well as long-term business objectives and strategies. We believe that this alignment between executive compensation and shareholder interests has driven corporate performance over time.

Our shareholders voted on May 18, 2023, to have advisory votes every year to approve the compensation paid to the Company’s NEOs, and we have adopted that approach. The Board of Directors (“Board”) and Compensation Committee make executive compensation decisions every year, and our directors look to the annual advisory vote for information to be taken into account when they make decisions with respect to our compensation philosophy, policies and practices. Accordingly, we are asking our shareholders to vote FOR the following non-binding, advisory resolution on the approval of the compensation of the Company’s NEOs as disclosed in this Proxy Statement:

“RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s NEOs, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

We urge you to read the “Compensation Discussion and Analysis” section of this Proxy Statement and the accompanying tables and narrative disclosure for additional details on the Company’s executive compensation, including our governance, framework, components, and the compensation decisions for the NEOs for the fiscal year ended December 31, 2024.

As an advisory vote, the results of this vote will not be binding on the Board or the Company. However, the Board and the Compensation Committee value the opinions of our shareholders and will consider the outcome of the vote when making future decisions on the compensation of our NEOs and the Company’s executive compensation principles, policies and procedures.

The Board unanimously recommends that shareholders vote FOR approval, on an advisory basis, of the compensation of the Company’s NEOs, as disclosed in this Proxy Statement, including the “Compensation Discussion and Analysis”, compensation tables and narrative discussion.

REPLIGEN CORPORATION	32	2025 PROXY STATEMENT SUMMARY

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board, which is comprised solely of independent directors as defined under the applicable rules of the Nasdaq Stock Market LLC and non-employee directors as defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended, is responsible for developing executive compensation policies, advising the Board with respect to such policies, and administering the Company’s cash and equity incentive plans. The Compensation Committee sets performance goals and objectives for the Chief Executive Officer (“CEO”) and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the Compensation Committee may retain the services of a compensation consultant and consider recommendations from the CEO with respect to goals and compensation of the other executive officers. The Compensation Committee assesses the information it receives in accordance with its business judgment. The Compensation Committee also periodically reviews non-employee director compensation. All decisions with respect to executive compensation are approved by the Compensation Committee and all decisions with respect to director compensation are recommended by the Compensation Committee to the full Board for approval.

The Compensation Committee of the Company has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K promulgated by the SEC with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Respectfully submitted by the Compensation Committee:

Nicolas M. Barthelemy, Chairperson for 2024

Rohin Mhatre, Ph.D.

Margaret A. Pax, Chairperson effective February 2025

Glenn P. Muir, member effective February 2025

REPLIGEN CORPORATION	33	2025 PROXY STATEMENT SUMMARY

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis describes our executive compensation philosophy and program. The executive compensation tables that follow provide information relating primarily to 2024 compensation decisions for the following named executive officers (“NEOs”):

2024 NEOs	Position(s)
Olivier Loeillot	President, Chief Executive Officer and Director
Jason K. Garland	Chief Financial Officer
James R. Bylund	Chief Operating Officer
Ralf Kuriyel	Senior Vice President, Research and Development
Tony J. Hunt	Executive Chair of the Board and Former Chief Executive Officer
Christine Gebski	Former Senior Vice President, Filtration and Chromatography

2024 LEADERSHIP CHANGES

Olivier Loeillot was appointed to the role of President and Chief Executive Officer, as successor to Tony J. Hunt, who serves as Executive Chair of the Board of Directors (the “Board”), effective September 1, 2024 (" the Transition Date"). As part of the transition, on June 12, 2024, the Board elected Mr. Loeillot as a member of the Board and appointed Karen A. Dawes, the Board’s former Chair, to the role of Lead Independent Director, each effective as of September 1, 2024. Christine Gebski, our former Senior Vice President, Filtration and Chromatography, transitioned to a part-time Senior Advisor role effective June 1, 2024.

In consultation with its independent compensation consultant, the Board recognized Mr. Loelliot's promotion to CEO with incremental pay actions which were designed to provide him with market-competitive annual compensation in his new role:

•
As of the Transition Date, Mr. Loeillot received an annual base salary of $750,000 and was eligible to receive an annual performance bonus targeted at 85% of Mr. Loeillot’s annual base salary. With respect to the portion of the 2024 bonus year prior to the Transition Date, Mr. Loeillot’s target annual bonus was 75% of his annual base salary (i.e., the bonus target for his role as President and Chief Commercial Officer).
•
An additional equity award was made to Mr. Loeillot for 2024 with an aggregate grant date fair value of $5,000,000, 50% of which were in the form of time-based restricted stock units, 25% of which were options to purchase Repligen’s common stock and 25% of which were performance-based restricted stock units.

To support Mr. Loeillot and ensure a smooth leadership transition, Mr. Hunt will serve as Executive Chair until March 2026 and will serve as an advisor to Repligen thereafter, until March 2027. As Executive Chair, Mr. Hunt is focused on corporate strategy, and new product and other business opportunities. In his role as Executive Chair, Mr. Hunt receives an annual base salary of $440,000 and is eligible to receive an annual performance bonus targeted at 52.5% of his annual base salary (provided that, with respect to the portion of the 2024 bonus year prior to the Transition Date, Mr. Hunt’s target annual bonus is 105% of his base salary (i.e., the bonus target for his role as Chief Executive Officer)). Pursuant to the terms of such awards, Mr. Hunt’s outstanding equity awards continue to vest so long as he is continuing to provide services to Repligen. Pursuant to the terms of his Fourth Amended and Restated Employment Agreement entered into in connection with his transition to Executive Chair, two-thirds of the awards were forfeited, which equates to 32,776 shares of the Company’s common stock. Although Mr. Hunt’s equity awards continue to vest during his continued service to Repligen pursuant to their terms and there was no change in the vesting or other terms of those awards, in connection with his transition to Executive Chairman, there was a deemed accounting modification of his outstanding awards under applicable accounting rules, resulting in a reportable, non-cash, accounting charge. Consistent with SEC rules, the amounts reported in the Stock Awards column and the Option Awards column of the Summary Compensation Table below include the fair value attributable to the technical accounting modification of the awards and do not reflect the forfeiture of the portion of his 2024 awards described above.

In connection with Mr. Hunt's appointment as Executive Chair of the Board of Directors, Ms. Dawes transitioned from her role as Chair of the Board of Directors to the role of Lead Independent Director. The retainer for serving as Chairperson of

REPLIGEN CORPORATION	34	2025 PROXY STATEMENT SUMMARY

the Board of $95,000 annually was prorated for Ms. Dawes tenure. After the Transition Date, Ms. Dawes' earned a prorated retainer for serving as Lead Independent Director of $45,000 annually.

BUSINESS & FINANCIAL HIGHLIGHTS 2024

Information on business and financial highlights of the Company for 2024 can be found in the Proxy Statement Summary in the section titled “Business & Financial Highlights 2024” on page 8.

COMPENSATION PHILOSOPHY

In accordance with the Company’s compensation philosophy, the Company provides compensation that the Compensation Committee believes will attract and retain high-performing talent in our industry, motivate the Company’s executive officers to create long-term, enhanced shareholder value, and provide a fair reward for executive contributions and stimulate professional and personal growth.

It is the responsibility of the Compensation Committee of the Board to administer the Company’s compensation programs to ensure that they are competitive with other bioprocessing, life sciences research tools, and health care supply industries, and to include incentives that are designed to appropriately drive the Company’s continued development to create shareholder value. The Compensation Committee reviews and approves all components of the Company’s named executive officer compensation, including base salaries, annual cash incentive compensation, and equity incentive compensation.

COMPENSATION OBJECTIVES

The Company believes that the compensation of its executive officers should align the executive officers’ interests with those of the shareholders and focus executive officer behavior not only on the achievement of near-term corporate goals, but also on the achievement of long-term business objectives and strategies.

To achieve these objectives, the Company’s compensation program for its executive officers:

•
Positions salaries and total target compensation competitively with other similar-sized bioprocessing, life sciences research tools, and health care supply industries companies with which the Company competes for talent
•
Places a significant portion of compensation at performance risk through both annual and long-term components, cash and equity, and fixed and variable elements. We believe this mix, including significant vesting periods, best ties executive performance with shareholder returns.
•
Motivates our executive officers to manage the business to meet the Company’s near- and long-term objectives through our annual cash incentive compensation.
•
Aligns executive compensation with long-term shareholder outcomes so that our executive officers are motivated over the long term to respond to the Company’s business challenges and opportunities as owners as well as employees.

REPLIGEN CORPORATION	35	2025 PROXY STATEMENT SUMMARY

The following features of our compensation programs are designed to protect and promote the interests of our shareholders while aligning executive compensation with performance.

	We Do		We Don’t

✓

Pay for Performance: We emphasize performance-based compensation that aligns the interests of our executive officers with those of our shareholders through the use of both near-term cash incentive compensation and longer-term equity awards subject to both time- and performance-based vesting.

		X	Hedge or Pledge: We do not allow executive officers to engage in hedging or pledging of our securities.

✓	Thresholds and Caps on Incentive Payouts: We have minimum thresholds and maximum payout caps on near- and long-term performance-based incentive compensation.	X	Re-Pricing: We do not allow for re-pricing of underwater stock options without shareholder approval.

✓

Benchmark: We maintain an industry-specific peer group for annual benchmarking of executive compensation. This benchmarking is a key factor among those used to determine appropriate compensation for our NEOs.

		X	Excess Perquisites: We do not provide excessive perquisites to our employees.

✓

Double Trigger: We provide each NEO severance benefits that are triggered only upon a qualifying termination of employment following a change in control (i.e., double trigger), except for a one-time special long-term equity award to the former Chief Executive Officer (“CEO”)(1), and the initial equity awards granted to Mr. Bylund upon his hiring.

		X	Executive Retirement Benefits: We do not provide supplemental executive retirement plans, nonqualified defined contribution or deferred compensation plans to our executive officers.

✓	Stock Ownership Requirements: We maintain stock ownership guidelines that require our directors, our CEO and our NEOs to maintain a specified level of ownership in the Company.	X	Guaranteed Bonuses: We do not provide guaranteed bonuses to our executive officers.

✓

Clawback: We have a compensation recovery policy, or “clawback” policy, pursuant to which we are required to claw back certain cash and equity incentive compensation paid to NEOs in the event we are required to restate our previously issued financial statements.

		X	Tax Gross-Ups: We do not provide tax gross-ups

✓	Risk Assessment: We perform an annual compensation risk assessment.

✓	Benefits: We offer market-competitive benefits for executives that are consistent with the benefits we offer all employees.

✓	Consult: We consistently engage an independent compensation consultant to advise on compensation levels and practices.

(1)
The one-time special award was granted to Mr. Hunt in 2018 in recognition of past performance and to provide additional retention incentive in light of the high demand for executive talent within our industry, and was overall designed to protect shareholder interests.

REPLIGEN CORPORATION	36	2025 PROXY STATEMENT SUMMARY

COMPENSATION EVALUATION PROCESS

The Company’s executive officer compensation consists of three primary components: base salary, annual cash incentive compensation and equity incentive compensation. Each of these components is intended to complement the others, and taken together, to satisfy the Company’s compensation objectives. The Compensation Committee considers a number of factors in setting compensation for its executive officers, including Company performance, the executive’s functional performance, experience and responsibilities, and the compensation of executive officers in similar positions in our peer group of companies.

Our Board and executive team actively seek and highly value the views and insights of our shareholders. In evaluating our executive compensation programs for the fiscal year ended December 31, 2024, the Compensation Committee considered the shareholder advisory vote on our executive compensation, or the “say-on-pay” vote, for the fiscal year ended December 31, 2023, which was approved by approximately 94% of the votes cast. The Compensation Committee believes that the shareholders, through this advisory vote, endorsed the compensation philosophies of the Company and, thus, the Compensation Committee maintained the basic structure and design of our executive compensation programs for fiscal year 2024. The Compensation Committee intends to continue to focus on aligning executive compensation programs with the interests of our shareholders and current market practice, including a continued emphasis on pay for performance. We currently hold a “say-on-pay” vote on an annual basis, and our Board intends to continue to do so until at least our next shareholder advisory vote on the frequency of say-on-pay votes to approve our executive compensation, which will occur at our 2029 Annual Meeting of Shareholders.

Role of Compensation Consultant

In establishing compensation levels for each executive officer, the Compensation Committee has the authority to engage the services of outside experts. In the fiscal year ended December 31, 2024, the Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”), an independent compensation consulting firm, to assist the Compensation Committee in assessing the competitiveness and effectiveness of the Company’s executive compensation programs. In addition, our finance and human resources departments support the Compensation Committee in its work and act in accordance with the direction given to them to administer our compensation programs.

The Compensation Committee has assessed any potential conflicts of interest raised by the work of Meridian pursuant to the Securities and Exchange Commission (“SEC”) rules, and has determined that no such conflicts of interest exist.

During the fiscal year ended December 31, 2024 and in February 2025, the Compensation Committee held meetings with management and representatives of Meridian to:

•
Advise on compensation related to the CEO transition, including compensation proposals for both the incoming and retiring CEOs;
•
Review our compensation objectives;
•
Review the actual compensation of our executive officers for consistency with our objectives;
•
Analyze trends in executive compensation;
•
Assess our variable cash compensation structure, as well as incentive plan components and mechanics, to ensure an appropriate correlation between pay and performance with resulting compensation opportunities that balance returns to the Company and its shareholders;
•
Assess our equity-based award programs against our objectives of executive incentive, retention and alignment with shareholder interests;
•
Review our peer group and consider appropriate changes related to the realignment of our business;
•
Benchmark our executive cash compensation and equity-based award programs, and assess our pay versus performance against our peer group; and
•
Review recommendations for fiscal year 2025 compensation for appropriateness relative to our compensation objectives.

REPLIGEN CORPORATION	37	2025 PROXY STATEMENT SUMMARY

Use of Peer Group to Benchmark Compensation

Meridian provided the Compensation Committee with an analysis of base salary, target bonus, target total cash, long-term incentive value and design, and target total compensation for executives, as well as an analysis of cash and equity compensation for non-employee directors based on data derived from a 17-company compensation peer group. The 2024 peer group was composed of comparable companies in the bioprocessing, life sciences research tools and health care supplies industries with median revenues of $912.0 million, as compared to the Company’s 2024 revenue of $634.4 million. Based on this selection criteria, the Compensation Committee approved the following peer group for 2024 compensation decisions:

Avid Bioservices, Inc.	Insulet Corporation	NeoGenomics, Inc.
Azenta, Inc.	Maravai LifeSciences Holdings, Inc.	NovaCure Limited, Inc.
Bio-Rad Laboratories, Inc.	Medpace Holdings, Inc.	10x Genomics, Inc.
Bio-Techne Corporation	Mesa Laboratories, Inc.	Quanterix Corporation
Bruker Corporation	Natera, Inc.	Waters Corporation
Halozyme Therapeutics, Inc	Neogen Corporation

Each year, Meridian, in conjunction with our Compensation Committee, re-evaluates our peer group in light of developments in the market and our industry and the evolution of the Company (e.g., revenue and market capitalization). As a result of this review, the 2024 peer group differs from the 2023 peer group in the following respects: (i) three companies were added to the peer group (Mesa Laboratories, Inc., Avid Bioservices, Inc. and Quanterix Corporation) and (ii) four companies were removed from the peer group (Charles River Laboratories, Alnylam Pharmaceuticals, Inc., Globus Medical, Inc. and Sarepta Therapeutics, Inc.) compared to the prior year. These changes were made to improve the alignment of revenue size of the peer group to that of the Company while maintaining companies of similar business focus.

The Compensation Committee uses the peer group compensation data as one of several factors in determining appropriate compensation parameters for base salary, variable cash compensation and equity-based, long-term incentives.

While the Compensation Committee generally targets each NEO’s total compensation to be within a competitive range of the 50th to 75th percentile of the peer group, it considers a number of additional factors to determine the appropriate level of each NEO’s total compensation and each component of compensation, including Company performance and the relevant executive’s performance, experience, responsibilities and impact. Due to these other factors, the Compensation Committee may set an NEO’s compensation below, at, or above the 50th percentile of the peer group.

EXECUTIVE COMPENSATION

Base Salary

Base salary represents the fixed portion of an executive officer’s compensation and is intended to provide compensation for day-to-day performance. The Compensation Committee believes that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. Each executive officer’s base salary is initially determined upon hire or promotion based on arms-length negotiations, the executive officer’s responsibilities, prior experience, individual compensation history and salary levels of other executives within the Company and similarly situated executives within our peer group. Base salary is typically reviewed annually and may be adjusted based on the executive officer’s responsibilities, prior experience, individual compensation history and salary levels of other executives within the Company and similarly situated executives within our peer group. The Compensation

REPLIGEN CORPORATION	38	2025 PROXY STATEMENT SUMMARY

Committee believes that the base salaries paid to our executive officers during the fiscal year ended December 31, 2024 achieved the Company’s compensation objectives. Base salaries for the NEOs for 2024 and 2023 are as follows:

Name	2024 Base Salary ($)(1)	2023 Base Salary ($)(1)	Base Salary in 2024 vs. 2023 (%)
Olivier Loeillot(2)	750,000	600,000	25%
Jason Garland	550,000	550,000	0%
James R. Bylund	467,181	467,181	0%
Ralf Kuriyel	396,743	396,743	0%
Tony J. Hunt(3)	440,000	880,000	-50%
Christine Gebski(4)	200,000	391,094	-49%

(1)
The compensation report prepared by Meridian showed that the 2024 base salaries of the NEOs are competitive with the 50th percentile of the Company’s 2024 peer group as disclosed above.
(2)
Reflects Mr. Loeillot’s base salary as of December 31, 2024. Mr. Loeillot was appointed President and CEO effective September 1, 2024. His annualized base salary from January 1, 2024 through August 30, 2024 in his position as President and CCO was $600,000 and his base salary from September 1, 2024 through December 31, 2024 in his position as President and CEO was $750,000.
(3)
Reflects Mr. Hunt’s base salary as of December 31, 2024. Mr. Hunt ceased being the President and CEO effective September 1, 2024, and transitioned to serving as an Executive Chair of the Board. His base salary from January 1, 2024 through August 30, 2024 in his position as President and CEO was $880,000 and his base salary in his position as Executive Chair of the Board is $440,000.
(4)
Reflects Ms. Gebski’s base salary as of December 31, 2024. Ms. Gebski ceased being the Senior Vice President, Filtration and Chromatography effective June 1, 2024, and transitioned to serving in a part-time Senior Advisor role. Her base salary from January 1, 2024 through May 31, 2024 in her position as Senior Vice President, Filtration and Chromatography was $391,094 and her base salary in her position as Senior Advisor is $200,000.

Annual Cash Incentive Compensation (Short-Term Incentive) Plan

In 2024, NEOs were eligible to earn cash incentive bonuses under the Annual Cash Incentive Compensation Plan (the “Plan”), to incentivize and reward NEOs for achieving certain performance goals that drive Company performance, align pay and performance, and support the long-term growth of the Company.

The Company’s NEOs, other than the CEO and Executive Chair, were eligible to receive annual cash incentive compensation based on achievement of (i) Company-wide performance goals (the “Company Objectives”) and (ii) performance objectives tied to individual results for their respective functional areas (the “Individual Performance Objectives”). As the Company’s current CEO, Mr. Loeillot is responsible for developing Company strategy and overseeing all of the Company’s corporate functions, product development and commercial activities. As Executive Chair, Mr. Hunt is responsible for leading the Board of Directors alongside our Lead Independent Director, and working with management on driving the strategic direction of the Company. Because of their roles and responsibilities, Mr. Loeillot’s and Mr. Hunt’s incentive payouts are calculated based solely on Company Objectives to closely align their compensation with the Company’s performance. However, for the portion of the year that Mr. Loeillot was serving as President and CCO, achievement of Individual Performance Objectives was considered.

At the beginning of 2024, the Compensation Committee established each NEO’s target annual cash incentive compensation (the “Target Award”) at a level that represents a meaningful portion of each NEO’s cash compensation. In addition, the Compensation Committee set threshold, target and maximum performance goals and related payout levels taking into account annual cash incentive compensation levels for comparable positions within our peer group and our own historical practices. An NEO could earn between 0% and 200% of the NEO’s Target Award for achievement of Corporate Objectives, dependent upon the level of achieved performance. After the end of fiscal year 2024, the Compensation Committee evaluated achievement of the Company Objectives and each NEO’s Individual Performance Objectives, for those with individual performance objectives, and determined each NEO’s annual cash incentive compensation based on such achievement.

Annual Cash Incentive Compensation (Short-Term Incentive) Plan Protocol

The Compensation Committee administers the Plan:

REPLIGEN CORPORATION	39	2025 PROXY STATEMENT SUMMARY

1.
At the beginning of the fiscal year, the CEO, with assistance from senior management, proposes annual Company Objectives, Individual Performance Objectives for NEOs other than himself, measurement criteria and weightings, which are subject to review and approval by the Compensation Committee.
2.
At the beginning of the following fiscal year, the CEO evaluates performance levels and the achievement of these annual Company Objectives and Individual Performance Objectives, which are subject to review and approval by the Compensation Committee. Specific bonus award recommendations for all participants (except the CEO) are submitted by the CEO to the Compensation Committee for review and approval.
3.
The Compensation Committee determines the size of the overall bonus pool and the bonus awards for individual participants based on the Target Awards, the Company’s performance against the Company Objectives and, in the case of executive officers other than the CEO, achievement of Individual Performance Objectives.

Selection of 2024 Performance Measures and Goals

Generally, the Company must attain a minimum level of achievement of its Company Objectives for any payment to be made pursuant to the Plan, and the Compensation Committee may, at its discretion, elect to adjust bonuses downward or not to pay bonuses at all. The Target Award and the weight assigned to Company Objectives and Individual Performance Objectives were determined for each executive officer based upon arms-length negotiations for newly hired executives and the executive officer’s position and competitive market data derived from our peer group. The final incentive payout is determined for each executive officer based on the achievement of Company Objectives and Individual Performance Objectives (other than for the CEO, whose annual cash incentive is determined based solely on Company Objectives) defined for each organizational level and position and the Target Award.

Our Company is focused on driving above-industry level growth through internal innovation, acquisitions and expansion of applications for our bioprocessing solutions. With our focus on growth, we believe that adjusted revenue and adjusted earnings per share (“EPS”) were relevant targets to reflect topline success, balanced with our ability to leverage investments in research and development (“R&D”), people and capacity. We assigned equal weighting to each of these Company Objectives. We believe our executive team can directly impact these Company Objectives, which drive shareholder value.

Company Objectives

For the 2024 Plan, the Compensation Committee set the following Company Objectives and related payout levels:

•
Adjusted revenue — The Compensation Committee set the adjusted revenue target for 2024 at $630.0 million, representing consistent performance with 2023 given market headwinds, which if achieved would have resulted in a payout of 100% of each NEO’s Target Award with respect to the adjusted revenue metric portion of the Target Award. If achieved performance was at or below 90% of this adjusted revenue target, then no payout would be made to the NEOs with respect to the adjusted revenue metric portion of the Target Award. If achieved performance was at or above 120% of the adjusted revenue target, then the annual incentive award would be paid at 200% of the NEO’s Target Award (i.e., maximum payout) with respect to the adjusted revenue metric portion of the Target Award.
•
Adjusted EPS — The Compensation Committee set the adjusted EPS target for 2024 at $1.50, representing a 6% decrease year-over-year, which if achieved would have resulted in a payout of 100% of each NEO’s Target Award with respect to the adjusted EPS metric portion of the Target Award. If achieved performance was at or below 70% of the adjusted EPS goal, then no payout would be made to the NEOs with respect to the adjusted EPS metric portion of the Target Award. If achieved performance was at or above 130% of the adjusted EPS target, then the annual incentive award would be paid at 200% of the NEO’s Target Award (i.e., maximum payout) with respect to the adjusted EPS metric portion of the Target Award.

For the 2024 Plan, the Company set for each NEO the following Target Award and weighting for Company Objectives and Individual Performance Objectives:

REPLIGEN CORPORATION	40	2025 PROXY STATEMENT SUMMARY

Individual Annual Cash Incentive Targets(1)

Name	Target Award as % of Salary for the Fiscal Year Ended December 31, 2024	Portion Tied to Company Objectives	Portion Tied to Individual Performance Objectives
Olivier Loeillot(2)	85%	100%	0%
Jason K. Garland	75%	75%	25%
James R. Bylund	75%	75%	25%
Ralf Kuriyel	60%	75%	25%
Tony J. Hunt(4)	52.5%	100%	0%
Christine Gebski(4)	30%	75%	25%

(1)
Each NEO’s cash incentive amount is determined using the following formula: (Base Salary x Bonus Target %) x (Company Objectives achievement %) + (Base Salary x Bonus Target %) x (Performance Objectives Tied to Individual Results achievement %) = Cash Incentive Payment.
(2)
Represents Mr. Loeillot’s target bonus as of December 31, 2024. Mr. Loeillot was appointed President and CEO effective September 1, 2024. His target bonus from January 1, 2024 through August 30, 2024 in his position as President and CCO was 75% of his base salary, 25% of which was tied to individual performance and 75% to the Company's performance, and his target bonus was 85% of his base salary from September 1, 2024 through December 31, 2024 in his position as President and CEO.
(3)
Reflects Mr. Hunt’s target bonus as of December 31, 2024. Mr. Hunt ceased being the President and CEO effective September 1, 2024, and transitioned to serving as an Executive Chair of the Board. His target bonus from January 1, 2024 through August 30, 2024 in his position as President and CEO was 105% of his base salary and his target bonus in his position as Executive Chair of the Board is 52.5% of his base salary. Mr. Hunt’s annual bonus for the entirety of 2024 was tied solely to the achievement of Company Objectives.
(4)
Reflects Ms. Gebski’s target bonus as of December 31, 2024. Ms. Gebski ceased being the Senior Vice President, Filtration and Chromatography effective June 1, 2024, and transitioned to serving in a part-time Senior Advisor role. Her target bonus from January 1, 2024 through May 31, 2024 in her position as Senior Vice President, Filtration and Chromatography was 60% of her base salary and her target bonus in her position as Senior Advisor is 30% of her base salary.

For 2024, except Mr. Hunt, who transitioned from the position of CEO to Executive Chair of the Board effective September 1, 2024, the Compensation Committee considered a number of factors to determine if an NEO met his or her Individual Performance Objectives, such as achievement of product development and manufacturing goals, controlling costs and other aspects of expense management, functional team development, and attainment of other strategic objectives of the Company. The NEO’s overall impact to the Company was also taken into consideration.

Achievement of 2024 Company Objectives

The following table summarizes target performance goals for adjusted revenue and adjusted EPS for the fiscal year ended December 31, 2024:

Company Objectives for the Fiscal Year Ended December 31, 2024
Adjusted revenue
Achieve $630.0 million in adjusted revenue
Adjusted EPS
Achieve $1.50 of adjusted EPS (fully diluted)

The Compensation Committee reviewed our achievement of the Company Objectives and determined that the Company achieved the adjusted revenue metric at 105% of target level and achieved the adjusted EPS metric at a level 83% of the target level and, therefore, the achievement of the Company Objectives was determined to be 94.2% of target. The Compensation Committee made this determination in consideration of the adjusted revenue of $634.8 million and adjusted EPS of $1.42 for 2024.

The calculations for adjusted revenue and adjusted EPS, on which achievement of Company Objectives is determined, differ from calculations for reported revenue and adjusted EPS set forth in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (“Form 10-K”), filed with the SEC on March 14, 2025. Specifically, the revenue calculation for purposes of achievement of Company Objectives is adjusted to reflect the impact of (i) any acquisitions completed in the year, (ii) changes in foreign exchange rates, and (iii) restatement impacts reflected in the prior year calculation. Similarly, the EPS calculation for purposes of achievement of Company Objectives is adjusted to reflect the impact of (i) any acquisitions completed in the year, (ii) changes in foreign exchange rates, (iii) investment income, and (iv) restatement impacts reflected in the prior year calculation. The Compensation Committee has determined that these adjustments better reflect the

REPLIGEN CORPORATION	41	2025 PROXY STATEMENT SUMMARY

Company’s underlying business performance and the efforts of management, as acquisition impacts are outside of the Company’s ordinary business, management has no control over exchange rate fluctuations or investment income impact, and the restatement impact was previously included in the 2023 calculation. The Compensation Committee believes these adjustments are in the best interest of shareholders, as these adjustments help to normalize achievement metrics for extraordinary factors and factors outside of management’s control, which may have a favorable or unfavorable impact on Company Objectives.

For 2024, the revenue calculation for purposes of achievement of Company Objectives is adjusted favorably by $0.4 million versus our reported revenue of $634.4 million, to reflect the changes in foreign exchange rates and the impact of the revenue restatement. The adjusted EPS calculation for purposes of achievement of Company Objectives is modified (decreased) by a consolidated $0.16 versus our reported adjusted EPS of $1.58, to normalize the impacts of acquisitions, investment income, foreign currency exchange, and the revenue restatement.

Achievement of Individual Performance Objectives

In addition to the Company Objectives, NEOs, with the exception of Mr. Hunt and, effective September 1, 2024, Mr. Loeillot, have a component to their annual cash incentive compensation, determined based upon achievement of Individual Performance Objectives. Our CEO evaluated the actual performance of the other executive officers against these objectives and submitted such evaluations to the Compensation Committee. The ultimate determination of achievement of the Individual Performance Objectives is at the sole discretion of the Compensation Committee. The performance assessment for the Individual Performance Objectives is not calculated on a line-item basis, but rather represents an overall assessment of how the NEO contributed to the success of the Company through and within his or her area of responsibility. The Individual Performance Objectives are designed to be challenging to achieve at 100%. The Compensation Committee has assessed the attainment of these objectives by Mr. Loeillot (also taking into account his role as CCO for the period from January 1, 2024 until September 1, 2024), Mr. Garland, Mr. Bylund, Mr. Kuriyel and Ms. Gebski for 2024 and determined achievement of the Individual Performance Objectives for such NEOs as described below.

From January 1, 2024 through August 30, 2024, Mr. Loeillot was the Company’s President, and CCO and oversaw all business units as well as the commercial organization, driving the commercial and corporate key account strategy and expanding the market impact of Repligen’s business units in bioprocessing, while collaborating with the rest of the Company’s executive team in advancing the overall bioprocess growth plan. Mr. Loeillot’s Individual Performance Objectives for 2024 included increasing commercial effectiveness, evaluating and optimizing Repligen’s go to market strategy, and increasing customer awareness on the broader Repligen portfolio. Differentiated achievement of these factors involves both quantitative and qualitative analysis. The Compensation Committee evaluated Mr. Loeillot’s actual performance against his Individual Performance Objectives for the period Mr. Loeillot served as the Company’s President and CCO and the Compensation Committee determined that Mr. Loeillot’s Individual Performance was achieved at the 110% level. Mr. Loeillot’s bonus amount was prorated based on the time in each of his roles in 2024.

As the Company’s CFO, Mr. Garland, is responsible for the Company’s internal systems and financial controls. Specifically, the CFO’s Individual Performance Objectives for 2024 included scaling the Company’s global financial organization, the development and successful completion of Phase 5 of the SAP implementation, continued improvements in the Company’s financial closing and internal controls processes, as well as the continued expansion of both management and external reporting capabilities to enhance business decision making and improve transparency of financial performance. The overall evaluation of achievement of these factors involves both quantitative and qualitative analysis. The CEO evaluated Mr. Garland's actual performance against his Individual Performance Objectives, in light of his contributions detailed above, and submitted such evaluation to the Compensation Committee and the Compensation Committee determined that the aggregate achievement of the Individual Performance Objectives for Mr. Garland was 95%.

Mr. Bylund, the Company’s COO, oversees all operations on a global basis. Mr. Bylund’s Individual Performance Objectives for 2024 included driving process efficiencies across the organization through our Repligen Performance System, driving growth in the Fluid Management franchise, rightsizing the organization’s manufacturing footprint, and driving customer excellence through service and quality. The overall evaluation of achievement of these factors involves both quantitative and qualitative analysis .The CEO evaluated Mr. Bylund’s actual performance against his Individual Performance Objectives, in light of his contributions detailed above, and submitted such evaluation to the Compensation Committee and the

REPLIGEN CORPORATION	42	2025 PROXY STATEMENT SUMMARY

Compensation Committee determined that the aggregate achievement of the Individual Performance Objectives for Mr. Bylund was 110%.

Mr. Kuriyel, the Company’s Senior Vice President, R&D, is responsible for leading and overseeing the Company’s R&D and partnering activities to enhance our portfolio of products and services. Mr. Kuriyel’s Individual Performance Objectives for 2024 included developing and launching new products, evaluating and investing in new value-added, differentiated technology for the Company, and scaling the R&D organization to align with the needs of the business. The overall evaluation of achievement of these factors involves both quantitative and qualitative analysis. The CEO evaluated Mr. Kuriyel’s actual performance against his Individual Performance Objectives, in light of his contributions detailed above, and submitted such evaluation to the Compensation Committee and the Compensation Committee determined that the aggregate achievement of the Individual Performance Objectives for Mr. Kuriyel was 110%.

From January 1, 2024 through May 31, 2024, Ms. Gebski was the Company’s Senior Vice President, Filtration and Chromatography, and effective June 1, 2024, Ms. Gebski transitioned into a part-time Senior Advisor role. In her role as the Company’s Senior Vice President, Filtration and Chromatography, she oversaw the general management and strategy of the Company’s upstream and downstream filtration and chromatography portfolio. In her role as Senior Advisor, she provides project-based oversight, advice and consultation on various strategic and operational initiatives at Repligen. Ms. Gebski’s 2024 Individual Performance Objectives include onboarding key new leadership members, supporting customer quality initiatives, and orchestrating the opening of the Repligen Training and Innovation Center. The overall evaluation of achievement of these factors involves both quantitative and qualitative analysis. The CEO evaluated Ms. Gebski’s actual performance against her Individual Performance Objectives and determined that the aggregate achievement of the Individual Performance Objectives for Ms. Gebski in both her roles was 100%, which was ratified by the Compensation Committee. Ms. Gebski’s bonus amount was prorated based on the time in each of her roles in 2024.

Annual Cash Incentive Payments Under the Plan

Our annual cash incentive compensation program for the fiscal year ending December 31, 2024 is consistent with the program for the fiscal year ended December 31, 2023. For all NEOs, other than Mr. Hunt and Mr. Loeillot, the weighting of Company Objectives is 75% and the weighting of Individual Performance Objectives is 25%. Mr. Loeillot's cash incentive during his tenure as CCO was subject to the same weighting. The Company will continue to solely rely upon adjusted revenue and adjusted EPS metrics to determine 100% of the CEO's and Executive Chair’s annual bonus. The actual annual cash incentive bonuses paid to the NEOs for the year ended December 31, 2024 are set forth in the Non-Equity Incentive Plan Compensation column of the 2024 Summary Compensation Table below.

EQUITY INCENTIVE COMPENSATION

The Compensation Committee believes that equity incentives in the form of stock options, restricted stock units subject to time-based vesting (“RSUs”) and performance-based restricted stock units (“PSUs”) are effective vehicles for long-term compensation. Equity incentives align individual and team performance with the achievement of the Company’s strategic and financial goals, long-term value creation, and shareholders’ interests. PSUs reward executive officers only if the Company meets certain specified financial and/or operational metrics. Stock options reward executive officers only if the stock price increases from the date of grant over time. RSUs are impacted by all stock price changes, so the value to the executive officers is affected by both increases and decreases in stock price from the market price at the date of grant.

For 2024, the Compensation Committee considered a number of factors in determining what, if any, equity incentive compensation to grant to the executive officers, including:

•
the value and form of long-term incentives granted to similarly situated executives within our peer group;
•
the performance of the Company during the fiscal year;
•
the number of shares subject to, and exercise price of, outstanding options, both vested and unvested, held by the executive officers;
•
the number of unvested RSUs held by the executive officers;
•
the vesting schedule of the unvested equity awards held by the executive officers;

REPLIGEN CORPORATION	43	2025 PROXY STATEMENT SUMMARY

•
the financial statement impact of any equity award;
•
the amount and percentage of the total equity on a diluted basis held by the executive officers; and
•
the available shares under the Company’s equity incentive plan.

Based on its evaluation of the foregoing factors, the Compensation Committee determined that each continuing NEO’s annual 2024 target LTI value would be allocated among three equity vehicles as shown in the graph below:

2024 Annual Equity Grants

In February 2024, the Compensation Committee granted the following long-term incentive compensation awards to each of the then-serving NEOs:

Name	Number of Shares Underlying Stock Options (#)	Restricted Stock Units (#)	Target PSUs (#)	Target Long-Term Incentive ($)
Olivier Loeillot(1)	19,138	20,511	10,255	6,034,734
Jason K. Garland	2,523	2,540	1,270	980,424
James R. Bylund	8,632	8,691	4,346	3,354,687
Ralf Kuriyel	3,497	3,520	1,760	1,358,753
Tony J. Hunt(2)	19,585	19,719	9,859	7,611,118
Christine Gebski(3)	—	1,330	—	199,966

(1)
Mr. Loeillot's equity issuances include a grant of 17,631 RSUs, an option to purchase 16,278 shares of common stock, and 8,815 PSUs (at target) in September 2024 related to his appointment to CEO.
(2)
Mr. Hunt's equity issuances do not reflect the forfeiture of 13,146 of the RSUs, options to purchase 13,057 shares of common stock and 6,573 PSUs in September 2024 related to his transition from the position of CEO to Executive Chair of the Board.
(3)
In light of discussions regarding a potential change in her role with the Company, Ms. Gebski was not granted any equity awards in February 2024; however, in connection with her transition to the role of Senior Advisor, Ms. Gebski was awarded the 1,330 RSUs reflected in this table in June 2024.

The 2024 Annual Equity Grants consist of the following:

•
Stock Options. Stock options granted to each NEO vest in equal installments over three years following the grant date, provided that the NEO is continuously employed through the applicable vesting date. Stock options allow our executive officers to purchase a fixed number of shares of our Common Stock for a fixed price (i.e., exercise price) during a fixed period. The exercise price is equal to the closing price of one share of the Company’s Common Stock on the date of grant. A stock option only has value if our share price increases from the price on the grant date.
•
RSUs. Time-based RSUs granted to each NEO vest in equal annual installments over three years following the grant date, provided that the NEO is continuously employed through the applicable vesting date. The number of RSUs that vest is settled in a like number of shares of our Common Stock.
•
PSUs. PSUs granted to each NEO vest 50% based on three-year average base organic revenue growth rate and 50% based on Adjusted Return on Invested Capital (“Adjusted ROIC”), in each case over the three-year performance period from January 1, 2024 to December 31, 2026. We have omitted the specific revenue and Adjusted ROIC

REPLIGEN CORPORATION	44	2025 PROXY STATEMENT SUMMARY

targets because they involve confidential financial information, the disclosure of which would result in competitive harm to the Company and would be against industry norms. However, we have set performance goals at challenging levels, which we believe are difficult to achieve and would require substantial and sustained performance to be achieved at target levels.

As a high-growth, acquisitive, innovation-driven company, the Compensation Committee believes revenue growth and Adjusted ROIC are metrics that reflect business performance and that create shareholder value. Linear interpolation is applied to determine the percentage of PSUs that vest and are earned where performance falls between the threshold, target, and maximum goals. For any portion of the PSUs to be earned and vest, threshold performance must be achieved with respect to the relevant performance measure. 50% of the target award is earned for threshold performance and 200% of the target award is earned for maximum performance.

The PSUs that vest at the conclusion of the performance period are settled in a like number of shares of our Common Stock.

Long-term Equity Incentive Payout for NEOs for 2024

In 2022, the Compensation Committee granted PSU awards subject to a three-year performance period ending December 31, 2024. At the end of the three-year performance period, these PSU award metrics were not attained and thus the 2022 PSUs were forfeited in their entirety. For more information on these PSUs see the section titled ”Proxy Statement Summary – Long-term Equity Incentive payout for NEOs for 2024” on page 7.

POLICIES AND PRACTICES RELATED TO THE GRANTS OF CERTAIN EQUITY AWARDS

It is the policy of the Board and the Compensation Committee to not take material nonpublic information into account when determining the timing of equity awards in order to take advantage of a depressed stock price or an anticipated increase in stock price. Similarly, it is our practice not to time the release of material nonpublic information based on equity award grant dates or for the purpose of affecting the value of executive compensation. There were not any stock options granted to the Company’s NEOs in 2024 during the period from four business days before to one business day after the filing of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, or the filing or furnishing of any Current Reports on Form 8-K that disclosed material nonpublic information.

CLAWBACK POLICY

In October 2023, the Compensation Committee adopted the Repligen Corporation Compensation Recovery Policy (the “Clawback Policy”) which provides that if the Company is required to prepare an accounting restatement due to the Company’s material non-compliance with any financial reporting requirement we are required to recoup (subject to certain limited exceptions described in the Clawback Policy) any cash or equity incentive compensation received by any current or former executive officer in the three years prior to the date we are required to restate our financial statements that is in excess of the amount that would have been received based on the restated financial statements. In addition, under the Clawback Policy, in the event that we are required to restate our financial statements due to material noncompliance with any financial reporting requirement under securities laws, we may recover (i) any cash or equity incentive compensation received by any other current or former employee of the Company in the three years prior to the date we are required to restate our financial statements that is in excess of the amount that would have been received based on the restated financial statements if we determine that the employee committed certain acts or omissions that materially contributed to the circumstances requiring the restatement and (ii) up to 100% of the cash and equity incentive compensation received by any current or former employee of the Company in the three years prior to the date we are required to restate our financial statements if we determine that the employee committed certain acts or omissions that materially contributed to the circumstances requiring the restatement. A copy of the Clawback Policy is included as Exhibit 97.1 to our Form 10-K.

OTHER COMPENSATION

All full-time employees, including the executive officers, are eligible to participate in the Company’s health and welfare benefit programs, including medical, dental and vision care coverage, disability and life insurance and the Company’s 401(k) plan. Under the 401(k) plan, the Company matches 50% of the first 6% of eligible compensation contributed by employees. This match was subject to a maximum of $5,000 per year until December 31, 2024. As of January 1, 2025, the Company has removed the $5,000 limitation.

REPLIGEN CORPORATION	45	2025 PROXY STATEMENT SUMMARY

TAX AND ACCOUNTING CONSIDERATIONS

We have not provided or agreed to provide any of the Company’s executive officers or directors with a gross-up or other reimbursement for tax amounts they might pay pursuant to Section 4999 or Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant shareholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceed certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an employee, director or service provider receives “deferred compensation” that is not exempt from or does not meet the requirements of Section 409A.

For the Company’s financial statements, cash compensation, such as salary and bonus, is expensed. For income tax returns, cash compensation is generally deductible except as set forth below. For equity-based compensation, we expense the fair value of such grants over the requisite service period.

Generally, Section 162(m) of the Code disallows a federal income tax deduction for public corporations of remuneration in excess of $1 million paid for any fiscal year to a “covered employee” of the Company.

The Compensation Committee believes that shareholder interests are best served if the Compensation Committee retains maximum flexibility to design executive compensation programs that meet stated business objectives. For these reasons, the Compensation Committee, while considering tax deductibility as a factor in determining executive compensation, may not limit such compensation to those levels that will be deductible, particularly in light of the expansion of the covered employee group and the elimination of the exception for performance-based compensation under Section 162(m).

COMPENSATION RISK ASSESSMENT

The Compensation Committee not only considers and evaluates risks related to the Company’s cash and equity-based compensation programs and practices, but also evaluates whether the Company’s compensation plans encourage participants to take excessive risks that are reasonably likely to have a material adverse effect on the Company. Consistent with SEC disclosure requirements, the Compensation Committee has worked with management to assess compensation policies and practices for Company employees and has concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

REPLIGEN CORPORATION	46	2025 PROXY STATEMENT SUMMARY

EXECUTIVE COMPENSATION TABLES

Compensation Earned

The following table summarizes the compensation earned during the fiscal years indicated below by the NEOs. Note that, although there was no actual change to the vesting or other terms of Mr. Hunt’s awards (other than the forfeiture of a portion of the equity awards granted to him in 2024), because there was a deemed accounting modification of his outstanding equity awards in connection with his transition to the role of Executive Chairman under applicable accounting rules, the amounts reported in the Stock Awards and Option Awards columns of the Summary Compensation Table below include the incremental fair value attributable to that technical accounting modification. These amounts are non-cash charges reportable for the accounting modification and are not amounts received by Mr. Hunt. Such amounts also do not reflect the forfeiture of two-thirds of the equity awards granted to Mr. Hunt in 2024.

2024 Summary Compensation Table

Name and Principal Position	Year (1)	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)		Option Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Olivier Loeillot	2024	650,000	—	4,582,286		1,452,448		494,625	5,000	7,184,359
President and Chief Executive Officer	2023	138,462	1,350,000	1,999,914		1,956,689		—	—	5,445,065
Jason K. Garland	2024	550,000	—	734,225		246,199		389,400	187,592	2,107,416
Chief Financial Officer	2023	137,500	100,000	874,922		868,562		—	45,487	2,026,471
James Bylund	2024	467,181	—	2,512,360		842,327		343,904	5,000	4,170,772
Chief Operating Officer	2023	467,181	—	2,498,846		772,403		—	5,000	3,743,430
	2022	424,710	75,500	1,213,281		344,777		315,054	5,000	2,378,322
Ralf Kuriyel	2024	396,743	—	1,017,509		341,244		233,642	5,000	1,994,138
Senior Vice President,	2023	396,743	—	938,857		320,882		—	5,000	1,661,482
Research and Development	2022	374,286	81,500	796,861		217,724		200,963	5,000	1,676,334
Tony J. Hunt	2024	733,333	—	9,310,188	(6)	9,603,523	(6)	652,806	5,000	20,304,850
Former Chief Executive Officer	2023	880,000	—	5,249,983		1,794,292		—	5,000	7,929,275
	2022	800,000	—	4,499,792		1,623,698		785,440	5,000	7,713,930
Christine Gebski	2024	279,623	75,181	199,966		—		125,073	5,000	684,843
Former Senior Vice President,	2023	391,094	—	938,676		320,792		—	5,000	1,655,562
Filtration and Chromatography	2022	365,508	59,000	796,293		217,564		196,251	5,000	1,639,616

(1)
Mr. Loeillot served as President and CCO until August 30, 2024 and was appointed President and CEO effective September 1, 2024. Mr. Loeillot’s annualized base salary for 2024 in his position as President and Chief Commercial Officer was $600,000 and his annualized base salary for 2024 in his position as President and CEO was $750,000. Mr. Hunt ceased serving as President and CEO and transitioned to the role of Executive Chair of the Board effective September 1, 2024. Mr. Hunt’s annualized base salary in his role as CEO for 2024 was $880,000 and his base salary in his role of Executive Chair for 2024 was $440,000. Ms. Gebski ceased being the Senior Vice President, Filtration and Chromatography and transitioned to serving in a part-time Senior Advisor role effective June 1, 2024. Her annualized base salary from January 1, 2024 through May 31, 2024 in her position as Senior Vice President, Filtration and Chromatography was $391,094 and her base salary in her position as Senior Advisor for 2024 was $200,000.
(2)
Ms. Gebski earned an additional bonus in 2024 of $75,181 for work performed outside the scope of her part-time Senior Advisor role.
(3)
The amounts reported represent the aggregate grant date fair value of RSU, PSU and stock option awards granted in the respective fiscal year calculated in accordance with the Financial Accounting Standards Board Accounting Standards Codification No. 718, “Compensation – Stock Compensation (Topic 718)” (“ASC Topic 718”), excluding the impact of forfeitures related to service-based vesting. The assumptions the Company used for calculating the grant date fair values are set forth in Note 2, “Summary of Significant Accounting Policies – Stock Based Compensation” to the Company’s consolidated financial statements included in the Company’s Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 14, 2025. The values reported for the PSUs granted in 2024 represent the grant date fair values of awards assuming the probable outcome of the performance conditions as of the grant date, which was deemed to be at the target level of achievement. The value of the PSUs granted in 2024 assuming the maximum achievement of the performance conditions, is $2,499,757 for Mr. Loeillot, $489,483 for Mr. Garland, $1,675,035 for Mr. Bylund, $678,339 for Mr. Kuriyel and $3,799,856 for Mr. Hunt. The amounts reported in the Stock Awards and Option Awards columns for 2024 for Mr. Hunt include the impact of the technical accounting modification of Mr. Hunt’s equity awards in connection with his transition to the role of Executive Chairman in the amount of $11,302,593. Pursuant to the terms of Mr. Hunt’s Fourth Amended and Restated Employment Agreement entered into in connection with his transition from CEO to Executive Chair, two-thirds of the RSUS, PSU and stock option awards granted to Mr. Hunt in 2024 were forfeited, which equates to 32,776 shares of the Company’s common stock.
(4)
The amounts reported represent payments made with respect to the year indicated under the Plan, as described above.
(5)
Represents the match paid by the Company on behalf of such individual into the Repligen Corporation 401(k) Savings Plan on 50% of the first 6% of eligible compensation contributed by such individual subject to a maximum of $5,000 per year for the years indicated. For 2024, the

REPLIGEN CORPORATION	47	2025 PROXY STATEMENT SUMMARY

amount reported for Mr. Garland also includes a $182,591 stipend to assist with his relocation, which was paid to him pursuant to the terms of his employment agreement with the Company, in addition to the 401(k) match.
(6)
Although Mr. Hunt’s equity awards continue to vest during his continued service to Repligen pursuant to their terms, there was a deemed accounting modification of his outstanding awards under applicable accounting rules in connection with his transition to the role of Executive Chairman, resulting in a reportable, non-cash accounting charge. Consistent with SEC rules, even there was no actual change in the vesting or other terms of his equity awards (other than a forfeiture of a portion of his awards granted in 2024), these amounts include the fair value attributable to the technical accounting modification of the awards and do not reflect the forfeiture of a portion of his 2024 awards. The aggregate grant date fair value of the equity awards actually granted to Mr. Hunt in 2024 is $7,611,118 ($3,800,048 with respect to RSUs, $1,899,928 with respect to PSUs and $1,911,142 with respect to stock options). In addition, in connection with his transition to Executive Chair, Mr. Hunt forfeited two-thirds of the shares underlying the equity awards granted to him in 2024. The aggregate grant date fair value of the one-third of the original awards retained by Mr. Hunt is $2,537,039.

The following graphs reflect the allocation of salary, equity incentive compensation, cash incentive compensation, and other compensation earned by the Company’s NEOs in the fiscal year 2024 as set forth in the 2024 Summary Compensation Table above:

2024 Summary Compensation Allocations

OLIVIER LOEILLOT President & Chief Executive Officer	JASON K. GARLAND Chief Financial Officer	JAMES R. BYLUND Chief Operating Officer

RALF KURIYEL Senior Vice President, Research & Development	TONY J. HUNT Former Chief Executive Officer	CHRISTINE GEBSKI Former Senior Vice President, Filtration and Chromatography

Grants of Plan-Based Awards for the Fiscal Year Ended December 31, 2024

The table below sets forth grants of plan-based awards that were made in the fiscal year ended December 31, 2024 to the Company’s NEOs.

REPLIGEN CORPORATION	48	2025 PROXY STATEMENT SUMMARY

Name	Grant Date		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards: Threshold ($)(1)(2)	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards: Target ($)(3)	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards: Maximum ($)(4)	Estimated Future Payouts Under Equity Incentive Plan Awards: Threshold (#)(5)	Estimated Future Payouts Under Equity Incentive Plan Awards: Target (#)(5)	Estimated Future Payouts Under Equity Incentive Plan Awards: Maximum (#)(5)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
Olivier Loeillot			381,250	512,500	1,025,000	—	—	—	—	—	—	—
	2/27/2024		—	—	—	—	—	—	—	2,860	192.71	279,084
	2/27/2024		—	—	—	—	—	—	2,880	—	—	555,005
	2/27/2024		—	—	—	720	1,440	2,880	—	—	—	277,502
	9/3/2024		—	—	—	—	—	—	—	16,278	141.79	1,173,364
	9/3/2024		—	—	—	—	—	—	17,631	—	—	2,499,900
	9/3/2024		—	—	—	4,408	8,815	17,630	—	—	—	1,249,879
Jason K. Garland			319,688	412,500	825,000	—	—	—	—	—	—	—
	2/27/2024		—	—	—	—	—	—	—	2,523	192.71	246,199
	2/27/2024		—	—	—	—	—	—	2,540	—	—	489,483
	2/27/2024		—	—	—	635	1,270	2,540	—	—	—	244,742
James R. Bylund			271,549	350,386	700,772	—	—	—	—	—	—	—
	2/27/2024		—	—	—	—	—	—	—	8,632	192.71	842,327
	2/27/2024		—	—	—	—	—	—	8,691	—	—	1,674,842
	2/27/2024		—	—	—	2,173	4,346	8,692	—	—	—	837,518
Ralf Kuriyel			184,485	238,046	476,092	—	—	—	—	—	—	—
	2/27/2024					—	—	—	—	3,497	192.71	341,244
	2/27/2024		—	—	—	—	—	—	3,520	—	—	678,339
	2/27/2024		—	—	—	880	1,760	3,520	—	—	—	339,170
Tony J. Hunt(6)			484,792	692,560	1,385,120	—	—	—	—	—	—	—
	2/27/2024		—	—	—	—	—	—	—	19,585	192.71	1,911,142
	2/27/2024		—	—	—	—	—	—	19,719	—	—	3,800,048
	2/27/2024		—	—	—	4,930	9,859	19,718	—	—	—	1,899,928
	9/1/2024	(7)	—	—	—	1,643	3,286	6,572	73,995	121,872	—	11,302,593
Christine Gebski			102,899	132,774	265,547	—	—	—	—	—	—	—
	6/1/2024		—	—	—	—	—	—	—	1,330	—	199,966

(1)
Mr. Hunt’s non-equity incentive plan award is calculated solely based on achievement of Company Objectives. Mr. Loeillot’s non-equity incentive plan award is calculated solely based on the achievement of Company Objectives for the period during which he was serving as CEO and 25% based on achievement of Individual Performance Objectives and 75% based on achievement of Company Objectives for the period that he served as President and CCO. The non-equity incentive plan awards for the other NEOs are calculated 25% based on achievement of Individual Performance Objectives and 75% based on achievement of Company Objectives.
(2)
The amounts represent a threshold bonus, assuming 70% achievement of the Company Objectives for Mr. Hunt, assuming 70% achievement of the Company Objectives for Mr. Loeillot for the period that he served as CEO and 70% achievement of the Company Objectives and 100% achievement of the Individual Performance Objectives for the period that he served as President and CCO and 70% achievement of the Company Objectives and 100% achievement of the Individual Performance Objectives for the other NEOs.
(3)
The amounts represent the target bonus, assuming 100% achievement of the Company Objectives for Mr. Hunt, assuming 100% achievement of the Company Objectives for Mr. Loeillot for the period that he served as CEO and 70% achievement of the Company Objectives and 100% achievement of the Individual Performance Objectives for the period that he served as President and CCO and 100% achievement of the Company Objectives and 100% achievement of the Individual Performance Objectives for the other NEOs. The actual bonus awarded by the Compensation Committee can be higher or lower than the target depending on achievement of Company Objectives and Individual Performance Objectives.
(4)
The amounts represent a maximum bonus, assuming 200% achievement of the Company Objectives for Mr. Hunt, assuming 200% achievement of the Company Objectives for Mr. Loeillot for the period that he served as CEO and 200% achievement of the Company Objectives and the Individual Performance Objectives for the period that he served as President and CCO, and 200% achievement of the Company Objectives and Individual Performance Objectives for the other NEOs.
(5)
In March 2023, Mr. Loeillot, Mr. Garland, Mr. Bylund, Mr. Kuriyel, Mr. Hunt and Ms. Gebski were granted PSUs that vest upon the Company’s achievement of specified revenue growth and Adjusted ROIC targets over the three-year performance period. In September 2024, Mr. Loeillot was granted PSU awards in connection with his transition to the CEO role that are earned based up the Company’s achievement of specified revenue growth and Adjusted ROIC targets over the same three-year performance period and vest on the third anniversary of the date of grant.
(6)
Mr. Hunt's awards reported in the table do not reflect the forfeiture of 13,146 of the RSUs, options to purchase 13,057 shares of common stock, and 6,573 PSUs in September 2024 related to his transition from the position of CEO to Executive Chair of the Board.
(7)
Although Mr. Hunt’s equity awards continue to vest during his continued service to Repligen pursuant to their terms, there was a deemed accounting modification of his outstanding equity awards in connection with his transition to Executive Chairman. The amounts reported do not reflect additional equity awards granted to Mr. Hunt in 2024 and instead reflect equity awards previously granted to Mr. Hunt that continue vesting in accordance with their terms during Mr. Hunt’s continued service.

REPLIGEN CORPORATION	49	2025 PROXY STATEMENT SUMMARY

Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table

The Company’s executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described in the section titled “Compensation Discussion and Analysis” beginning on page 34. The material terms of employment agreements and arrangements with the Company’s NEOs are described in the section titled “Employment Arrangements” on page 54.

REPLIGEN CORPORATION	50	2025 PROXY STATEMENT SUMMARY

Outstanding Equity Awards at December 31, 2024

The following table sets forth certain information regarding the outstanding stock options and stock awards held by the NEOs on December 31, 2024. Awards were made under the Repligen Corporation 2018 Stock Option and Incentive Plan (the “2018 Plan”) and the Repligen Corporation Amended and Restated 2012 Stock Option and Incentive Plan, as amended (the “2012 Plan”). For the outstanding stock options and stock awards described below, vesting is conditioned on the NEO remaining in service to the Company through such vesting date. Such awards may also be subject to accelerated vesting as described in “Employment Arrangements—Potential Payments Upon Termination or Change in Control” on page 57.

REPLIGEN CORPORATION	51	2025 PROXY STATEMENT SUMMARY

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(1)
Olivier Loeillot	10/2/2023	4,847	19,389	(2)	154.96	10/2/2033	—		—	—		—
	10/2/2023	—	—		—	—	10,325	(3)	1,486,181	—		—
	2/27/2024	—	2,860	(4)	192.71	2/27/2034	—		—	—		—
	2/27/2024	—	—		—	—	2,880	(5)	414,547	—		—
	2/27/2024	—	—		—	—	—		—	720	(6)	103,637
	9/3/2024	—	16,278	(7)	141.79	9/3/2034	—		—	—		—
	9/3/2024	—	—		—	—	17,631	(8)	2,537,806	—		—
	9/3/2024	—	—		—	—	—		—	4,408	(9)	634,488
Jason K. Garland	9/25/2023	2,104	8,420	(10)	158.99	9/25/2033	—		—	—		—
	9/25/2023	—	—		—	—	4,403	(11)	633,768	—		—
	2/27/2024	—	2,523	(12)	192.71	2/27/2034	—		—	—		—
	2/27/2024	—	—		—	—	2,540	(13)	365,608	—		—
	2/27/2024	—	—		—	—	—		—	635	(6)	91,402
James Bylund	4/1/2020	5,060	2,000	(14)	94.33	4/1/2030	—		—	—		—
	4/1/2020	—	—		—	—	1,000	(15)	143,940	—		—
	2/24/2021	2,033	—		215.58	2/24/2031	—		—	—		—
	2/24/2022	2,874	1,438	(16)	189.21	2/24/2032	—		—	—		—
	2/24/2022	—	—		—	—	1,122	(17)	161,501	—		—
	2/24/2022	—	—		—	—	—		—	—	(18)	—
	3/2/2023	2,881	5,763	(19)	180.48	3/2/2033	—		—	—		—
	3/2/2023	—	—		—	—	5,566	(20)	801,170	—		—
	3/2/2023	—	—		—	—	—		—	2,087	(21)	300,403
	5/16/2023	—	—		—	—	—		—	63	(22)	9,068
	12/12/2023	—	—		—	—	—		—	848	(23)	122,061
	2/27/2024	—	8,632	(24)	192.71	2/27/2034	—		—	—		—
	2/27/2024	—	—		—	—	8,691	(25)	1,250,983	—		—
	2/27/2024	—	—		—	—	—		—	2,173	(6)	312,782
Ralf Kuriyel	2/24/2021	2,035	—		215.58	2/24/2031	—		—	—		—
	2/24/2022	1,815	908	(26)	189.21	2/24/2032	—		—	—		—
	2/24/2022	—	—		—	—	709	(27)	102,053	—		—
	2/24/2022	—	—		—	—	—		—	—	(18)	—
	3/2/2023	1,197	2,394	(28)	180.48	3/2/2033	—		—	—		—
	3/2/2023	—	—		—	—	2,312	(29)	332,789	—		—
	3/2/2023	—	—		—	—	—		—	867	(21)	124,796
	2/27/2024	—	3,497	(30)	192.71	2/27/2034	—		—	—		—
	2/27/2024	—	—		—	—	3,520	(31)	506,669	—		—
	2/27/2024	—	—		—	—	—		—	880	(6)	126,667
Tony J. Hunt	3/1/2018	178,567	95,188	(32)	33.87	2/29/2028	—		—	—		—
	3/1/2018	—	—		—	—	49,208	(33)	7,083,000	—		—
	2/28/2019	21,756	—		59.52	2/28/2029	—		—	—		—
	2/27/2020	18,128	—		86.10	2/27/2030	—		—	—		—
	2/24/2021	12,601	—		215.58	2/24/2031	—		—	—		—
	2/24/2022	13,538	6,769	(34)	189.21	2/24/2032	—		—	—		—
	2/24/2022	—	—		—	—	5,285	(35)	760,723	—		—
	2/24/2022	—	—		—	—	—		—	—	(18)	—
	3/2/2023	6,693	13,387	(36)	180.48	3/2/2033	—		—	—		—
	3/2/2023	—	—		—	—	12,929	(37)	1,861,000	—		—
	3/2/2023	—	—		—	—	—		—	4,848	(21)	697,821
	2/27/2024	—	6,528	(38)	192.71	2/27/2034	—		—	—		—
	2/27/2024	—	—		—	—	6,573	(39)	946,118	—		—
	2/27/2024	—	—		—	—	—		—	1,643	(6)	236,493
Christine Gebski	2/24/2021	1,968	—		215.58	—	—		—	—		—
	2/24/2022	1,814	907	(40)	189.21	—	—		—	—		—
	2/24/2022	—	—		—	—	708	(41)	101,910	—		—
	2/24/2022	—	—		—	—	—		—	—	(18)	—
	3/2/2023	1,196	2,394	(42)	180.48	—	—		—	—		—
	3/2/2023	—	—		—	—	2,312	(43)	332,789	—		—
	3/2/2023	—	—		—	—	—		—	1,734	(6)	249,592
	6/1/2024	—	—		—	—	1,330	(44)	191,440	—		—

(1)
The value of equity awards is based on the closing price of the Company’s stock on the Nasdaq Global Market on December 31, 2024, the last trading day of 2024, which was $143.94.
(2)
4,847 shares vested on October 2, 2024, 4,847 shares vest on each of October 2, 2025, October 2, 2026 and October 2, 2027 and 4,848 shares vest on October 2, 2028.
(3)
2,581 shares vested on October 2, 2024, 2,581 shares vest on each of October 2, 2025, October 2, 2026 and October 2, 2027 and 2,582 shares vest on October 2, 2028.
(4)
953 shares vested on February 27, 2025, 953 shares vest on February 27, 2026 and 954 shares vest on February 27, 2027.
(5)
960 shares vested on February 27, 2025 and 960 shares vest on each of February 27, 2026 and February 2027.
(6)
The shares subject to this award vest on February 27, 2027, subject to the achievement of specified revenue growth and Adjusted ROIC goals by the Company over the three-year performance period ending December 31, 2026.
(7)
5,426 shares vest on each of September 3, 2025, September 3, 2026 and September 3, 2027.
(8)
5,877 shares vest on each of September 3, 2025, September 3, 2026 and September 3, 2027.

REPLIGEN CORPORATION	52	2025 PROXY STATEMENT SUMMARY

(9)
The shares subject to this award vest on September 3, 2027, subject to achievement of specified revenue growth and Adjusted ROIC goals by the Company over the three-year performance period ending December 31, 2026.
(10)
2,105 shares vest on each of September 25, 2025, September 25, 2026, September 25, 2027 and September 25, 2028.
(11)
1,101 shares vest September 25, 2025, 1,100 shares vest September 25, 2026 and 1,101 shares vest on each of September 25, 2027 and September 25, 2028.
(12)
841 shares vested on February 27, 2025, and 841 shares vest on each of February 27, 2026 and February 27, 2027.
(13)
846 shares vested on February 27, 2025, and 847 shares vest on each of February 27, 2026 and February 27, 2027.
(14)
The remaining 2,000 shares vest on April 1, 2025.
(15)
The remaining 1,000 shares vest on April 1, 2025.
(16)
1,437 shares vested on February 24, 2025 and 1,438 shares vest on February 24, 2026.
(17)
The remaining 1,122 shares vested on February 24, 2025.
(18)
All of the shares subject to this award were forfeited on March 3, 2025 because the threshold level of specified revenue growth and Adjusted ROIC goals by the Company over the three-year performance period ended December 31, 2024 was not achieved.
(19)
2,881 shares vested on March 2, 2025 and 2,328 shares vest on March 2, 2026.
(20)
2,783 shares vested on March 2, 2025 and 2,783 shares vest on March 2, 2026.
(21)
The shares subject to this award vest on March 2, 2026, subject to achievement of specified revenue growth and Adjusted ROIC goals by the Company over the three-year performance period ending December 31, 2025.
(22)
63 shares vested on March 1, 2025, based upon achievement of specified goals related to the integration of FlexBiosys in 2023.
(23)
878 shares vested on March 1, 2025, based upon achievement of specified goals related to the integration of Metenova in 2023.
(24)
2,877 shares vested on February 27, 2025, 2,877 shares vest on February 27, 2026 and 2,878 shares vest on February 27, 2027.
(25)
2,897 shares vested on February 27, 2025, and 2,897 shares vest on each of February 27, 2026 and February 27, 2027.
(26)
The remaining 908 shares vested on February 24, 2025.
(27)
The remaining 709 shares vested on February 24, 2025.
(28)
1,197 shares vested on March 2, 2025 and 1,197 shares vest on March 2, 2026.
(29)
1,156 shares vested on March 2, 2025 and 1,156 shares vest on March 2, 2026.
(30)
1,165 shares vested on February 27, 2025 and 1,166 shares vest on each of February 27, 2026 and February 27, 2027.
(31)
1,173 shares vested on February 27, 2025, 1,173 shares vest on February 27, 2026 and 1,174 shares vest on February 27, 2027.
(32)
31,729 shares vested on March 1, 2025, 31,729 shares vest on March 1, 2026 and 31,730 shares vest on March 1, 2027.
(33)
16,402 shares vested on March 1, 2025 and 16,403 shares vest on each of March 1, 2026 and March 1, 2027.
(34)
The remaining 6,769 shares vested on February 24, 2025.
(35)
The remaining 5,285 shares vested on February 24, 2025.
(36)
6,693 shares vested on March 2, 2025 and 6,694 shares vest on March 2, 2026.
(37)
6,464 shares vested on March 2, 2025 and 6,465 shares vest on March 2, 2026.
(38)
The remaining 6,528 shares vested on February 27, 2025.
(39)
The remaining 6,573 shares vested on February 27, 2025.
(40)
The remaining 907 shares vested on February 24, 2025.
(41)
The remaining 708 shares vested on February 24, 2025.
(42)
1,197 shares vested on March 2, 2025 and 1,197 shares vest on March 2, 2026.
(43)
1,156 shares vested on March 2, 2025 and 1,156 shares vest on March 2, 2026.
(44)
332 shares vest on June 1, 2025, 333 shares vest on June 1, 2026, 332 shares vest of June 1, 2027, and 333 shares vest June 1, 2028.

Option Exercises and Stock Vested for the Fiscal Year Ended December 31, 2024

The following table sets forth certain information regarding the number of stock options exercised, RSUs and PSUs that vested and amounts realized by the NEOs upon exercise or vesting in the year ended December 31, 2024.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Olivier Loeillot	—	—	1,720	212,265
Jason K. Garland	—	—	733	90,460
James R. Bylund	940	96,059	3,231	621,512
Ralf Kuriyel	1,446	149,273	2,923	533,892
Tony J. Hunt	46,055	5,024,249	19,560	3,802,661
Christine Gebski	—	—	3,419	641,222

(1)
The value realized on exercise of an option award is based on the difference between the fair market value of Common Stock on the date of exercise and the exercise price of the option.
(2)
The value realized on vesting of RSUs and PSUs is based on the closing price of Common Stock on the trading date immediately preceding the date of vesting.

Pension Benefits

The Company has no defined benefit plans or other supplemental retirement plans for the NEOs.

REPLIGEN CORPORATION	53	2025 PROXY STATEMENT SUMMARY

Nonqualified Deferred Compensation

The Company has no nonqualified defined contribution plans or other nonqualified deferred compensation plans for the NEOs.

Employment Arrangements

Employment Agreement with Olivier Loeillot

On June 12, 2024, in connection with Mr. Loeillot’s appointment as Chief Executive Officer, Mr. Loeillot and Repligen entered into an employment agreement (the “Loeillot Employment Agreement”), which supersedes and replaces Mr. Loeillot’s prior employment agreement with Repligen as of September 1, 2024 (the “Transition Date”) and provides that, beginning on the Transition Date, Mr. Loeillot will receive an annual base salary of $750,000 and will be eligible to receive an annual performance bonus targeted at 85% of Mr. Loeillot’s annual base salary (provided that, with respect to the portion of the 2024 bonus year prior to the Transition Date, Mr. Loeillot’s target annual bonus was 75% of his annual base salary (i.e., the bonus target for his role as President and Chief Commercial Officer)). The Loeillot Employment Agreement also provides for the grant to Mr. Loeillot of an annual equity award for 2024 with an aggregate grant date fair value of $5,000,000, 50% of which was in the form of RSUs, 25% of which was in the form of options to purchase Repligen’s common stock, and 25% of which was in the form of PSUs. Additionally, the Loeillot Employment Agreement provides for certain severance benefits if certain conditions are met (including Mr. Loeillot’s executing a release in favor of Repligen), including:

•
if Mr. Loeillot’s employment terminates due to his disability, (a) a pro-rata portion of all outstanding time-based equity awards held by Mr. Loeillot will accelerate and vest, (b) a pro-rata portion of all outstanding performance-based equity awards held by Mr. Loeillot will vest (if at all) at the end of the performance period based on actual performance, (c) each outstanding vested stock option held by Mr. Loeillot will remain exercisable until the earlier of the one-year anniversary of the accelerated vesting date and the original expiration date of the stock option and (d) subject to Mr. Loeillot’s timely COBRA election, the Company will pay the COBRA premiums for Mr. Loeillot and his eligible dependents for up to 18 months;
•
if Repligen terminates Mr. Loeillot’s employment without cause or if Mr. Loeillot resigns for good reason, (a) Repligen will pay Mr. Loeillot an amount equal to 1.5 times his annual base salary (paid in installments over 18 months), (b) 100% of the unvested portion of the equity awards granted to Mr. Loeillot in connection with his initial hire by Repligen will accelerate and vest, (c) 50% of all other time-based equity awards held by Mr. Loeillot will accelerate and vest, (d) a pro-rata portion of other outstanding performance-based equity awards held by Mr. Loeillot will vest (if at all) at the end of the performance period based on actual performance, (e) each outstanding vested stock option held by Mr. Loeillot will remain exercisable until the earlier of the one-year anniversary of the accelerated vesting date and the original expiration date of the stock option and (f) subject to Mr. Loeillot’s timely COBRA election, the Company will pay the COBRA premiums for Mr. Loeillot and his eligible dependents for a up to 18 months;
•
if Repligen (or its successor) terminates Mr. Loeillot’s employment without cause or if Mr. Loeillot resigns for good reason, in each case within 24 months following a change in control of Repligen, in lieu of the severance payments and benefits described in the preceding paragraph, (a) Repligen will pay Mr. Loeillot a lump sum cash payment in an amount equal to 2.0 times the sum of his annual base salary (or his annual base salary in effect immediately prior to the change in control, if higher) and his target annual performance bonus for the year in which the date of termination occurs, (b) Repligen will pay Mr. Loeillot a pro-rata portion of Mr. Loeillot’s target bonus for the year in which the date of termination occurs, (c) in the event that equity awards are assumed, continued or substituted in the change in control, all equity awards held by Mr. Loeillot will accelerate and vest (with performance deemed to be met at the greater of the target level of performance or the actual level of performance on the date of termination for any equity awards subject to performance-based vesting) and (d) subject to Mr. Loeillot’s timely COBRA election, the Company will pay the COBRA premiums for Mr. Loeillot and his eligible dependents for up to 18 months; and
•
In the event that any then-outstanding stock options and stock-based awards are not assumed, continued or substituted in a change in control, then Mr. Loeillot will be entitled to receive accelerated vesting of (i) 100% of his unvested stock options and other stock-based awards subject solely to time-based vesting and (ii) all of his stock options and other stock-based awards that are subject to performance-based vesting, with performance metrics deemed to be met at the greater of the target level or the actual level of performance on such date of the change in control.

REPLIGEN CORPORATION	54	2025 PROXY STATEMENT SUMMARY

Employment Agreement with Jason Garland

On September 8, 2023, in connection with Mr. Garland’s appointment as CFO, the Company and Mr. Garland entered into an employment agreement, (the “CFO Employment Agreement”), which provides that Mr. Garland will receive an initial annual base salary of $550,000, and a target annual performance bonus of 75% of his annual base salary. Pursuant to the CFO Employment Agreement, Mr. Garland also received a one-time signing bonus of $100,000 and was granted new hire stock options and RSU awards, which vest in equal annual installments on each of the first, second, third, fourth and fifth anniversaries of his start date, subject to Mr. Garland’s continued employment with the Company through the applicable vesting date. The aggregate grant date fair value of the new hire awards was approximately $1,750,000, split equally between options to purchase the Company’s Common Stock and RSUs. In addition, Mr. Garland received a relocation stipend of $150,000. If Mr. Garland’s employment is terminated by the Company for cause (as defined in the Severance Plan) or if Mr. Garland resigns without good reason (as defined in the Severance Plan), in either event within 12 months following the date that the second portion of the relocation stipend (in the amount of $118,000) was paid to him, he is required to repay the Company a pro-rated portion of the after tax amount of the second installment of the relocation stipend. The CFO Employment Agreement also provides that the Company would grant Mr. Garland an annual equity award for 2024 with an aggregate value of $875,000, 50% in the form of RSUs, 25% of in the form of options to purchase the Company’s Common Stock and 25% in the form of PSUs. Mr. Garland is also eligible to participate in all customary employee benefit plans or programs generally available to the Company’s full-time employees and executive officers, including as an “NEO Participant” under the Severance Plan.

The CFO Employment Agreement also contains standard covenants relating to confidentiality and a 12-month post-employment noncompetition and non-solicitation covenant.

Fourth Amended and Restated Employment Agreement

On June 12, 2024, in connection with Mr. Hunt’s appointment to the role of Executive Chair, Mr. Hunt and Repligen further amended and restated Mr. Hunt’s employment agreement (as amended and restated, the “Hunt Employment Agreement”). Pursuant to the terms of the Hunt Employment Agreement, it is anticipated that Mr. Hunt will serve as Executive Chair until March 2026 and will serve as an advisor to Repligen thereafter, until March 2027. Beginning on the Transition Date, Mr. Hunt receives an initial annual base salary of $440,000 and is eligible to receive an annual performance bonus targeted at 52.5% of his annual base salary (however, with respect to the portion of the 2024 bonus year prior to the Transition Date, Mr. Hunt’s target annual bonus was 105% of his base salary (i.e., the bonus target for his role as Chief Executive Officer)). When Mr. Hunt begins his role as an advisor and is no longer serving as Executive Chair, his annual base salary shall be the applicable Fair Labor Standards Act base salary minimum for Massachusetts employees in effect from time to time and he will not be eligible to receive an annual performance bonus. Mr. Hunt’s outstanding equity awards will continue to vest so long as he is continuing to provide services to Repligen. Additionally, the Hunt Employment Agreement provides for certain severance benefits if certain conditions are met (including Mr. Hunt’s executing a release in favor of Repligen), including:

•
if Mr. Hunt remains employed with Repligen until March 2027, a pro-rata portion of all outstanding performance-based equity awards held by Mr. Hunt will vest (if at all) at the end of the performance period based on actual performance; and
•
if Repligen terminates Mr. Hunt’s employment without cause or if his employment terminates due to his death or disability, (a) Repligen will pay Mr. Hunt an amount equal to his base salary from the date of termination until March 2027 (payable in installments through March 2027), (b) all time-based equity awards held by Mr. Hunt that would have vested had he remained employed until March 2027 will accelerate and vest, (c) a pro-rata portion of all performance-based equity awards held by Mr. Hunt will remain eligible to vest at the end of the performance period based on actual performance and (d) subject to Mr. Hunt’s timely COBRA election, the Company will pay the COBRA premiums for Mr. Hunt and his eligible dependents through March 2027.

Amended and Restated Severance and Change in Control Plan

NEO Termination without Cause or Resignation for Good Reason

On May 26, 2022, the Company adopted the Severance Plan, pursuant to which the NEOs, other than Mr. Loeillot, Mr. Hunt, and Ms. Gebski, may be eligible for certain severance payments and benefits. Ms. Gebski ceased being an eligible NEO under the Severance Plan on May 31, 2024 when she transitioned from Senior Vice President, Filtration and Chromatography to Senior Advisor. Pursuant to the terms of the Severance Plan, in the event that Mr. Garland’s, Mr.

REPLIGEN CORPORATION	55	2025 PROXY STATEMENT SUMMARY

Bylund’s, or Mr. Kuriyel’s employment is terminated by the Company without cause or one resigns for good reason, each as defined in the Severance Plan, subject to the execution and effectiveness of a separation agreement containing, among other things, a general release of claims in favor of the Company, the NEO will be entitled to receive (i) continued payment of base salary at the rate then in effect for 12 months following termination (provided, however, such amount shall be reduced by an amount equal to the dollar value of the portion of the monthly premiums paid by active employees for coverage under the Company’s group health care programs multiplied by 12), (ii) except as otherwise provided in the applicable equity award agreement, accelerated vesting of (A) 50% of the NEO’s unvested stock options subject to time-based vesting, and (B) a pro-rata portion of the NEO’s unvested stock-based awards subject solely to time-based vesting, (iii) a pro-rata portion of unvested stock options and other stock-based awards that are subject to performance-based vesting and for which achievement of the performance metrics has not been determined as of the date of termination shall remain eligible to vest at the end of the performance period based on actual performance through the end of the performance period, and (iv) if the NEO is enrolled in the Company’s group health care programs immediately prior to the date of termination and properly elects to receive COBRA benefits, payment of the COBRA premiums by the Company for up to 12 months following termination. Pro-ration for purposes of items (ii)(B) and (iii) of the preceding sentence shall be determined based on the number of full months elapsed in the vesting period or performance period, as applicable, through the date of termination relative to the total number of full months in the vesting period or performance period, as applicable.

NEO Termination without Cause or Resignation for Good Reason Following Change in Control

If Mr. Garland’s, Mr. Bylund’s, or Mr. Kuriyel’s employment is terminated by the Company without cause or if one resigns for good reason, in either case within two years following a change in control, as defined in the Severance Plan, subject to the execution and effectiveness of a separation agreement containing, among other things, a general release of claims in favor of the Company, that NEO will be entitled to receive (i) a lump sum payment equal to one-and-a-half times the sum of the NEO’s base salary at the rate then in effect (or the rate in effect immediately prior to the change in control, if higher) and the NEO’s target annual performance bonus for the year the termination occurs, (ii) a pro-rata portion of the NEO’s target bonus for the year in which the date of termination occurs, (iii) except as otherwise provided in the applicable equity award agreement, in the event that stock options and other stock-based awards are assumed, continued or substituted in the change in control, accelerated vesting of (A) 100% of the NEO’s unvested stock options and other unvested stock-based awards subject to time-based vesting, (B) all performance-based awards held by the NEO with performance metrics deemed to be met at the greater of target levels or the actual level of performance on the date of termination and (iv) if the NEO is enrolled in the Company’s group health care programs immediately prior to the date of termination and properly elects to receive COBRA benefits, payment of the COBRA premiums by the Company for up to 18 months following termination. Pro-ration for purposes of item (ii) of the preceding sentence shall be determined based on the number of full months elapsed in the year through the date of termination relative to the total number of full months in the year.

Change in Control

In the event that any then-outstanding stock options and stock-based awards are not assumed, continued or substituted in a change in control, then Mr. Garland, Mr. Bylund, and Mr. Kuriyel will be entitled to receive accelerated vesting of (i) 100% of his unvested stock options and other stock-based awards subject solely to time-based vesting and (ii) all of his stock options and other stock-based awards that are subject to performance-based vesting, with performance metrics deemed to be met at the greater of the target level or the actual level of performance on such date of the change in control.

Repligen Corporation Retirement Policy for Equity Awards

In October 2023, the Compensation Committee approved the Repligen Corporation Retirement Policy for Equity Awards (the “Retirement Policy”). Under the Retirement Policy, eligible participants, including NEOs, who are either (i) 55 years of age and in their tenth year or more of service with the Company on the retirement date; or (ii) at least 60 years of age and have been employed by the Company for at least five full years on the retirement date will remain eligible to vest in a pro-rata portion of all PSUs held by the eligible participant as of the date of retirement at the end of the performance period based on actual performance through the end of the performance period subject, in the Company’s sole discretion, to the eligible participant’s execution and effectiveness of a separation agreement containing, among other things, a general release of claims in favor of the Company. Pro-ration for purposes of the Retirement Policy shall be determined based on the number of full months elapsed in the applicable performance period through the retirement date relative to the total

REPLIGEN CORPORATION	56	2025 PROXY STATEMENT SUMMARY

number of full months in the applicable performance period. The Company may amend or terminate the Retirement Policy at any time.

Potential Payments Upon Termination or Change in Control

The 2012 Plan and the 2018 Plan (collectively referred to as “the Plans”), provide that upon the effectiveness of a sale event, as defined in the Plans, except as otherwise provided by the Compensation Committee in the applicable award agreement, all outstanding awards will automatically terminate, unless the parties to the sale event agree that such awards will be assumed or continued by the successor entity.

Assuming the NEO’s employment was terminated by the Company or the NEO resigned for good reason (other than within 24 months following a change in control) and such event took place on December 31, 2024, each of the NEOs would have been entitled to the payments and benefits shown in the table below. Ms. Gebski has been omitted from the tables below because she transitioned to a part-time role with the Company effective June 1, 2024 and was not eligible for severance payments and benefits as of December 31, 2024.

	Payments and Benefits
Name	Base Salary Continuation ($)	Value of Accelerated Vesting of Equity Awards ($)(1)	Value of Health Insurance Under COBRA ($)	Total ($)
Olivier Loeillot	750,000	3,743,460	28,544	4,522,004
Jason K. Garland	550,000	798,311	28,544	1,376,855
James R. Bylund	467,181	1,766,039	18,559	2,251,779
Ralf Kuriyel	396,743	598,931	18,559	1,014,233
Tony J. Hunt	200,000	8,529,990	34,557	8,764,547

(1)
Based on the intrinsic value of the stock options and RSUs on December 31, 2024, which is calculated using the $143.94 market closing price of the Common Stock on December 31, 2024 the last trading day of 2024.

Assuming a change in control occurred on December 31, 2024 in which equity awards were assumed, continued or substituted and no qualifying termination of employment occurred within 24 months thereafter, each of Mr. Hunt and Mr. Bylund would have been entitled to the payments and benefits shown in the table below. Cash severance benefits and, other than as set forth below, equity acceleration, for each of the NEOs in connection with a sale event are triggered only upon a termination of the executive by the Company or the resignation by the executive for good reason following a change in control (i.e., double trigger).

	Payments and Benefits
Name	Base Salary Continuation ($)	Value of Accelerated Vesting of Equity Awards ($)(1)	Value of Health Insurance Under COBRA ($)	Total ($)
Olivier Loeillot	—	—	—	—
Jason K. Garland	—	—	—	—
James R. Bylund	—	243,160	—	243,160
Ralf Kuriyel	—	—	—	—
Tony J. Hunt	—	17,560,343	—	17,560,343

(1)
Based on the intrinsic value of the one-time special award granted to Mr. Hunt in 2018 on December 31, 2024 and initial equity awards made to Mr. Bylund in connection with his hiring in 2020, which is calculated using the $143.94 market closing price of the Common Stock on December 31, 2024 the last trading day of 2024.

REPLIGEN CORPORATION	57	2025 PROXY STATEMENT SUMMARY

Assuming the NEO’s employment was terminated by the Company or the NEOs resigned for good reason within 24 months following a change in control in which equity awards are assumed, continued or substituted and such event took place on December 31, 2024, each of the NEOs would have been entitled to the payments and benefits shown in the table below.

	Payments and Benefits
Name	Base Salary and Target Bonus Payment ($)	Pro-Rata Bonus Payout ($)	Value of Accelerated Vesting of Equity Awards ($)(1)	Value of Health Insurance Under COBRA ($)	Total ($)
Olivier Loeillot	2,775,000	637,500	2,196,796	42,816	5,652,112
Jason K. Garland	1,443,750	412,500	425,583	42,816	2,324,649
James R. Bylund	1,226,350	350,386	3,025,797	27,839	4,630,372
Ralf Kuriyel	952,183	238,046	379,424	51,835	1,621,488
Tony J. Hunt	457,500	105,000	22,037,352	27,839	22,627,691

(1)
Based on the intrinsic value of the stock options and RSUs on December 31, 2024 based upon market closing price of $143.94 of the Common Stock on December 31, 2024, the last trading day of 2024.

CEO Pay Ratio

Pursuant to a mandate of the Dodd-Frank Act, the SEC adopted a rule requiring that we annually disclose the ratio of our median employee’s total annual compensation to the total annual compensation of our CEO as of December 31, 2024, Olivier Loeillot, who is also our principal executive officer (the “CEO Pay Ratio”).

The Company’s compensation and benefits philosophy and the overall structure of the compensation and benefit programs are broadly similar across the organization and aim to encourage and reward all employees who contribute to the Company’s success. The Company strives to ensure that the pay of every employee reflects the level of such employee’s job impact and responsibilities and is competitive within the Company’s peer group. Compensation rates are benchmarked and are generally set to be market-competitive in the country in which the jobs are performed. The Company’s ongoing commitment to pay equity is critical to successfully supporting an inclusive workforce with opportunities for all employees to grow, develop, and contribute.

We identified the median employee using total compensation as reported on Form W-2, subtracting bonuses earned in 2023 but paid in 2024, adding annual bonuses paid in March 2025, and adding the fair value of equity awards granted to the employee during 2024. All individuals who were employed by the Company on December 31, 2024, the last day of the Company’s fiscal year, were included in the median calculation (including all employees, whether employed on a full-time, part-time, seasonal or temporary basis).

Effective September 1, 2024, Mr. Loeillot, transitioned from the role of President and CCO to the role of President and CEO, and Mr. Hunt transitioned from the role of CEO to Executive Chair of the Board. When a company has had two CEOs in the same fiscal year, under Item 402(u) the compensation paid to the CEO for purposes of calculating this ratio can either be (i) a combination of the compensation paid to each CEO during the fiscal year or (ii) the annualized CEO compensation of the person who was serving as CEO as of the date it used to select the median employee. Because Mr. Loeillot was our CEO as of December 31, 2024, the date we used to select our median employee, we chose to use Mr. Loeillot’s annualized 2024 compensation for our 2024 pay ratio disclosure.

As illustrated in the table below, the Company’s 2024 CEO Pay Ratio was approximately 69:1.

Olivier Loeillot (CEO) 2024 Compensation	$7,184,359
Median Employee 2024 Compensation	$104,324
CEO Pay Ratio	69:1

Compensation for the median employee was determined in the same manner as the total compensation reported for Mr. Loeillot in the “Total” column of the Summary Compensation Table. The pay ratio reported above is a reasonable estimate

REPLIGEN CORPORATION	58	2025 PROXY STATEMENT SUMMARY

calculated in a manner consistent with SEC rules, based on the Company’s internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other peer companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Act and Item 402(v) of Regulation S-K promulgated by the SEC, the Company is providing information about the relationship between executive compensation actually paid to our Principal Executive Officers (each, a “PEO”), and the other NEOs (as calculated in accordance with 402(v) of Regulation S-K) and certain financial performance measures. For fiscal years 2020 through 2023, Mr. Hunt was the PEO. For 2024, Mr. Hunt served as PEO until August 31, 2024 and Mr. Loeillot served as PEO beginning on September 1, 2024. For additional information on the Company’s compensation programs and philosophy and how the Company designs its compensation programs to align pay with performance, see the section titled “Compensation Discussion and Analysis – Compensation Objectives” on page 35.

Pay Versus Performance Table

									Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation on Table Total for PEO Tony J. Hunt ($)	Compensation Actually Paid to PEO Tony J. Hunt ($)(1)	Summary Compensation on Table Total for PEO Olivier Loeillot ($)	Compensation Actually Paid to PEO Olivier Loeillot ($)(1)	Average Summary Compensation Table Total for Non-PEO NEOs ($)		Average Compensation Actually Paid to Non-PEO NEOs ($)(2)		Total Shareholder Return ($)(3)	Peer Group Total Shareholder Return ($)(4)	Net Income ($)(5)	Adjusted Revenue ($)(6)
2024	20,304,850	921,139	7,184,359	5,125,639	2,239,292	(7)	1,089,794	(7)	156	114	(25,514,078)	634,836,884
2023	7,929,275	8,199,283	N/A	N/A	2,783,824	(8)	2,838,303	(8)	194	115	41,577,200	632,862,757
2022	7,713,930	(14,037,928)	N/A	N/A	2,030,204	(9)	373,690	(9)	183	111	185,958,784	823,421,806
2021	7,765,070	28,761,887	N/A	N/A	1,903,210	(9)	3,095,727	(9)	286	125	128,290,831	666,832,455
2020	5,066,061	36,587,864	N/A	N/A	1,660,855	(10)	4,883,849	(10)	207	126	59,925,688	360,009,590

(1)
The amounts reported represent the “compensation actually paid” to our CEO, computed in accordance with Item 402(v) of Regulation S-K, but do not reflect the actual amount of compensation earned by or paid to the CEO in the applicable year. In accordance with Item 402(v) of Regulation S-K, the following adjustments were made to the amount reported for the CEO in the “Total” column of the Summary Compensation Table for each year to calculate compensation actually paid:

Year	Summary Compensation Table Total for PEO ($)	Summary Compensation Table Value of Equity Awards ($)(a)	Equity Award Adjustments ($)(b)	Compensation Actually Paid to PEO ($)
2024 (Loeillot)	7,184,359	(6,034,734)	3,976,014	5,125,639
2024 (Hunt)	20,304,850	(18,913,711)	(470,000)	921,139
2023	7,929,275	(7,044,275)	7,314,283	8,199,283
2022	7,713,930	(6,123,490)	(15,628,368)	(14,037,928)
2021	7,765,070	(5,663,515)	26,660,332	28,761,887
2020	5,066,061	(3,957,311)	35,479,114	36,587,864

(a)
The amounts reported represent the sum of the amounts reported in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table for the applicable year.
(b)
The amounts deducted or added in calculating the equity award adjustments are as follows and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of the grant:

REPLIGEN CORPORATION	59	2025 PROXY STATEMENT SUMMARY

Year	Year End Fair Value of Equity Awards ($)	Year Over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year Over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
2024 (Loeillot)	5,263,849	(1,022,566)	—	(265,269)	—	—	3,976,014
2024 (Hunt)	5,112,360	(5,107,473)	—	(84,234)	(390,653)	—	(470,000)
2023	5,286,030	1,518,601	—	509,652	—	—	7,314,283
2022	5,089,051	(16,700,137)	—	(4,017,282)	—	—	(15,628,368)
2021	5,871,874	18,454,854	—	2,333,604	—	—	26,660,332
2020	8,611,644	27,291,322	—	(423,852)	—	—	35,479,114

(2)
The amounts reported represent the average “compensation actually paid” to the NEOs other than the PEO(s) as a group, computed in accordance with Item 402(v) of Regulation S-K. The amounts do not reflect the actual average amount of compensation earned by or paid to such NEOs as a group in the applicable year. In accordance with Item 402(v) of Regulation S-K, the following adjustments were made to the average of the amounts reported in the “Total” column of the Summary Compensation Table for the NEOs as a group (excluding the PEO(s)) for each year to determine the compensation actually paid, using the same methodology described above in footnote 1:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Average Summary Compensation Table Value of Equity Awards ($)(a)	Average Equity Award Adjustments ($)(b)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2024	2,239,292	(1,473,458)	323,960	1,089,794
2023	2,783,824	(2,208,580)	2,263,059	2,838,303
2022	2,030,204	(1,293,539)	(362,975)	373,690
2021	1,903,210	(1,158,499)	2,351,016	3,095,727
2020	1,660,855	(991,336)	4,214,330	4,883,849

(a)
The amounts reported represent the average of the sum of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable fiscal year.
(b)
The amounts deducted or added in calculating for equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards ($)	Year Over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year Over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
2024	1,003,993	(522,318)	—	(105,501)	(52,214)	—	323,960
2023	1,898,736	61,717	—	29,510	273,096	—	2,263,059
2022	972,047	(895,955)	—	(426,369)	(12,698)	—	(362,975)
2021	1,240,869	923,948	—	186,199	—	—	2,351,016
2020	2,164,711	1,959,514	—	90,105	—	—	4,214,330

(3)
Total shareholder return (“TSR”) is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

REPLIGEN CORPORATION	60	2025 PROXY STATEMENT SUMMARY

(4)
Represents the weighted peer group TSR. The peer group used for this purpose is the Nasdaq Biotechnology Index, a published industry index.
(5)
The dollar amounts reported represent the amount of net income reflected in the Company’s audited consolidated financial statements for the applicable fiscal year.
(6)
Adjusted revenue is defined as the Company’s total consolidated revenue as reported under U.S. generally accepted accounting principles (“GAAP”) adjusted to reflect the impact of acquisitions and the change in foreign exchange rates. In 2024, the total as-reported consolidated revenue of $634.4 million was adjusted favorably by $0.4 million, resulting in adjusted revenue of $634.8 million. In 2023, the total as-reported consolidated revenue of $638.8 million was adjusted unfavorably by $5.9 million, resulting in adjusted revenue of $632.9 million. In 2022, the total as-reported consolidated revenue of $801.5 million was adjusted favorably by $21.9 million, resulting in adjusted revenue of $823.4 million. In 2021, the total as-reported consolidated revenue of $670.5 million was adjusted (decreased) by $3.7 million, resulting in adjusted revenue of $666.8 million. While the Company considers numerous financial and non-financial performance measures for the purpose of evaluating and determining executive compensation, the Company considers adjusted revenue, which is one of the Corporate Objectives (along with adjusted EPS) used to determine annual cash incentive compensation paid to the NEOs for fiscal year 2024, to be the most important financial performance measure used to link compensation actually paid to Company performance for fiscal year 2024.
(7)
Non-PEO NEOs for 2024 include Mr. Garland, Mr. Bylund, Mr. Kuriyel, and Ms. Gebski.
(8)
Non-PEO NEOs for 2023 include Mr. Garland, Mr. Bylund, Ms. Gebski, Mr. Kuriyel, Mr. Loeillot and Mr. Snodgres.
(9)
Non-PEO NEOs for 2021 and 2022 include Mr. Snodgres, Mr. Bylund, Ms. Gebski and Mr. Kuriyel.
(10)
Non-PEO NEOs for 2020 include Mr. Snodgres and Mr. Kuriyel.

Description of Relationship Between Compensation Actually Paid and Selected Performance Metrics

As described above in the section titled “Compensation and Discussion Analysis – Compensation Objectives” on page 35, the Company’s compensation program is designed to attract and retain high-performing talent in the bioprocessing industry, motivate the Company’s executive officers to create long-term, enhanced shareholder value, and provide a fair reward for executive effort and stimulate professional and personal growth. The Company uses several performance measures to align executive compensation with Company performance, not all of which are presented in the Pay Versus Performance Table above. Moreover, the Company calculates compensation to the PEO and other NEOs on a basis different than the amount reported in the Summary Compensation Table and compensation actually paid, as calculated in accordance with Item 402(v) of Regulation S-K, is not considered by the Board and the Compensation Committee in evaluating or determining executive compensation. In addition, the Board and the Compensation Committee do not use TSR or net income as performance measures when making pay compensation decisions. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between compensation actually paid and the financial performance metrics presented in the Pay Versus Performance Table.

Compensation Actually Paid and Company TSR

The graph below describes the relationship between compensation actually paid to the PEOs and the average compensation actually paid to the Company’s other NEOs to the Company’s TSR over the five-year period from December 31, 2019 to December 31, 2024, assuming an initial investment of $100 on December 31, 2019. As the graph shows, this relationship is generally aligned in large part because a significant portion of the compensation actually paid to the Company’s NEOs is in the form of equity awards, the value of which is impacted by the stock price changes.

REPLIGEN CORPORATION	61	2025 PROXY STATEMENT SUMMARY

REPLIGEN CORPORATION	62	2025 PROXY STATEMENT SUMMARY

Compensation Actually Paid and Net Income

The graph below shows the relationship between compensation actually paid to our PEOs and the average compensation actually paid to the Company’s other NEOs to the Company’s net income for the five years presented in the Pay Versus Performance Table. The Company does not use net income as a performance measure in its executive compensation program.

REPLIGEN CORPORATION	63	2025 PROXY STATEMENT SUMMARY

Compensation Actually Paid and Adjusted Revenue

The graph below shows the relationship between compensation actually paid to our PEOs and the average compensation actually paid to the Company’s other NEOs to the Company’s adjusted revenue for the five years presented in the Pay Versus Performance Table. As described above, adjusted revenue is defined as the Company’s total consolidated revenue as reported under GAAP, adjusted to reflect the impact of acquisitions. While the Company uses numerous financial and non-financial performance measures in its compensation programs, the Company has determined that adjusted revenue is the most important performance measure used to link compensation actually paid to the Company’s NEOs for fiscal year 2024 to Company performance. The Company uses adjusted revenue (along with adjusted EPS, both of which are weighted equally) as one of the Corporate Objectives in the Company’s short-term incentive compensation program.

REPLIGEN CORPORATION	64	2025 PROXY STATEMENT SUMMARY

Total Shareholder Return

The graph below describes the relationship between Repligen Corporation’s (Nasdaq: RGEN) TSR and the TSR for the Nasdaq Biotechnology index:

RGEN TSR vs. Nasdaq Biotechnology Index

As mentioned above, the Company does not use TSR as a performance measure to make decisions on executive compensation.

Tabular List of Performance Measures

The following table includes financial performance measures that the Company has determined are its most important financial performance measures for 2024 and how they were used in relation to executive compensation:

Financial Measure	Application in Most Recently Completed Fiscal Year’s Compensation
Adjusted revenue	Annual Cash Incentive Compensation – Corporate Objectives
Adjusted EPS	Annual Cash Incentive Compensation – Corporate Objectives
Adjusted ROIC	Long-term Incentive Plan – PSU Portion (3-year goal)
Base Organic Growth	Long-term Incentive Plan – PSU Portion (3-year goal)

The description of how adjusted revenue and adjusted EPS are calculated can be found in the section titled “Compensation Discussion and Analysis – Executive Compensation” beginning on page 38. The definitions for Adjusted ROIC and Base Organic Growth can be found in the section titled “Proxy Statement Summary – Long-term Equity Incentive Breakout for NEOs” beginning on page 7.

REPLIGEN CORPORATION	65	2025 PROXY STATEMENT SUMMARY

DIRECTOR COMPENSATION

For the fiscal year ended December 31, 2024, non-employee directors received an annual cash retainer for service on the Board and committees as set forth in the table below.

Annual Retainer
Board of Directors
Each Non-Employee Member of the Board	$60,000
Additional Retainer for the Lead Independent Chair	$45,000
Audit Committee
Committee Chairperson	$30,000
Other Committee Members	$10,000
Compensation Committee
Committee Chairperson	$20,000
Other Committee Members	$10,000
Nominating and Corporate Governance Committee
Committee Chairperson	$16,000
Other Committee Members	$5,000
Transaction Committee
Committee Members	$5,000

Under the Company’s Amended and Restated Non-Employee Directors’ Compensation Policy, as amended in February 2024, each newly elected, non-employee director who joins the Board receives an option to purchase shares of Common Stock with an aggregate value equal to the aggregate value of the stock option and RSU comprising the then-current annual award granted to the existing Board members. These initial option grants vest in equal annual installments over a three-year period from the date of grant, provided such person is still a director on such vesting date. Also, on the effective date of a new director’s initial appointment or election to the Board, such new director shall receive an additional award of (i) a stock option to purchase shares of our Common Stock and (ii) an RSU award, each of which shall have a value equal to the value of the stock option and RSU award, respectively, comprising the then-current annual award, pro-rated based on the number of months from such effective date until the Company’s next Annual Meeting of Shareholders.

In addition, at each Annual Meeting of Shareholders of the Company, each non-employee director re-elected to the Board by the shareholders is awarded annual equity compensation. In 2024, all non-employee directors, other than the Chairperson, were entitled to annual equity compensation with a grant date fair value of $240,000, and the Chairperson was entitled to annual equity compensation with a grant date fair value of $275,000. The annual equity compensation award is 50% in the form of RSUs, and 50% in the form of stock options. Annual equity awards vest in full on the earlier of the first anniversary of the date of the grant or the next Annual Meeting of Shareholders, provided such person is still a director on such vesting date. In the event of a sale event (as defined in the 2018 Plan), all equity retainer awards granted to such non-employee directors shall become 100% vested and exercisable or nonforfeitable immediately prior to such sale event.

Our Board may, as needed or advisable from time to time, form temporary, ad hoc or other standing committees and delegate the authority to oversee, identify, evaluate or negotiate a specific issue, opportunity and function, and to, as appropriate, make recommendations to the full Board, which committee members may receive reasonable and market compensation. For example, our Board has established a Transaction Committee to oversee, advise on and assist our management and the full Board in considering or pursuing acquisitions, partnering and other business development opportunities, and has awarded cash compensation consistent with those paid to the members of the N&GC Committee.

REPLIGEN CORPORATION	66	2025 PROXY STATEMENT SUMMARY

Director Compensation Table for the Fiscal Year Ended December 31, 2024

The following table sets forth a summary of the compensation the Company paid to its non-employee directors in the year ended December 31, 2024.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Option Awards ($)(1)(2)(3)	Total ($)
Nicolas M. Barthelemy	88,333	119,892	116,759	324,984
Karen A. Dawes(4)	157,333	137,337	133,729	428,399
Carrie Eglinton Manner	70,000	119,892	116,759	306,651
Konstantin Konstantinov	65,000	119,892	116,759	301,651
Martin Madaus	80,333	119,892	116,759	316,984
Rohin Mhatre	70,000	119,892	116,759	306,651
Glenn P. Muir	101,667	119,892	116,759	338,318
Margaret A. Pax	52,308	137,763	350,419	540,490

(1)
Represents the aggregate grant date fair value of awards granted in 2024 calculated in accordance with ASC Topic 718 excluding the impact of forfeitures related to service-based vesting. The assumptions the Company used for calculating the grant date fair values are set forth in Note 2, “Summary of Significant Accounting Policies – Stock Based Compensation,” to the Company’s consolidated financial statements included in the Company’s Form 10-K for the fiscal year ended December 31, 2024.
(2)
The non-employee directors of the Board who held such position on December 31, 2024 held the following aggregate number of unexercised stock options and unvested RSUs as of that date:

Name	Number of Securities Underlying Unexercised Options	Number of Unvested Restricted Stock Units
Nicolas M. Barthelemy	5,312	701
Karen A. Dawes	8,154	803
Carrie Eglinton Manner	9,296	701
Konstantin Konstantinov	6,659	701
Martin Madaus	4,921	701
Rohin Mhatre	10,386	701
Glenn P. Muir	17,810	701
Margaret A. Pax	3,807	701

REPLIGEN CORPORATION	67	2025 PROXY STATEMENT SUMMARY

(3)
The following table presents the grant date fair value of each grant of RSUs or stock options in the fiscal year ended December 31, 2024 to non-employee directors, computed in accordance with ASC Topic 718 excluding the impact of forfeitures related to service-based vesting:

Name	Grant Date	Number of Restricted Stock Units (#)	Number of Securities Underlying Options (#)	Exercise Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
Nicolas M. Barthelemy	5/16/2024	—	1,376	171.03	116,759
	5/16/2024	701	—	—	119,892
Karen A. Dawes	5/16/2024	—	1,576	171.03	133,729
	5/16/2024	803	—	—	137,337
Carrie Eglinton Manner	5/16/2024	—	1,376	171.03	116,759
	5/16/2024	701	—	—	119,892
Konstantin Konstantinov	5/16/2024	—	1,376	171.03	116,759
	5/16/2024	701	—	—	119,892
Martin Madaus	5/16/2024	—	1,376	171.03	116,759
	5/16/2024	701	—	—	119,892
Rohin Mhatre	5/16/2024	—	1,376	171.03	116,759
	5/16/2024	701	—	—	119,892
Glenn P. Muir	5/16/2024	—	1,376	171.03	116,759
	5/16/2024	701	—	—	119,892
Margaret A. Pax	3/18/2024	—	2,431	194.25	233,660
	3/18/2024	92	—	—	17,871
	5/16/2024	—	1,376	171.03	116,759
	5/16/2024	701	—	—	119,892

(4)
Ms. Dawes was appointed Lead Independent Director, effective September 1, 2024.

Compensation Committee Interlocks and Insider Participation

Mr. Barthelemy, Mr. Muir, Ms. Pax and Dr. Mhatre each served as a member of the Compensation Committee during the year ended December 31, 2024. No member of the Compensation Committee is a current or former employee of the Company or had any relationship with the Company requiring disclosure herein. No interlocking relationship exists between any member of the Board or the Compensation Committee and any member of the board of directors or compensation committee of any other company, and no such interlocking relationship has existed in the past.

REPLIGEN CORPORATION	68	2025 PROXY STATEMENT SUMMARY

PROPOSAL 4

APPROVAL OF AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO LIMIT THE LIABILITY OF CERTAIN OFFICERS OF THE COMPANY AS PERMITTED BY DELAWARE LAW

The Board of Directors (“Board”) has declared advisable and approved, subject to shareholder approval, an amendment to the Company’s Certificate of Incorporation, as amended, to limit the liability of certain officers of the Company as permitted by Delaware law.

BACKGROUND AND REASONS FOR THE PROPOSED EXCULPATION AMENDMENT

In August 2022, the State of Delaware, which is our state of incorporation, enacted legislation that enables Delaware companies to limit the liability of certain of their officers in limited circumstances pursuant to amended Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”). Amended DGCL Section 102(b)(7) permits exculpation for direct claims brought by stockholders for breach of an officer’s fiduciary duty of care, including class actions, but does not eliminate officers’ monetary liability for breach of fiduciary duty claims brought by the corporation itself or for derivative claims brought by stockholders in the name of the corporation. Furthermore, the limitation on liability does not apply to breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit.

Our Board believes it is appropriate for public companies in states that allow exculpation of officers to have exculpation clauses in their certificates of incorporation. Adopting an officer exculpation provision that aligns with the protections afforded under the DGCL could prevent protracted or otherwise meritless litigation that distracts from our primary objective of creating stockholder value over the long term. The nature of the role of directors and officers often requires them to make decisions on crucial matters. Frequently, directors and officers must make decisions in response to time-sensitive opportunities and challenges, which can create substantial risk of investigations, claims, actions, suits, or proceedings seeking to impose liability on the basis of hindsight, especially in the current litigious environment and regardless of merit. Our Board believes that limiting concern about personal liability will empower officers to best exercise their business judgment in furtherance of stockholder interests without the distraction of potentially being subject to claims following actions taken in good faith.

In addition, our Board believes it is important to provide protection to officers to the extent permitted by the DGCL to attract and retain executive talent. This protection has long been afforded to directors and other public companies have updated their governing documents to align with amended Section 102(b)(7) of the DGCL, and we expect this practice to continue. The corporate law codes of several other states already permit corporations to exculpate officers in a similar manner to Section 102(b)(7). Therefore, our ability to attract and retain highly qualified officer candidates may be adversely impacted if we do not implement the expanded protections now offered under Delaware law. Further, our Board believes that the proposed amendment to our certificate of incorporation would not negatively impact shareholder rights, particularly taking into account the narrow class and type of claims for which officers’ liability would be exculpated.

Accordingly, on February 27, 2025, our Board determined that it is advisable and in the best interests of the Company and our stockholders to amend our certificate of incorporation (as amended) to add Article TWELFTH to adopt amended DGCL Section 102(b)(7) (the “Exculpation Amendment”), and extend exculpation protection to our officers, and authorized and approved the proposed Exculpation Amendment, subject to approval by our stockholders at the Annual Meeting. Our Board believes the proposed Exculpation Amendment would better position the Company to attract top officer candidates, retain our current officers and enable our officers to exercise their business judgment in furtherance of the interests of the stockholders without the potential for distraction posed by the risk of personal liability. Additionally, it would align the protections for our officers with those protections currently afforded to our directors.

TEXT OF PROPOSED AMENDMENT

Our certificate of incorporation currently provides for the exculpation of directors, but does not include a provision that allows for the exculpation of officers. The Exculpation Amendment would amend our certificate of incorporation by adding a new article to reflect new Delaware law provisions regarding exculpation of officers. The proposed Exculpation Amendment is attached as Appendix A to this Proxy Statement.

TIMING AND EFFECT OF THE PROPOSED EXCULPATION AMENDMENT

If the proposed Exculpation Amendment is approved by our stockholders, it will become effective immediately upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, which we expect to file

REPLIGEN CORPORATION	69	2025 PROXY STATEMENT SUMMARY

promptly after the Annual Meeting. Other than the addition of Article TWELFTH, the remainder of our certificate of incorporation will remain unchanged after effectiveness of the Certificate of Amendment. If the proposed Exculpation Amendment is not approved by our stockholders, our certificate of incorporation will remain unchanged. In accordance with the DGCL, our board of directors may elect to abandon the proposed Exculpation Amendment without further action by the stockholders at any time prior to the effectiveness of the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, notwithstanding stockholder approval of the proposed Exculpation Amendment. The proposed Exculpation Amendment is not being proposed in response to any specific resignation, threat of resignation or refusal to serve by any officer.

REQUIRED VOTE OF STOCKHOLDERS

The affirmative vote of holders of a majority of the shares outstanding and entitled to vote as of the record date is required to approve the Exculpation Amendment. Abstentions and broker non-votes will have the effect of a vote against the Exculpation Amendment.

The Board recommends that shareholders vote FOR an amendment to our Certificate of Incorporation to limit the liability of certain officers of the Company as permitted by Delaware law.

REPLIGEN CORPORATION	70	2025 PROXY STATEMENT SUMMARY

GENERAL ANNUAL MEETING INFORMATION

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (“Board”) of Repligen, for use at the 2024 Annual Meeting of Shareholders (the “Annual Meeting”), to be held on May , 2025 at 8:00 a.m. EDT, at www.virtualshareholdermeeting.com/RGEN2025, and at any adjournment or postponement thereof. The Annual Meeting will be held virtually.

Repligen’s Annual Report to Shareholders, containing a letter from our Chief Executive Officer and financial statements for the fiscal year ended December 31, 2024 (the “2024 Annual Report”), is being provided together with this Proxy Statement to all shareholders entitled to vote at the Annual Meeting. It is anticipated that the Notice of Internet Availability of Proxy Materials and the accompanying proxy card will be first sent or given to shareholders on or about April , 2025.

Record Date:	March , 2025 (the “Record Date”). Only shareholders of record as of the Record Date are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.
Quorum:

The representation, in person or by proxy, of at least a majority of the outstanding shares of Repligen Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Shares present virtually during the Annual Meeting will be considered shares of Common Stock represented in person at the meeting.

Voting Securities/Common Stock Outstanding:	As of the Record Date, the Company had shares of Common Stock outstanding and entitled to vote. Each outstanding share of Common Stock entitles the record holder to one vote.
Voting Methods:

Shareholders may vote online during the Annual Meeting or in advance of the Annual Meeting by proxy by completing, signing, dating and returning the accompanying proxy card or by voting by telephone or via the Internet in accordance with the instructions listed on the proxy card. Execution of a proxy card, or voting by telephone or via the Internet prior to the Annual Meeting, will not in any way limit a shareholder’s right to attend the Annual Meeting and vote during the meeting.

If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. Any shareholder submitting a proxy has the right to abstain from voting for any individual nominee to the Board by writing that nominee’s number on the space provided on the proxy card, checking the box next to the name of such individual nominee if voting by proxy via the Internet or, if using the telephone to vote by proxy, by following the verbal instructions for entering the two-digit number appearing on the proxy card immediately before the name of such individual nominee. Where a choice has been specified on the proxy with respect to a matter, the shares represented by the proxy will be voted in accordance with such specifications. If a validly executed proxy card is returned without indicating how the shares should be voted on a matter, such proxies will be voted FOR election of the director nominees; FOR ratification of the appointment of the independent registered public accountants; FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers (“NEOs”); and FOR the approval of the amendment to the Company’s certificate of incorporation.

Other than (i) the election of directors, (ii) the ratification of Ernst & Young LLP (“EY”),(iii) the advisory vote to approve the compensation of our NEOs, and (iv) the amendment to our certificate of incorporation, the Board knows of no other matters to be presented at the Annual Meeting. If any other matter should be properly presented at the Annual Meeting upon which a vote may be taken, shares represented by all proxies received by the Board will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

REPLIGEN CORPORATION	71	2025 PROXY STATEMENT SUMMARY

Revoking Your Proxy:

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the taking of the vote at the Annual Meeting. Proxies may be revoked by: (1) giving written notice of revocation to the Corporate Secretary of Repligen at any time before the taking of the vote at the Annual Meeting; (2) duly executing a later-dated proxy card relating to the same shares and delivering it to the Corporate Secretary of Repligen or by telephone or the Internet, in accordance with the instructions listed on the proxy card; or (3) attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). For those shareholders who submit a proxy by telephone or the Internet, the date on which the proxy is submitted in accordance with the instructions listed on the proxy card is deemed to be the date of the proxy. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to the mailing address of our principal executive offices at Repligen Corporation, Attention: Corporate Secretary, 41 Seyon Street, Building #1, Suite 100, Waltham, Massachusetts 02453, at or before the taking of the vote at the Annual Meeting.

Effect of Abstentions and Broker Non-Votes:

Shares represented by proxies that contain one or more abstentions or broker “non-votes,” are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A broker “non-vote” occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, with respect to such other proposal, the broker does not have discretionary voting power and has not received instructions from the beneficial owner. Broker “non-votes” are not considered voted for the particular matter. If a shareholder holds shares in “street-name” through a broker or other nominee, absent voting instructions from the shareholder, such shares will not be counted as voting and will have no effect on those proposals, other than Proposal 2, requiring approval by a majority of the votes cast, and will have the same effect as if you voted against Proposal 4. Proposal 2 to ratify the appointment of the Company’s independent registered public accounting firm is a “routine” matter for which a broker does not need voting instruction in order to vote a shareholder’s shares.

Votes Required for Adoption of Proposals:

Election of Directors. In accordance with our By-laws, directors are elected by a majority of the votes cast, in person or by proxy, at the Annual Meeting (meaning the number of shares voted “for” a nominee must exceed the number of shares voted against such nominee). Abstentions and broker non-votes will not be counted as votes cast with respect to the election of directors, and, therefore, will not have an effect on the election of director nominees.

Ratification of Independent Accountants. For the ratification of the appointment of EY as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025, an affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on such matter is required for approval (meaning that, of the shares represented at the meeting and entitled to vote, a majority of those shares must be voted “for” the proposal for it to be approved). Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker “non-votes”, if any, are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

Advisory Vote to Approve the Compensation of our NEOs. For the advisory vote to approve the compensation of our NEOs, the affirmative vote of the majority of shares present, in person or represented by proxy, and entitled to vote on that matter is required for approval. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker “non-votes”, if any, are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

REPLIGEN CORPORATION	72	2025 PROXY STATEMENT SUMMARY

Amendment to the Company’s certificate of incorporation. For the approval of an amendment to our Certificate of Incorporation, the affirmative vote of the majority of the outstanding shares entitled to vote on such matter is required for approval. Abstentions and broker “non-votes” will have the same effect as if you voted against such proposal.

Other Matters. The Board knows of no other matters to be presented at the Annual Meeting. If any other matter should be properly presented at the Annual Meeting upon which a vote may be taken, the persons named on the enclosed proxy card will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment.

Cost of Proxy Solicitation:

The cost of solicitation will be borne by Repligen and, in addition to directly soliciting shareholders by mail, Repligen may request banks and brokers to solicit their customers who have stock of Repligen registered in the name of the nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs. Solicitation by officers and employees of Repligen may also be made of some shareholders in person or by mail or telephone following the original solicitation.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May , 2025: The Company’s 2024 Annual Report and this Proxy Statement will be available at www.proxyvote.com.

REPLIGEN CORPORATION	73	2025 PROXY STATEMENT SUMMARY

ADDITIONAL INFORMATION

SUBMITTING SHAREHOLDER PROPOSALS

Repligen must receive any proposal by a shareholder of Repligen, who meets the proxy access eligibility requirements under our By-laws, for inclusion in the Proxy Statement furnished to all shareholders entitled to vote at our 2026 Annual Meeting of Shareholders (“2026 Annual Meeting”) at our principal executive office not later than , 2025 in accordance with Rule 14a-8 issued under the Securities Exchange Act of 1934, as amended.

If a shareholder wishes to propose a nomination of persons for election to our Board of Directors (“Board”) or present a proposal at an annual meeting but does not wish to have the proposal considered for inclusion in our Proxy Statement and proxy card, our amended and restated By-laws establish an advance notice procedure for such nominations and proposals. Shareholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a shareholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely notice in proper form to our Corporate Secretary of the shareholder’s intention to bring such business before the meeting.

The required notice must be in writing and received by our Corporate Secretary at our principal executive offices not earlier than 90 days nor later than 60 days prior to the first anniversary of the preceding year’s Annual Meeting of Shareholders. However, in the event that the date of the Annual Meeting of Shareholders is advanced by more than 30 days or delayed by more than 60 days, from the first anniversary of the preceding year’s Annual Meeting of Shareholders, a shareholder’s notice must be so received no later than the close of business of the 90th day prior to such Annual Meeting of Shareholders or of the tenth day following the day on which notice of the date of such Annual Meeting of Shareholders was first made, whichever occurs later. For shareholder proposals to be brought before the 2026 Annual Meeting, the required notice must be received by our Corporate Secretary at our principal executive offices no earlier than , 2026 and no later than , 2026. Shareholder proposals and the required notice should be delivered to Repligen Corporation, Attention: Corporate Secretary, 41 Seyon Street, Building #1, Suite 100, Waltham, Massachusetts 02453.

Subject to the Securities and Exchange Commission’s (“SEC’s”) proxy rules, if a shareholder who wishes to present a proposal at the 2026 Annual Meeting (which is not otherwise submitted for inclusion in the Proxy Statement in accordance with the preceding paragraph) fails to notify the Company by , 2026 and such proposal is brought before the 2026 Annual Meeting, then under the SEC’s proxy rules, if the Proxy Statement or form of proxy for the 2026 Annual Meeting so provides, the proxies solicited by Repligen with respect to the 2025 Annual Meeting of Shareholders (“Annual Meeting”) will confer discretionary voting authority with respect to the shareholder’s proposal on the persons selected by Repligen to vote the proxies solicited by Repligen. If the Company receives a timely notification from a shareholder, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.

Any proposal intended to be presented at the 2026 Annual Meeting must also comply with the other requirements of the proxy solicitation rules of the SEC. In order to curtail any controversy as to the date on which a proposal was received by Repligen, it is suggested that proponents submit their proposal by Certified Mail with a Return Receipt requested or other means, including electronic means that permit them to prove date of delivery.

OTHER BUSINESS

Management does not know of any other matters to be brought before the Annual Meeting except those set forth in the notice thereof. If other business is properly presented for consideration at the Annual Meeting, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment.

VOTING PROXIES

The Board recommends an affirmative vote on all proposals specified. Proxies will be voted as specified. If authorized proxies are submitted without specifying an affirmative or negative vote on any proposal, the shares represented by such proxies will be voted in favor of the Board’s recommendations.

REPLIGEN CORPORATION	74	2025 PROXY STATEMENT SUMMARY

HOUSEHOLDING

In order to reduce printing and postage costs, Broadridge Financial Solutions, Inc., (“Broadridge”) and in accordance with SEC rules that permit “householding” of proxy materials, the Company has undertaken an effort to deliver only one Notice of Internet Availability of Proxy Materials (the “Notice”) to multiple shareholders sharing an address. This delivery method, called “householding,” is not being used if Broadridge has received contrary instructions from one or more of the shareholders sharing an address. If your household has received only one Notice, Repligen Corporation will deliver promptly a separate copy of the Notice to any shareholder who sends a written request to Repligen Corporation, Attention: Corporate Secretary, 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453. If your household is receiving multiple copies of Repligen’s Notice and you wish to request delivery of only a single copy, you may send a written request to Repligen Corporation, Attention: Corporate Secretary, 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453.

REPLIGEN CORPORATION	75	2025 PROXY STATEMENT SUMMARY

Appendix A

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

REPLIGEN CORPORATION

Pursuant to Section 242

of the General Corporation Law of

the State of Delaware

Repligen Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Certificate of Incorporation of the Corporation, as amended, is hereby further amended by adding a new Article TWELFTH to read in its entirety as follows:

“TWELFTH. To the fullest extent permitted by law, no Officer (as defined below) of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as an Officer of the corporation, except for liability (a) for any breach of the Officer’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for any transaction from which the Officer derived an improper personal benefit, or (d) arising from any claim brought by or in the right of the corporation. If the DGCL is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of an Officer, then the liability of an Officer of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. For purposes of this Article TWELFTH, “Officer” shall mean an individual who has been duly appointed as an officer of the corporation and who, at the time of an act or omission as to which liability is asserted, is deemed to have consented to service of process to the registered agent of the corporation as contemplated by 10 Del. C. § 3114(b).

Any amendment, repeal or modification of this Article TWELFTH by either of (i) the stockholders of the corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a an Officer, at the time of such amendment, repeal or modification.”

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

ACTIVE/136461370.3

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed this Certificate of Amendment to the Certificate of Incorporation as of [_________], 2025.

REPLIGEN CORPORATION

By:
Name:
Title:

ACTIVE/136461370.3

Logo REPLIGEN CORPORATION 41 SEYON STREET BUILDING 1, SUITE 100 WALTHAM, MA 02453 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 14, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/RGEN2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 14, 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V61168-P23325 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. REPLIGEN CORPORATION The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: For Against Abstain 1a. Olivier Loeillot 1b. Tony J. Hunt 1c. Karen A. Dawes 1d. Nicolas M. Barthelemy 1e. Carrie Eglinton Manner 1f. Konstantin Konstantinov, Ph.D. 1g. Martin D. Madaus, D.V.M., Ph.D. 1h. Rohin Mhatre, Ph.D. 1i. Glenn P. Muir 1j. Margaret A. Pax The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2. Ratification of the selection of Ernst & Young LLP as Repligen Corporation's independent registered public accounting firm for the fiscal year ending December 31, 2025. 3. Advisory vote to approve the compensation paid to Repligen Corporation's named executive officers. 4. Approval of an amendment to the Corporation's certificate of incorporation to limit the liability of certain officers of the company as permitted by Delaware law. NOTE: The Board of Directors will consider and act upon any other business which may properly come before the meeting or at any postponement or adjournment thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER OF RECORD. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, 3 AND 4. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ACTIVE/136461370.3

Dear Stockholder: Please take note of the important information enclosed with this Proxy. Your vote counts, and you are strongly encouraged to exercise your right to vote these shares. Please mark the boxes on the proxy card to indicate how these shares will be voted. Then, please sign the card, detach it and return your proxy in the enclosed postage-paid envelope. Thank you in advance for your prompt consideration of this matter. Sincerely, Repligen Corporation Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of 2025 Annual Meeting and Proxy Statement are available at www.proxyvote.com. V61169-P23325 REPLIGEN CORPORATION SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS The undersigned hereby appoints Olivier Loeillot and Jason Garland, and any of them alone, proxies with full power of substitution, to vote all shares of common stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Repligen Corporation to be held on the 15th day of May, 2025 at 8:00 am ET, at www.virtualshareholdermeeting.com/RGEN2025, and any adjournments or postponements thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Definitive Proxy Statement dated April 4, 2025; copies of which have been received by the undersigned. The proxies are further authorized to vote, in accordance with their judgment, upon such other business as may be properly presented at the meeting and any adjournments or postponements thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side

ACTIVE/136461370.3